Exhibit 10.3

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROGRESS RAIL SERVICES HOLDINGS CORP.,

PRSC ACQUISITION CORP.,

PMRC ACQUISITION CO.,

PROGRESS RAIL SERVICES CORPORATION,

PROGRESS METAL RECLAMATION COMPANY,

PROGRESS FUELS CORPORATION

AND

PROGRESS ENERGY, INC.
(WITH RESPECT TO ARTICLES III, VI, VIII AND IX)

FEBRUARY 17, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Abatement	2

1.2	ABCA	2

1.3	Action	2

1.4	Adjustment Amount	2

1.5	Affiliate	2

1.6	Agreement	2

1.7	Applicable Lease Agreements	2

1.8	Asbestos	2

1.9	Asbestos Abatement	2

1.10	Asbestos Abatement Proposal	2

1.11	Asbestos Laws	2

1.12	Asbestos Matters	3

1.13	Audited Statements	3

1.14	Basket	3

1.15	Benefit Plan	3

1.16	Business	3

1.17	Business Combination	3

1.18	Canadian Benefit Plan	4

1.19	Canadian Pacific Earnout	4

1.20	Claim	4

1.21	Closing	4

1.22	Closing Date	4

1.23	Closing Financial Statements	4

1.24	Closing Working Capital	4

1.25	Code	4

1.26	Companies	4

1.27	Company Transaction Expenses	4

1.28	Consolidated Subsidiaries	5

i

1.29	Contracts	5

1.30	Current Property	5

1.31	Dispute Notification	5

1.32	DOJ	5

1.33	Effective Time	5

1.34	Environmental Claim	5

1.35	Environmental Laws	5

1.36	Environmental Matters	5

1.37	Environmental Response Action	6

1.38	Environmental Response Action Proposal	6

1.39	ERISA	6

1.40	Final Determination	6

1.41	Financial Statements	7

1.42	FTC	7

1.43	GAAP	7

1.44	Georgetown Steel Bankruptcy	7

1.45	Governmental Authority	7

1.46	Hazardous Materials	7

1.47	Holdings	7

1.48	Holdings Claim	7

1.49	Holdings Claim Notice	7

1.50	Holdings Controlled Environmental Response Action	7

1.51	HSR Act	7

1.52	Incentive Plan	7

1.53	Indebtedness	8

1.54	Independent Accountants	8

1.55	Initial Written Notice	8

1.56	Intellectual Property	8

1.57	IRS	8

1.58	KBCA	8

1.59	Knowledge of the Companies	8

1.60	Laws	8

1.61	Leased Real Property	8

1.62	Least Stringent Abatement Remedy	9

1.63	Least Stringent Standard	9

1.64	Liabilities	9

1.65	Licensed Rights	9

1.66	Liens	9

1.67	Losses	9

1.68	Material Adverse Effect	9

1.69	Mergers	9

1.70	Merger Consideration	9

1.71	Merger Subs	9

1.72	Notice of Disagreement	9

1.73	Open Source License	9

1.74	Option	10

1.75	Ordinary Rework	10

1.76	Other Antitrust Regulations	10

1.77	Other Tax Returns	10

1.78	Owned Real Property	10

1.79	PBO	10

1.80	Pension Plan	10

1.81	Permits	10

1.82	Permitted Liens	10

1.83	Person	10

1.84	Plan	11

1.85	Plan Funding Statement	11

1.86	Post-Closing Period	11

1.87	Pre-Closing Period	11

1.88	Progress Controlled Environmental Response Action	11

1.89	Progress Energy	11

1.90	Progress Fuels	11

1.91	Progress Fuels Claim	11

1.92	Progress Fuels Claim Notice	11

1.93	Progress Fuels Group	11

1.94	Progress Metal	11

1.95	Progress Metal Articles of Merger	11

1.96	Progress Metal Merger	11

1.97	Progress Metal Merger Consideration	11

1.98	Progress Metal Merger Sub	11

1.99	Progress Metal Plan	11

1.100	Progress Metal Shares	11

1.101	Progress Metal Surviving Corporation	12

1.102	Progress Rail	12

1.103	Progress Rail Articles of Merger	12

1.104	Progress Rail Merger	12

1.105	Progress Rail Merger Consideration	12

1.106	Progress Rail Merger Sub	12

1.107	Progress Rail Surviving Corporation	12

1.108	RCL	12

1.109	Real Property	12

1.110	Real Property Leases	12

1.111	Release	12

1.112	Relevant Group	12

1.113	Required Consents	12

1.114	Retained Leasing Assets	12

1.115	Retained Leasing Liabilities	12

1.116	Retained Real Property	13

1.117	Retention Plan	13

1.118	Shares	13

1.119	Software	13

1.120	State Income Tax	13

1.121	Subsidiary	13

1.122	Surviving Corporations	13

1.123	Target Working Capital	13

1.124	Tax Claim	13

1.125	Tax Indemnitee	13

1.126	Tax Returns	13

1.127	Taxes	14

1.128	Taxing Authority	14

1.129	Trade Secrets	14

1.130	Transfer Taxes	14

1.131	Unfunded PBO	14

1.132	WARN Act	14

1.133	Warranty Obligation	14

1.134	Working Capital	14

ARTICLE II	THE MERGERS	15

2.1	The Mergers	15

2.2	Merger Consideration	15

2.3	Deliveries at Closing	15

2.4	Effective Time	16

2.5	Effects of the Mergers	16

2.6	Effect on Capital Stock	17

2.7	Adjustment Amount and Payment	18

2.8	Adjustment Procedure	18

2.9	Further Assurances	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PROGRESS ENERGY AND PROGRESS FUELS	19

3.1	Ownership of the Shares	19

3.2	Organization	19

v

3.3	Authorization; Execution and Delivery; Enforceability	20

3.4	No Violation or Conflict; Consents	20

ARTICLE IV	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PROGRESS FUELS CONCERNING THE COMPANIES AND THE SUBSIDIARIES	20

4.1	Organization; Capitalization of the Companies; Authorization; Execution and Delivery; Enforceability	20

4.2	Subsidiaries	21

4.3	No Violation or Conflict; Consents	22

4.4	Financial Statements	22

4.5	Absence of Change	23

4.6	Assets	23

4.7	Intellectual Property	25

4.8	Compliance with Law	27

4.9	Contracts, Agreements, etc	27

4.10	Litigation	29

4.11	Insurance	29

4.12	Employee Benefits	30

4.13	Employment Matters	32

4.14	Taxes	33

4.15	Transactions With Affiliates	35

4.16	Accounts Receivable; Accounts Payable	35

4.17	Environmental and Asbestos	36

4.18	Books and Records	38

4.19	Real Property	38

4.20	Substantial Customers and Suppliers	39

4.21	Entire Business	40

4.22	Warranty Obligations	40

4.23	Inventory	40

4.24	Foreign Corrupt Practices Act	40

4.25	No Broker	40

4.26	Bank Accounts	41

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE MERGER SUBS	41

5.1	Organization	41

5.2	Authorization; Execution and Delivery; Enforceability	41

5.3	No Violation or Conflict; Consents	42

5.4	No Broker	42

5.5	Purchase for Investment	42

ARTICLE VI	PRE-CLOSING COVENANTS	42

6.1	Conduct of Business	42

6.2	Employee Benefits Matters	44

6.3	Access to Information	45

6.4	Further Assurances; Consents; Waiver of Notices	45

6.5	Publicity	45

6.6	Confidentiality	46

6.7	No Solicitations	46

6.8	Estoppel Certificates; Landlord Lien Waivers; Contract Notices; Termination of Liens	46

6.9	Cooperation with Debt Financing	47

6.10	Insurance	47

6.11	Company Transaction Expenses	47

6.12	Antitrust Matters	47

6.13	Available Cash	48

6.14	Title Insurance Affidavits, Indemnities and Information	48

ARTICLE VII	CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGERS	48

7.1	Conditions Precedent to Each Party’s Obligations to Effect the Mergers	48

7.2	Conditions Precedent to Obligations of Holdings to Effect the Mergers	49

7.3	Conditions Precedent to Obligations of Progress Fuels, Progress Rail and Progress Metal to Effect the Mergers	51

ARTICLE VIII	POST-CLOSING COVENANTS	51

8.1	Access to Books and Records	52

8.2	Tax Matters	52

8.3	Employee Benefits	63

8.4	WARN Act	65

8.5	Nonsolicitation; Noncompetition; Nondisclosure	65

8.6	Insurance	66

8.7	Directors’ and Officers’ Insurance	67

8.8	Recoveries	67

ARTICLE IX	SURVIVAL; INDEMNIFICATION	67

9.1	Limitation on and Survival of Representations and Warranties	67

9.2	Indemnification by Progress Energy and Progress Fuels	68

9.3	Indemnification by Holdings	71

9.4	Limitation of Liability	72

9.5	Indemnity Amounts to be Computed on After Tax Basis	73

9.6	Exclusive Remedy	73

9.7	Procedures for Environmental Response Action	74

9.8	Standards for Environmental Response Actions	80

9.9	Insurance Proceeds	81

9.10	Procedures and Standards for Asbestos Abatement	81

ARTICLE X	TERMINATION	83

10.1	Termination	83

10.2	Effect of Termination	84

ARTICLE XI	MISCELLANEOUS	84

11.1	Entire Agreement	84

11.2	Expenses	84

11.3	Amendment	84

11.4	Extension; Waiver	85

11.5	Governing Law	85

11.6	Assignment	85

11.7	Notices	85

11.8	Counterparts; Headings	86

11.9	Specific Performance	86

11.10	Interpretation	86

11.11	Severability	86

11.12	No Reliance	86

EXHIBITS

Exhibit 6.8(a)	Form of Collateral Access Agreement
Exhibit 7.2(e)	Form of Secretary’s Certificate
Exhibit 7.2(g)	Form of Opinion of Counsel of Progress Fuels and the Companies
Exhibit 7.2(m)	Form of Employee Lease Agreement
Exhibit 7.3(e)	Form of Opinion of Counsel of Holdings and the Merger Subs
Exhibit 7.3(g)	Trademark Coexistence Agreement

i

SCHEDULES

Schedule 1.81	Permits
Schedule 1.114	Retained Leasing Assets
Schedule 1.115	Exceptions to Retained Leasing Liabilities
Schedule 1.116	Retained Real Property
Schedule 2.8	Working Capital
Schedule 3.1	Ownership of Shares
Schedule 4.1	Organization
Schedule 4.2(a)	Subsidiaries; Ownership; Capitalization
Schedule 4.2(b)	Subsidiaries; Organization
Schedule 4.3	Required Consents
Schedule 4.4	Exceptions to Financial Statements
Schedule 4.5	Absence of Change
Schedule 4.7	Intellectual Property
Schedule 4.8	Compliance with Law
Schedule 4.9	Contracts, Agreements, etc.
Schedule 4.10	Litigation
Schedule 4.11	Insurance
Schedule 4.12	Employee Benefits
Schedule 4.13	Employment Matters
Schedule 4.14	Taxes
Schedule 4.15	Transactions With Affiliates
Schedule 4.16	Accounts Receivable; Accounts Payable
Schedule 4.17	Environmental and Asbestos
Schedule 4.19(a)	Owned Real Property
Schedule 4.19(b)	Condemnation Proceedings
Schedule 4.19(c)	Real Property Leases
Schedule 4.20	Substantial Customers and Suppliers
Schedule 4.21	Entire Business
Schedule 4.22	Warranty Obligations
Schedule 4.26	Bank Accounts
Schedule 6.1(ix)	Capital Expenditure Budget
Schedule 6.2(c)	Management Plans
Schedule 7.2(j)	Debt Financing

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made as of February 17, 2005 by and among Progress Rail Services Holdings Corp., a Delaware corporation (“Holdings”), PRSC Acquisition Corp., an Alabama corporation (“Progress Rail Merger Sub”), PMRC Acquisition Co., a Kentucky corporation (“Progress Metal Merger Sub” and, together with Progress Rail Merger Sub, the “Merger Subs”), Progress Rail Services Corporation, an Alabama corporation (“Progress Rail”), Progress Metal Reclamation Company, a Kentucky corporation (“Progress Metal” and, together with Progress Rail, the “Companies”), Progress Fuels Corporation, a Florida corporation (“Progress Fuels”), and Progress Energy, Inc., a North Carolina corporation (“Progress Energy”), with respect to Articles III, VI, VIII and IX.

RECITALS

WHEREAS, Holdings (as the sole shareholder of each of Progress Rail Merger Sub and Progress Metal Merger Sub), the Boards of Directors of each of Progress Rail Merger Sub and Progress Metal Merger Sub and the Boards of Directors of each of the Companies have approved and declared advisable this Agreement and the transactions contemplated hereby, pursuant to which Holdings will acquire (i) Progress Rail by means of a merger of Progress Rail Merger Sub with and into Progress Rail and (ii) Progress Metal by means of a merger of Progress Metal Merger Sub with and into Progress Metal, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution hereof, Progress Fuels, the sole holder of (i) all of the outstanding shares of common stock, par value $1.00 per share, of Progress Rail (the “Progress Rail Shares”) and (ii) all of the outstanding shares of common stock, no par value per share, of Progress Metal (the “Progress Metal Shares” and, together with the Progress Rail Shares, the “Shares”), has executed a written consent approving and adopting this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1           Abatement.  “Abatement” when used with respect to Asbestos or an Asbestos Abatement shall include any action to remove, abate or encapsulate the Asbestos and mitigate or eliminate any risks associated with the Asbestos.

1.2           ABCA.  “ABCA” shall have the meaning given in Schedule 2.1.

1.3           Action.  “Action” shall mean any action, claim, suit, litigation, proceeding, arbitration or governmental investigation or audit.

1.4           Adjustment Amount.  “Adjustment Amount” shall have the meaning given in Section 2.7.

1.5           Affiliate.  “Affiliate” shall mean (i) any director, partner, officer, agent or employee of any of the Companies, any Subsidiary or Progress Fuels, (ii) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the Companies, any Subsidiary or Progress Fuels or (iii) any other Person that owns or controls (A) 5% or more of any class of equity securities of that Person or any of its Affiliates or (B) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.  Where the term “Affiliate” is used herein with respect to Holdings, it shall have the meaning set forth above, except that “Holdings” shall be substituted for “any of the Companies, any Subsidiary or Progress Fuels.”

1.6           Agreement.  “Agreement” shall mean this Agreement, together with the Exhibits and Schedules attached hereto and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

1.7           Applicable Lease Agreements.  “Applicable Lease Agreements” shall mean any leases in effect as of the Closing Date pursuant to which the Companies or the Subsidiaries lease Leased Real Property.

1.8           Asbestos.  “Asbestos” shall mean any asbestos and any asbestos-containing material or asbestos-containing product.

1.9           Asbestos Abatement.  “Asbestos Abatement” shall have the meaning given in Section 9.9(a).

1.10         Asbestos Abatement Proposal.  “Asbestos Abatement Proposal” shall have the meaning given in Section 9.9(c).

1.11         Asbestos Laws.  “Asbestos Laws” shall mean all federal, national, provincial, state or local statutes, laws, codes, common law rules (including, without limitation, personal injury claims, premises liability claims and product liability claims), regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders) pertaining to Asbestos, including, without limitation, those relating to the protection, preservation, conservation or regulation of the environment, the disposal, abatement, encapsulation, handling, transportation, removal, storage, disturbance, dismantling, Release or exposure to Asbestos or imposing requirements relating to public or employee health and safety, including without limitation, any Environmental Laws to the extent that they regulate, apply to or pertain to Asbestos.

1.12        Asbestos Matters.  “Asbestos Matters” shall mean any and all Losses (including, without limitation, any actual or alleged personal injury (including death) or property damage) relating to, incurred in connection with or arising out of:  (i) the actual or alleged manufacture, processing, marketing, distribution, sale, assembly, treatment, storage, transportation, disposal, installation, removal, disturbance, dismantling, handling or use of Asbestos as of or prior to the Closing Date, by or on behalf of the Companies, any of their current or former Subsidiaries or Affiliates or any of their respective predecessors, in each case regardless of when such actual or alleged exposure, damage or injury occurs or occurred, when any such actual or alleged Losses become or became known or manifest or when any claim accrues; or (ii) the actual or alleged presence of or exposure of any Person to any Asbestos as of or prior to the Closing Date at any real property currently owned, operated, leased or occupied by the Companies, any of their current or former Subsidiaries or Affiliates or any of their respective predecessors or the actual or alleged presence of or exposure of any person to Asbestos prior to, as of, or after the Closing Date with respect to any real property formerly owned, operated, leased or occupied by the Companies, any of their current or former Subsidiaries or Affiliates or any of their respective predecessors, in each case regardless of when such actual or alleged exposure, damage or injury occurs or occurred, when any such actual or alleged Losses become or became known or manifest or when any claim accrues; provided, however, Asbestos Matters shall not include any costs associated with the Abatement of any Asbestos contained in any building materials or any other alleged property damage relating to Asbestos at any real property currently owned, operated, leased or occupied by the Companies or any Subsidiaries to the extent such Asbestos is in compliance with applicable Asbestos Laws as of the Closing Date.

1.13         Audited Statements.  “Audited Statements” shall have the meaning given in Section 7.2(p).

1.14         Basket.  “Basket” shall have the meaning given in Section 9.4.

1.15         Benefit Plan.  “Benefit Plan” shall have the meaning given in Section 4.12(a).

1.16         Business.  “Business” shall mean the business of, directly or indirectly, providing products and services or advice with respect to rail, railcar or transit systems, including, without limitation, railcar and locomotive repair, trackwork, rail parts reconditioning and sales, scrap metal recycling, railcar leasing and other rail-related products or services currently provided by any of the Companies or the Subsidiaries.

1.17         Business Combination.  “Business Combination” shall mean, with respect to any Person, (i) any merger, consolidation or combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including, without limitation, a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the assets and properties of such Person or (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

1.18         Canadian Benefit Plan.  “Canadian Benefit Plan” shall have the meaning given in Section 4.12(a).

1.19         Canadian Pacific Earnout.  “Canadian Pacific Earnout” shall mean the amounts payable by Chemetron-Railway Products, Inc. to Canadian Pacific Railway Company pursuant to that Conditional Sales Agreement, dated December 15, 1999, by and between Canadian Pacific Railway Company and Chemetron-Railway Products, Inc.

1.20         Claim.  “Claim” shall mean with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, assessments, awards, settlements or compromises related thereto, liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), obligations, demands, payments, out-of-pocket costs, reasonable out-of-pocket expenses of whatever kind (including reasonable attorneys’ and consultants’ fees and expenses and disbursements in connection therewith) and losses incurred or sustained by or against such Person.

1.21         Closing.  “Closing” shall mean the consummation of the Mergers contemplated herein which shall occur at 10:00 a.m., local time, on the Closing Date, at the offices of Morgan, Lewis & Bockius LLP, New York, New York or at such other time and place as shall be agreed by Progress Fuels and Holdings.

1.22         Closing Date.  “Closing Date” shall mean the date that the Closing actually occurs, which shall be (i) the third business day in each of the State of Alabama and the State of Kentucky after the satisfaction or waiver of the closing conditions set forth in Article VII, or (ii) such other date as Progress Fuels and Holdings may mutually agree in writing.

1.23         Closing Financial Statements.  “Closing Financial Statements” shall have the meaning given in Section 2.8(b).

1.24         Closing Working Capital.  “Closing Working Capital” shall have the meaning given in Section 2.8(b).

1.25         Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.26         Companies.  “Companies” shall have the meaning given in the preamble to this Agreement.

1.27         Company Transaction Expenses.  “Company Transaction Expenses” shall mean any costs and expenses, other than Taxes, of the Companies or any of the Subsidiaries relating to the transactions contemplated by this Agreement incurred at or prior to the Closing, including, without limitation, (i) any costs and expenses of any agent, broker, finder, investment banker, consultant, financial, accounting or legal advisor or other similar Person which relate to the transactions contemplated by this Agreement, (ii) the costs of any surveys, whether updates or otherwise, with respect to Owned Real Property and the costs of accountants’ comfort letters required by Holdings’ financing sources but excluding other costs, if any, payable by the Companies pursuant to any agreement entered into with Holdings’ debt financing sources, or (iii) any payments which become due and payable as a result of the transactions contemplated by this Agreement.

1.28         Consolidated Subsidiaries.  “Consolidated Subsidiaries” shall have the meaning given in Section 8.2(a).

1.29         Contracts.  “Contracts” shall have the meaning given in Section 4.9.

1.30         Current Property.  “Current Property” shall have the meaning given in Section 1.36.

1.31         Dispute Notification.  “Dispute Notification” shall have the meaning given in Section 9.7(c).

1.32         DOJ.  “DOJ” shall have the meaning given in Section 6.13(a).

1.33         Effective Time.  “Effective Time” shall have the meaning given in Section 2.2.

1.34         Environmental Claim.  “Environmental Claim” shall mean any Claim under any Environmental Law.

1.35         Environmental Laws.  “Environmental Laws” shall mean all federal, national, provincial, state or local statutes, laws, codes, common law rules, regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders) pertaining to the protection, preservation, conservation or regulation of the environment, the disposal, Release or exposure to Hazardous Materials; or imposing requirements relating to public or employee health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300F et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any statutory, regulatory or common law doctrine related to the contamination or remediation of property (including, without limitation, contribution, strict liability, negligence, trespass and nuisance).  Environmental Laws shall not include the applicability of the foregoing to Asbestos other than when the term “Environmental Laws” is used in the definition of Asbestos Laws.

1.36         Environmental Matters.  “Environmental Matters” shall mean:  (i) the presence, Release, threatened Release or migration of any Hazardous Materials existing or occurring at levels, concentrations, amounts or under conditions or circumstances that exceed or do not satisfy the requirements or criteria of the Least Stringent Standard (as described by Section 9.8(a)) as of or prior to the Closing Date at, from, in, to, on, or under any real property owned, operated, occupied or leased as of the Closing Date by the Companies or the Subsidiaries

(“Current Property”) but not to the extent of any Losses that result from any negligent affirmative actions after the Closing Date by Holdings, or anyone acting at the direction of Holdings, that exacerbate or worsen any such condition; (ii) any Environmental Claim (including, without limitation, any Environmental Claim relating to any Applicable Lease Agreement) arising out of or relating to the presence, Release, threatened Release or migration of any Hazardous Materials existing or occurring as of or prior to the Closing Date at, from, in, to, on, or under any Current Property but not to the extent of any Losses that result from any negligent affirmative actions after the Closing Date by Holdings, or anyone acting at the direction of Holdings, that exacerbate or worsen any such condition giving rise to the Environmental Claim; (iii) any violation of any Environmental Law or Permit required pursuant to Environmental Laws as of or prior to the Closing Date by the Companies or the Subsidiaries or any of their respective actual or alleged corporate predecessors or other Persons for whom the Companies or the Subsidiaries are held responsible; (iv) the exposure or alleged exposure of any Person as of or prior to the Closing Date to any Hazardous Materials present or Released at, from, in, to, on, or under any Current Property; (v) any Environmental Claim arising out of products or services provided or operations conducted by or on behalf of the Companies, the Subsidiaries, any former Affiliates or any of their respective corporate predecessors on or prior to the Closing Date; and (vi) the actual or alleged transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials by or on behalf of the Companies, the Subsidiaries, any current or former Affiliates, or any of their respective actual or alleged corporate predecessors (or any other Persons for whom the Companies or the Subsidiaries are held responsible) as of or prior to the Closing Date (“Off-Site Disposal Activities”), any Releases of Hazardous Materials related to such Off-Site Disposal Activities or the exposure or alleged exposure of any Person to any Hazardous Materials related to any such Off-Site Disposal Activities.  Environmental Matters shall not include Asbestos Matters which are the subject of Section 9.2(a)(vii) or matters covered by the indemnities provided in Sections 9.2(a)(iv) or (vi)(A) which shall be covered by the indemnities in those sections.

1.37         Environmental Response Action.  “Environmental Response Action” shall have the meaning given in Section 9.7(a).

1.38         Environmental Response Action Proposal.  “Environmental Response Action Proposal” shall have the meaning given in Section 9.7(d).

1.39         ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.40         Final Determination.  “Final Determination” shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (ii) a closing agreement entered into under Section 7121 of the Code or any other settlement or other final agreement entered into in connection with an administrative or judicial proceeding, (iii) execution of an Internal Revenue Service Form 870-AD or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

1.41         Financial Statements.  “Financial Statements” shall mean the combined audited balance sheets of the Companies as of each of November 30, 2002 and 2003 and the combined unaudited balance sheet of the Companies as of November 30, 2004 and, in each case, the notes thereto and the related combined statements of operations, shareholders’ equity and cash flows of the Companies for the years then ended, all as previously provided to Holdings.

1.42         FTC.  “FTC” shall have the meaning given in Section 6.13(a).

1.43         GAAP.  “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statements, consistently applied.

1.44         Georgetown Steel Bankruptcy.  “Georgetown Steel Bankruptcy” shall mean the proceeding, In re Georgetown Steel Company, LLC, United States Bankruptcy Court, District of South Carolina, Case No. 03-13156.

1.45         Governmental Authority.  “Governmental Authority” shall mean any federal, national, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court or tribunal, in each case whether of the United States, any of its possessions or territories or of any foreign nation.

1.46         Hazardous Materials.  “Hazardous Materials” shall mean any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “solid wastes,” “pollutants” or “contaminants” or words or similar meaning or regulatory effect, or any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any applicable Environmental Law, including petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, radon, urea formaldehyde, lead or lead-containing materials and polychlorinated biphenyls.

1.47         Holdings.  “Holdings” shall have the meaning given in the preamble to this Agreement.

1.48         Holdings Claim.  “Holdings Claim” shall have the meaning given in Section 9.2(a).

1.49         Holdings Claim Notice.  “Holdings Claim Notice” shall have the meaning given in Section 9.2(b).

1.50         Holdings Controlled Environmental Response Action.  “Holdings Controlled Environmental Response Action” shall have the meaning given in Section 9.7(l)(i).

1.51         HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), as amended.

1.52         Incentive Plan.  “Incentive Plan” shall have the meaning given in Section 6.2(c).

1.53         Indebtedness.  “Indebtedness” of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for reimbursement with respect to letters or credit, banker’s acceptances and surety bonds, (iv) for the deferred revenue of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (v) under capital leases, (vi) arising under conditional sale or title retention agreements with respect to property acquired by such Person, (vii) for deferred rental expenses and (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

1.54         Independent Accountants.  “Independent Accountants” shall have the meaning given in Section 2.8(d).

1.55         Initial Written Notice.  “Initial Written Notice” shall have the meaning given in Section 9.7(b).

1.56         Intellectual Property.  “Intellectual Property” shall mean all United States and foreign (i) patents and patent applications, patent disclosures awaiting filing determination and patents subsequently issuing from patent applications and design rights, (ii) trademarks, service marks, trade names, corporate names, trade dress and domain names, including logos and slogans, and registrations and applications for registrations for the foregoing and all goodwill of the Companies and all Subsidiaries associated therewith, (iii) registered copyrights and registrations, renewals and applications, (iv) Software, (v) Trade Secrets, (vi) in connection with the foregoing clauses (i) through (v) above, causes of action (including past infringement), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all jurisdictions and (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

1.57         IRS.  “IRS” shall have the meaning given in Section 4.12(b).

1.58         KBCA.  “KBCA” shall have the meaning given in Section 2.1.

1.59         Knowledge of the Companies.  “Knowledge of the Companies” shall mean the actual knowledge or awareness of the following Persons and, with respect to all of the following Persons except Donald K. Davis, David B. Fountain, Carol Nelson and David J. Hatcher, matters which such Person should have known after due inquiry:  William P. Ainsworth, David R. Klementz, John R. Grace, Jackie A. Nesmith, David R. Roeder, J. Duane Cantrell, Jimmy Lawley, Michael Vanden Bergh, Glen Lehmann, Edward A. O’Neal, Thomas R. Sullivan, Laine H. Spruiell, Gary Pickett, H. Michael Smith, Matthew I. Hart, Donald K. Davis, David B. Fountain, Carol Nelson and David J. Hatcher.

1.60         Laws.  “Laws” shall mean any national, federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

1.61         Leased Real Property.  “Leased Real Property” shall have the meaning given in Section 4.19(c).

1.62         Least Stringent Abatement Remedy.  “Least Stringent Abatement Remedy” shall have the meaning given in Section 9.9(d).

1.63         Least Stringent Standard.  “Least Stringent Standard” shall have the meaning given in Section 9.8(a).

1.64         Liabilities. “Liabilities” shall mean any and all contingencies, liabilities and obligations of any kind, character or description whatsoever, known or unknown, contingent, fixed or otherwise, due or to become due, asserted or unasserted.

1.65         Licensed Rights.  “Licensed Rights” shall have the meaning given in Section 4.7(a).

1.66         Liens.  “Liens” shall mean any and all liens, encumbrances, assignments, claims, title and survey matters, mortgages, charges, deeds of trust, leases, possessory rights, options, rights of first refusal, easements, rights of way, claims, restrictions, pledges, security interests, impositions and any other encumbrance of any kind or character.

1.67         Losses.  “Losses” shall have the meaning given in Section 9.2(a).

1.68         Material Adverse Effect.  “Material Adverse Effect” or “Material Adverse Change” shall mean (i) with respect to any entity or group of entities, a material adverse effect on or change in (or any development which, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect on or change in) the business, operations, assets, Liabilities, financial condition or results of operations of such entity or group of entities taken as a whole, other than any change, circumstance or effect (A) relating to the economy or securities markets in general or (B) relating generally to the industries in which such entity or group of entities operates and not specifically relating to it, in each case, which do not and will not have a materially disproportionate effect on the Business or the Companies; or (ii) a material adverse impairment of the ability of Progress Energy, Progress Fuels or either of the Companies to perform its obligations under this Agreement and the other agreements contemplated hereby.

1.69         Mergers.  “Mergers” shall have the meaning given in Section 2.1.

1.70         Merger Consideration.  “Merger Consideration” shall have the meaning given in Section 2.2.

1.71         Merger Subs.  “Merger Subs” shall have the meaning given in the preamble to this Agreement.

1.72         Notice of Disagreement.  “Notice of Disagreement” shall have the meaning given in Section 8.3(b).

1.73         Open Source License.  “Open Source License” shall mean the Companies’ and the Subsidiaries’ license of any Software from a third party in accordance with the terms and conditions of any version of the GNU General Public License, GNU Lesser General Public License or any similar license (generally on a “point and click” download basis from the World Wide Web) pursuant to which the licensee is permitted, on a royalty-free basis, to freely distribute, modify, create derivative works of or otherwise incorporate all or any portion of the relevant Software into the Intellectual Property.

1.74         Option.  “Option” shall mean, with respect to any Person, any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including, without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

1.75         Ordinary Rework.  “Ordinary Rework” shall mean ordinary reworking of product in connection with all or any part of a product shipment returned by a customer within 90 days from the shipping date or the subject of a notice of dissatisfaction received within 90 days from the shipping date where the aggregate cost to the Companies and the Subsidiaries of such reworking is less than an aggregate of two hundred fifty thousand dollars ($250,000) with respect to the entire shipment.

1.76         Other Antitrust Regulations.  “Other Antitrust Regulations” shall mean any foreign antitrust or competition laws.

1.77         Other Tax Returns.  “Other Tax Returns” shall have the meaning given in Section 8.2(f)(i).

1.78         Owned Real Property.  “Owned Real Property” shall have the meaning given in Section 4.19(a).

1.79         PBO.  “PBO” shall have the meaning given in Section 8.3(b).

1.80         Pension Plan.  “Pension Plan” shall have the meaning given in Section 8.3(b).

1.81         Permits.  “Permits” shall mean all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, to be obtained in the conduct of the business of the Companies or the Subsidiaries, including, without limitation, those Permits listed on Schedule 1.81.

1.82         Permitted Liens.  “Permitted Liens” shall mean (i) liens for Taxes not yet due and payable and (ii) title defects that do not materially interfere with the existing use or enjoyment of the assets of the Companies or any Subsidiary subject thereto or affected thereby, do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or affected thereby, and do not materially and adversely affect the marketability thereof or render title to any real property unmarketable.

1.83         Person.  “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

1.84         Plan.  “Plan” shall have the meaning given in Section 4.12(a).

1.85         Plan Funding Statement.  “Plan Funding Statement” shall have the meaning given in Section 8.3(b).

1.86         Post-Closing Period.  “Post-Closing Period” shall have the meaning given in Section 8.2(g)(iii)(b).

1.87         Pre-Closing Period.  “Pre-Closing Period” shall have the meaning given in Section 8.2(g)(iii)(b).

1.88         Progress Controlled Environmental Response Action.  “Progress Controlled Environmental Response Action” shall have the meaning given in Section 9.7(a).

1.89         Progress Energy.  “Progress Energy” shall have the meaning given in the preamble to this Agreement.

1.90         Progress Fuels.  “Progress Fuels” shall have the meaning given in the preamble to this Agreement.

1.91         Progress Fuels Claim.  “Progress Fuels Claim” shall have the meaning given in Section 9.3(a).

1.92         Progress Fuels Claim Notice.  “Progress Fuels Claim Notice” shall have the meaning given in Section 9.3(b).

1.93         Progress Fuels Group.  “Progress Fuels Group” shall have the meaning given in Section 8.2(a).

1.94         Progress Metal.  “Progress Metal” shall have the meaning given in the preamble of to this Agreement.

1.95         Progress Metal Articles of Merger.  “Progress Metal Articles of Merger” shall have the meaning given in Section 2.4.

1.96         Progress Metal Merger.  “Progress Metal Merger” shall have the meaning given in Section 2.1.

1.97         Progress Metal Merger Consideration.  “Progress Metal Merger Consideration” shall have the meaning given in Section 2.2.

1.98         Progress Metal Merger Sub.  “Progress Metal Merger Sub” shall have the meaning given in the preamble to this Agreement.

1.99         Progress Metal Plan.  “Progress Metal Plan” shall have the meaning given in Section 8.3(b).

1.100       Progress Metal Shares.  “Progress Metal Shares” shall have the meaning given in the Recitals to this Agreement.

1.101       Progress Metal Surviving Corporation.  “Progress Metal Surviving Corporation” shall have the meaning given in Section 2.1.

1.102       Progress Rail.  “Progress Rail” shall have the meaning given in the preamble to this Agreement.

1.103       Progress Rail Articles of Merger.  “Progress Rail Articles of Merger” shall have the meaning given in Section 2.4.

1.104       Progress Rail Merger.  “Progress Rail Merger” shall have the meaning given in Section 2.1.

1.105       Progress Rail Merger Consideration.  “Progress Rail Merger Consideration” shall have the meaning given in Section 2.2.

1.106       Progress Rail Merger Sub.  “Progress Rail Merger Sub” shall have the meaning given in the preamble to this Agreement.

1.107       Progress Rail Surviving Corporation.  “Progress Rail Surviving Corporation” shall have the meaning given in Section 2.1.

1.108       RCL.  “RCL” shall mean Railcar, Ltd., a Georgia corporation.

1.109       Real Property.  “Real Property” shall have the meaning given in Section 4.19(c).

1.110       Real Property Leases.  “Real Property Leases” shall have the meaning given in Section 4.9(c).

1.111       Release.  “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

1.112       Relevant Group.  “Relevant Group” shall mean any affiliated, combined, consolidated, unitary or similar group of which any of the Companies or any of their Subsidiaries is or was a member.

1.113       Required Consents.  “Required Consents” shall mean those consents required from parties to the Contracts and Permits that are necessary or required in order to give effect to the transactions contemplated herein and that are specifically identified on Schedule 4.3 attached hereto.

1.114       Retained Leasing Assets.  “Retained Leasing Assets” shall mean those assets which are set forth in Schedule 1.114 attached hereto.

1.115       Retained Leasing Liabilities.  “Retained Leasing Liabilities” shall mean any and all Liabilities, including, without limitation, those Liabilities, whenever asserted, arising out of events occurring or facts existing prior to the Closing which, directly or indirectly, relate to or arise from RCL or otherwise from the railcar leasing business of Progress Rail and excluding those specified Liabilities which are set forth in Schedule 1.115 attached hereto.

1.116       Retained Real Property.  “Retained Real Property” shall mean each of the following parcels of real property owned by the Companies or the Subsidiaries:  (i) real property located in Augusta, Georgia, (ii) real property located in Louisville, Kentucky, and (iii) real property located in Lake City, Pennsylvania, in each case as more fully described on Schedule 1.116 attached hereto.

1.117       Retention Plan.  “Retention Plan” shall have the meaning given in Section 6.2(c).

1.118       Shares.  “Shares” shall have the meaning given in the Recitals to this Agreement.

1.119       Software.  “Software” shall mean all computer software owned, licensed, leased or otherwise used by the Companies and the Subsidiaries, of any nature whatsoever (including system software, application software, utility software, web sites, security software, programming software, middleware and firmware, modules, data files and upload software), in object and/or source code form as applicable, including, without limitation, the software described on Schedule 4.7.

1.120       State Income Tax.  “State Income Tax” shall have the meaning given in Section 8.2(b)(i).

1.121       Subsidiary.  “Subsidiary” shall mean, with respect to any Company, any corporation or other entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled to vote in the election of directors or others performing similar functions is at the time owned or controlled, directly or indirectly, by such Company or a Subsidiary thereof.

1.122       Surviving Corporations.  “Surviving Corporations” shall have the meaning given in Section 2.1.

1.123       Target Working Capital.  “Target Working Capital” shall be two hundred twenty one million dollars ($221,000,000).

1.124       Tax Claim.  “Tax Claim” shall mean any written notice or claim made by any Taxing Authority or other Person with respect to Taxes or examination of any Tax Return, that if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Progress Fuels under this Agreement.

1.125       Tax Indemnitee.  “Tax Indemnitee” shall mean Holdings and its Subsidiaries and Affiliates (including, following the Closing, the Companies and the Subsidiaries of the Companies).

1.126       Tax Returns.  “Tax Returns” shall mean any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Authority (including any schedule or attachment thereto, and any amendment thereof), with respect to Taxes, including any return of an affiliated, combined or unitary group.

1.127       Taxes.  “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium and other taxes, levies, imposts, duties, assessments, charges and withholdings of any nature whatever, whether disputed or not, imposed or required to be collected by or paid over to a Governmental Authority including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

1.128       Taxing Authority.  “Taxing Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.

1.129       Trade Secrets.  “Trade Secrets” shall mean confidential information including trade secrets, designs, business processes, customer lists, sales and profit figures, distribution and sales methods, financial and marketing plans, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, processes, proposals, plans, formulae, innovations, inventions (whether patentable or unpatenable and whether or not reduced to practice), discoveries, ideas, databases and all other proprietary information, in each case to the extent confidential or protectable as a trade secret to the extent protectable under the laws of the relevant jurisdiction.

1.130       Transfer Taxes.  “Transfer Taxes” shall mean sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and fees.

1.131       Unfunded PBO.  “Unfunded PBO” shall have the meaning given in Section 8.3(b).

1.132       WARN Act.  “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

1.133       Warranty Obligation.  “Warranty Obligation” shall have the meaning given in Section 4.22.

1.134       Working Capital.  “Working Capital” shall have the meaning given in Section 2.8(a).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the practice of the Business; (vi) the phrase “including” shall mean “including, without limitation”; (vii) the word “or” shall not be exclusive; (viii) all references to “$” shall be deemed to mean United States dollars; (ix) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; and (x) the phrases “the transactions contemplated hereby” or “the transactions contemplated by this Agreement” when used in Articles III and IV, Section 7.2(l) and (except as explicitly provided otherwise) Section 8.2 shall not include the debt financings contemplated by Holdings to finance the Mergers.

ARTICLE II
THE MERGERS

2.1           The Mergers.  Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement and (a) in accordance with the Alabama Business Corporation Act (the “ABCA”), at the Effective Time, Progress Rail Merger Sub shall be merged with and into Progress Rail and the separate corporate existence of Progress Rail Merger Sub shall thereupon cease (the “Progress Rail Merger”) and (b) in accordance with the Kentucky Business Corporation Act (the “KBCA”), at the Effective Time, Progress Metal Merger Sub shall be merged with and into Progress Metal and the separate corporate existence of Progress Metal Merger Sub shall thereupon cease (the “Progress Metal Merger” and, together with the Progress Rail Merger, the “Mergers”).  As a result of the Progress Rail Merger, (i) the outstanding shares of capital stock of Progress Rail Merger Sub and Progress Rail shall be converted or canceled in the manner provided in Section 2.6, the separate corporate existence of Progress Rail Merger Sub shall cease and Progress Rail shall be the surviving corporation following the Progress Rail Merger and (ii) the outstanding shares of capital stock of Progress Metal Merger Sub and Progress Metal shall be converted or canceled in the manner provided in Section 2.6, the separate corporate existence of Progress Metal Merger Sub shall cease and Progress Metal shall be the surviving corporation following the Progress Metal Merger.  Progress Rail as the surviving corporation following the Progress Rail Merger is sometimes referred to herein as the “Progress Rail Surviving Corporation” and Progress Metal as the surviving corporation following the Progress Metal Merger is sometimes referred to herein as the “Progress Metal Surviving Corporation” or, together with the Progress Rail Surviving Corporation, the “Surviving Corporations.”

2.2           Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be four hundred five million dollars ($405,000,000).  The merger consideration for the Progress Metal Shares (the “Progress Metal Merger Consideration”) shall be an amount not less than twenty million dollars ($20,000,000) and not more than thirty million dollars ($30,000,000) and the merger consideration for the Progress Rail Shares (the “Progress Rail Merger Consideration”) shall be an amount equal to the Merger Consideration minus the Progress Metal Merger Consideration.  At least three (3) days prior to the Closing, Holdings shall determine the amount of the Progress Metal Merger Consideration and shall provide notice to Progress Fuels of the amount so determined.  The Merger Consideration shall be increased or decreased by the Adjustment Amount in accordance with Sections 2.7 and 2.8.

2.3           Deliveries at Closing.  At the Effective Time, in addition to the deliveries required to be made at or prior to the Closing pursuant to Article VII hereof, (a) Progress Fuels shall deliver to Holdings certificates which represented the Shares immediately prior to the Effective

Time and (b) Holdings shall deliver, or cause to be delivered, to Progress Fuels the Merger Consideration in immediately available funds by wire transfer to an account specified by Progress Fuels.

2.4           Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (a) Progress Rail shall file the articles of merger (the “Progress Rail Articles of Merger”), including a plan of merger, executed in accordance with the relevant provisions of the ABCA with the Secretary of State of Alabama and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the ABCA and (b) Progress Metal shall file the articles of merger (the “Progress Metal Articles of Merger”), including a plan of merger, executed in accordance with the relevant provisions of the KBCA with the Secretary of State of the State of Kentucky and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the KBCA.  The Progress Rail Merger shall become effective at such time as is set forth in the Progress Rail Articles of Merger and the Progress Metal Merger shall become effective at such time as is set forth in the Progress Metal Articles of Merger, which designated times with respect to Progress Rail and Progress Metal shall be the same and which time is hereinafter referred to as the “Effective Time.”

2.5           Effects of the Mergers.

(a)           At and after the Effective Time, the Mergers shall have the effects set forth in Section 10-2B-11.06 of the ABCA and Section 271B.11-060(1) of the KBCA, as applicable.

(b)           At the Effective Time, (i) the Articles of Incorporation of Progress Rail as the Progress Rail Surviving Corporation shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Progress Rail Merger Sub as in effect immediately prior to the Effective Time, except Article First of the Articles of Incorporation of the Progress Rail Surviving Corporation shall read as follows:  “The name of the corporation is Progress Rail Services Corporation (the “Corporation”).”, and (ii) the Articles of Incorporation of Progress Metal as the Progress Metal Surviving Corporation shall be amended and restated in its entirety to be identical to the Articles of Incorporation of Progress Metal Merger Sub as in effect immediately prior to the Effective Time, except Article 1 of the Articles of Incorporation of the Progress Rail Surviving Corporation shall read as follows:  “The Corporation’s name shall be Progress Metal Reclamation Company.”, in each case until amended thereafter in accordance with applicable Law.

(c)           At the Effective Time, (i) the Bylaws of Progress Rail as the Progress Rail Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Progress Rail Merger Sub as in effect immediately prior to the Effective Time, except that all references to “Progress Rail Merger Sub” in the Bylaws of the Progress Rail Surviving Corporation shall be changed to refer to “Progress Rail Services Corporation”, and (ii) the Bylaws of Progress Metal as the Progress Metal Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Progress Metal Merger Sub as in effect immediately prior to the Effective Time, except that all references to “Progress Metal Merger Sub” in the Bylaws of the Progress Metal Surviving Corporation shall be changed to refer to

“Progress Metal Reclamation Company”, in each case until amended thereafter in accordance with applicable Law.

(d)           At the Effective Time, (i) the directors and officers of Progress Rail Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Progress Rail Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of the Progress Rail Surviving Corporation and applicable Law, and (ii) the directors and officers of Progress Metal Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Progress Metal Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of the Progress Metal Surviving Corporation and applicable Law.

2.6           Effect on Capital Stock.  At the Effective Time, by virtue of the Mergers and without any action on the part of Holdings, Progress Rail Merger Sub, Progress Metal Merger Sub, Progress Rail, Progress Metal or Progress Fuels, the following shall occur:

(a)           The Progress Rail Shares shall be converted into the right to receive and become exchangeable for the Progress Rail Merger Consideration in cash, without interest thereon, subject to adjustment as provided in Section 2.7.  All such Progress Rail Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and Progress Fuels, as the sole shareholder of the Progress Rail Shares, shall cease to have any rights with respect thereto except the right to receive the Progress Rail Merger Consideration, as set forth herein.

(b)           The Progress Metal Shares shall be converted into the right to receive and become exchangeable for the Progress Metal Merger Consideration in cash, without interest thereon, subject to adjustment as provided in Section 2.7.  All such Progress Metal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and Progress Fuels, as the sole shareholder of the Progress Metal Shares, shall cease to have any rights with respect thereto except the right to receive the Progress Metal Merger Consideration, as set forth herein.

(c)           Each share of capital stock of Progress Rail and Progress Metal that is owned by Progress Rail and Progress Metal, respectively, as treasury stock, if any, and any such shares of capital stock owned by any direct or indirect subsidiary of Progress Fuels, if any, shall be canceled and retired and shall cease to exist and no cash, securities or other consideration shall be delivered in exchange therefor.

(d)           (i) Each share of common stock, par value $1.00 per share, of Progress Rail Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Progress Rail Surviving Corporation, and (ii) each share of common stock, no par value per share, of Progress Metal Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Progress Metal Surviving Corporation.

2.7           Adjustment Amount and Payment.  The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Target Working Capital from the Closing Working Capital.  The Adjustment Amount shall be paid by wire transfer by Progress Fuels to an account specified by Holdings (if the Adjustment Amount is negative) or wire transfer by Holdings to an account specified by Progress Fuels (if the Adjustment Amount is positive).  All such payments shall be made together with interest at the rate of three percent (3%) per annum, which interest shall begin accruing on the Closing Date and end on the date the payment is made.  Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.8 of this Agreement, Progress Fuels or Holdings, as the case may be, shall make the wire transfer payment provided for in this Section 2.7.  Progress Fuels and Holdings shall mutually agree upon the allocation of the Adjustment Amount between the Progress Rail Merger Consideration and the Progress Metal Merger Consideration.  If Progress Fuels and Holdings cannot reach agreement, then they shall submit the dispute to the Independent Accountants for resolution in accordance with the procedures set forth in Section 2.8.

2.8           Adjustment Procedure.

(a)           “Working Capital” as of a given date shall mean the amount calculated in accordance with Schedule 2.8.

(b)           Holdings shall prepare, or cause to be prepared, a combined balance sheet (the “Closing Financial Statements”) of the Companies as of the Closing Date on the same basis and applying the accounting principles, policies and practices set forth in Schedule 2.8.  Holdings shall then determine the Working Capital as of the Closing Date (the “Closing Working Capital”) based on the Closing Financial Statements and using the same methodology as was used to calculate the Target Working Capital as described on Schedule 2.8, which Schedule 2.8 shall also describe any differences between such principles, policies and practices and GAAP.  Holdings shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Progress Fuels within seventy five (75) days following the Closing Date.

(c)           If within thirty (30) business days following delivery of the Closing Financial Statements and the Closing Working Capital calculation, Progress Fuels has not given Holdings written notice of its objection to the Closing Working Capital calculation (which notice must state the basis of Progress Fuels’ objection in reasonable detail and include supporting documentation for such objection), then the Closing Working Capital calculated by Holdings shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d)           If Progress Fuels duly gives Holdings such notice of objection, and if Progress Fuels and Holdings fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculations of the Closing Working Capital within thirty (30) days of Holdings’ receipt of Progress Fuels’ objection notice, Progress Fuels and Holdings shall submit the issues remaining in dispute to KPMG, certified public accountants (the “Independent Accountants”), for resolution applying the principles, policies and practices described on

Schedule 2.8.  If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Progress Fuels and Holdings shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the Independent Accountants may only make a determination with respect to the disputed items by deciding that the position of Progress Fuels or Holdings or a position in between (but not higher or lower) is correct, and the determination by the Independent Accountants, as set forth in a notice to be delivered to both Progress Fuels and Holdings within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Progress Fuels and Holdings will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

2.9           Further Assurances.  If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in such Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations, or (b) otherwise to carry out the purposes of this Agreement, such Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either constituent corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either constituent corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm such Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
PROGRESS ENERGY AND PROGRESS FUELS

Progress Energy and Progress Fuels, jointly and severally, hereby represent and warrant to Holdings and the Merger Subs that:

3.1           Ownership of the Shares.  Progress Fuels owns of record and beneficially the Shares, free and clear of any and all Liens.  Schedule 3.1 sets forth the number of Shares.

3.2           Organization.  Progress Energy is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  Progress Fuels is duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  Each of Progress Energy and Progress Fuels is duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent or materially delay consummation of the transactions contemplated hereby.

3.3           Authorization; Execution and Delivery; Enforceability.  Each of Progress Energy and Progress Fuels has full corporate power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.  Each of Progress Energy’s and Progress Fuels’ execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action.  This Agreement and all agreements or instruments executed by Progress Energy and Progress Fuels in connection herewith or delivered by Progress Energy and Progress Fuels pursuant hereto have been duly executed and delivered thereby, and this Agreement and all agreements and instruments executed by Progress Energy and Progress Fuels in connection herewith or delivered thereby pursuant hereto constitute the legal, valid and binding obligations thereof, enforceable in accordance with their respective terms except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

3.4           No Violation or Conflict; Consents.  The execution, delivery and performance by Progress Energy and Progress Fuels of this Agreement and all of the other documents and instruments contemplated hereby and the consummation of the transactions contemplated herein do not and will not conflict with, violate or breach any Laws, judgment, order or decree binding on Progress Energy or Progress Fuels or their respective properties, or the articles of incorporation or bylaws of Progress Energy or Progress Fuels.  Except for such filings and consents as may be required pursuant to the HSR Act or any Other Antitrust Regulations, all of which will have been made or obtained, as the case may be, prior to the Closing, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Progress Energy or Progress Fuels in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PROGRESS FUELS CONCERNING THE COMPANIES AND THE SUBSIDIARIES

Progress Fuels hereby represents and warrants to Holdings and the Merger Subs that:

4.1           Organization; Capitalization of the Companies; Authorization; Execution and Delivery; Enforceability.

(a)           Organization.  Progress Rail is duly organized, validly existing and in good standing under the laws of the State of Alabama.  Progress Metal is duly organized, validly existing and in good standing under the laws of the State of Kentucky.  The Companies have full corporate power and authority to conduct their businesses as they are now being conducted and to own their properties and to lease those properties leased by them.  The Companies are duly qualified, licensed or admitted to do business as foreign corporations and are in good standing in each jurisdiction in which such qualification, license or admission is necessary under applicable law as a result of the conduct of their business or the ownership of their properties, except where the failure to be so qualified, licensed or admitted and in good standing would not have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole.  Each of the jurisdictions in which each of the Companies is qualified, licensed or admitted to do business as a foreign corporation is listed on Schedule 4.1.  Progress Fuels has delivered to Holdings true, correct and complete copies of the Companies’ Articles of Incorporation and Bylaws (in each case, as amended to date).  The Companies are not in default under or in violation of any provisions of their Articles of Incorporation or Bylaws.

(b)           Capitalization.  The authorized capital stock of Progress Rail consists of 7,500 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding as of the date hereof.  The authorized capital stock of Progress Metal consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding as of the date hereof.  All of the outstanding Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of any Laws or the preemptive rights of any shareholder.  Except for the Shares, no shares of capital stock of the Companies have been issued, are held in treasury or are reserved for issuance.  There are no outstanding Options with respect to the Companies or agreements, arrangements or understandings to issue Options with respect to the Companies and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Companies’ capital stock.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the capital stock of any of the Companies.

(c)           Authorization; Execution and Delivery; Enforceability.  Each of the Companies has full corporate power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.  Each of the Companies’ execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action.  This Agreement and all agreements or instruments executed by the Companies in connection herewith or delivered by the Companies pursuant hereto have been duly executed and delivered thereby, and this Agreement and all agreements and instruments executed by the Companies in connection herewith or delivered thereby pursuant hereto constitute the legal, valid and binding obligations thereof, enforceable in accordance with their respective terms except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

4.2           Subsidiaries.

(a)           Ownership; Capitalization.  Each Subsidiary of the Companies is set forth in Schedule 4.2(a) attached hereto.  Except as set forth in Schedule 4.2(a), the Companies have no equity investments or other similar interests, including any interest that would be required to be consolidated with either of the Companies under FASB Interpretation No. 46, Consolidation of Variable Interest Entities, in any other Person. Except as set forth in Schedule 4.2(a), the Companies are the direct, indirect or beneficial owners of all of the outstanding shares of capital stock or other equity interests of any kind of each of their respective Subsidiaries, in each case, free and clear of any and all Liens.  The authorized, issued and outstanding capital stock, and the record ownership of all such shares of capital stock, of each Subsidiary of the Companies are as set forth in Schedule 4.2(a).  All of the shares of capital stock of each Subsidiary of the Companies have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of any Laws or the preemptive rights of any shareholder.  Except as set forth in Schedule 4.2(a), (i) no capital stock of any Subsidiary of the Companies is outstanding, (ii) there are no outstanding Options with respect to any Subsidiary of the Companies or agreements, arrangements or understandings to issue Options with respect to any Subsidiary of the Companies and (iii) there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Subsidiary of the Companies’ capital stock.  There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the capital stock of any Subsidiary of the Companies.

(b)           Organization.   Each Subsidiary of the Companies is duly organized, validly existing and in good standing under the laws of its respective state jurisdiction of incorporation or organization and has full corporate or other power and authority to conduct its business as it is presently being conducted and to own its properties and lease those properties leased by it.  Each Subsidiary of the Companies is duly qualified, licensed or admitted to do business as a foreign corporation or business entity and is in good standing in each jurisdiction in which such qualification, license or admission is necessary under applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified, licensed or admitted and in good standing would not have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole.  Each jurisdiction in which each Subsidiary of the Companies is qualified, licensed or admitted to do business as a foreign corporation or other business entity is listed on Schedule 4.2(b).  Progress Fuels has delivered to Holdings true, correct and complete copies of the certificate or articles of incorporation or organization and bylaws or operating agreements (in each case, as amended to the date hereof) of each Subsidiary of the Companies.  No Subsidiary of the Companies is in default under or in violation of any provisions of its certificate or articles of incorporation or organization and bylaws or operating agreements.

4.3           No Violation or Conflict; Consents.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which the Companies or any of the Subsidiaries are a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, violate or breach any Laws, judgment, order or decree binding on the Companies or any of the Subsidiaries or their respective properties or the articles of incorporation or bylaws of the Companies or any of the Subsidiaries, or (b)(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) result in or give any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iv) result in or give any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (v) result in the creation or imposition of any Lien upon the Companies or any of the Subsidiaries or any of their respective properties under, any material contract, Real Property Lease or other agreement to which the Companies or any of the Subsidiaries is a party or by which they or any of their respective properties is bound.  Except for the Required Consents which are set forth in Schedule 4.3, and such filings and consents as may be required pursuant to the HSR Act or any Other Antitrust Regulations, all of which will have been made or obtained, as the case may be, prior to the Closing, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by the Companies or any of the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to get such consent of any other Person would not have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole, and would not prevent or materially delay consummation of the transactions contemplated hereby.

4.4           Financial Statements.

(a)           Progress Fuels has delivered to Holdings copies of the Financial Statements.  The Financial Statements present fairly in all material respects the combined financial condition, results of operations and cash flows of the Companies and the Subsidiaries, taken as a whole, as of the dates and for the periods indicated, and have been prepared in accordance with GAAP applied on a basis consistent with past practice (subject, in the case of unaudited financial statements, to footnotes and normal year end audit adjustments).  Except for the potential impact of the matter described in Schedule 4.4 (in the amount described in Schedule 4.4), all intercompany activity has been eliminated in the Financial Statements.

(b)           The Companies and the Subsidiaries do not have any Liabilities except Liabilities (i) reflected on or accrued or reserved against in the combined balance sheet included in the Financial Statements, or reflected in the notes thereto, (ii) set forth in Schedule 4.4, or (iii) pursuant to contracts disclosed on Schedule 4.9 or entered into in the ordinary course of business and consistent with past practices, in each case, other than for tort or breach of contract (with notice, lapse of time or both), (iv) pursuant to any Benefit Plan disclosed on Schedule 4.12, (v) with respect to Taxes, (vi) for which indemnification is available pursuant to Section 9.2(a), or (vii) pursuant to litigation, claims or environmental matters disclosed on Schedules 4.8, 4.10 or 4.17.

4.5           Absence of Change.  Except as set forth in Schedule 4.5, since December 1, 2004, the Companies and the Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and have not suffered any change in business, financial condition or results of operations that has had or, insofar as can reasonably be foreseen, is likely to have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole.  None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing.  In addition, without limiting the foregoing, except as expressly contemplated hereby and except as set forth in Schedule 4.5, there has not occurred since December 1, 2004:

(a)           any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or equity interests) of the Companies, or any direct or indirect redemption, purchase or other acquisition by the Companies of any such capital stock (or equity interests) of the Companies;

(b)           any authorization, issuance, sale or other disposition by the Companies of any shares of capital stock (or equity interests) of the Companies, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or equity interests) of the Companies;

(c)           (i)  any increase of more than five percent (5%) (A) in salary of any current or former officer, director, stockholder, employee or consultant of the Companies or the Business with salary of greater than $125,000 in the fiscal year ended November 30, 2004 with respect to any period beginning after November 30, 2004 or (B) in the aggregate salaries for all current or former officers, directors, stockholders, employees or consultants of the Companies or the Business with respect to any period beginning after November 30, 2004; (ii) any payment of consideration of any nature whatsoever (other than salary, commissions or consulting fees paid to any current or former officer, director, stockholder, employee or consultant of the Companies or the Business) to any current or former officer, director, stockholder, employee or consultant of the Companies or the Business; (iii) any establishment or modification of (A) targets, goals, pools or similar provisions under any benefit plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment contract or other employee compensation arrangement; or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan, except as necessary to comply with changes in applicable Law and with the written consent of Holdings, not to be unreasonably withheld;

(d)           (i) any incurrence by the Companies or any Subsidiary of Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice, or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Companies under any Indebtedness of or owing to the Companies or of any Subsidiary under any Indebtedness of or owing to such Person with respect to the conduct of the Business;

(e)           any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Real Property, personal property or equipment of the Companies or of any Subsidiary used or held for use in the conduct of the Business in an aggregate amount exceeding $1,000,000;

(f)            other than in the ordinary course of business consistent with past practice, any material change in (i) any investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Companies or the Business or (ii) any method of calculating any bad debt, contingency or other reserve of the Companies or the Business for accounting, financial reporting or tax purposes;

(g)           any entering into, any material amendment or modification or termination (partial or complete) or granting of a waiver under or giving any material consent with respect to (i) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 4.9, (ii) any license held by the Companies or any Subsidiary used or held for use in connection with the Business or (iii) any Intellectual Property;

(h)           any commencement or termination by the Companies of any line of business;

(i)            any settlement or consent to the entry of judgement with respect to any proceeding involving a material amount of Taxes of either of the Companies or any of the Subsidiaries; or

(j)            any entering into of an agreement to do or engage in any of the foregoing, including, without limitation, with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

4.6           Assets.

(a)           The Companies and the Subsidiaries have good title to, or sufficient leasehold interest in, all their properties and assets, whether tangible or intangible, real, personal or mixed, to permit the operation of their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.  Any such leasehold interest is pursuant to a lease that is (i) valid, binding, and enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally, and subject to general equitable principles), and (ii) in full force and effect.

(b)           Subject to ordinary wear and tear and to scheduled or necessary repairs in the ordinary course of business, all tangible capital assets of the Companies and the Subsidiaries necessary to conduct their businesses as currently conducted are in operating condition and repair consistent with prudent industry practice in businesses similar to the Business.

4.7           Intellectual Property.

(a)           Schedule 4.7 attached hereto contains a complete and accurate list of all the Intellectual Property described in clauses (i) through (iv) of Section 1.56, owned or licensed by and used in the business of the Companies or such Subsidiary.  As to the Intellectual Property, the Companies or a Subsidiary either (i) own the entire rights, title, and interest thereto, or (ii) hold such Intellectual Property pursuant to a valid, subsisting and enforceable license (“Licensed Rights”).  All Intellectual Property is owned free and clear of any Lien and is valid, subsisting, and enforceable.  All registered Intellectual Property owned by the Companies or such Subsidiary remain in good standing with all fees and filings due as of the Closing Date paid in full.  Except as set forth in Schedule 4.7, no Intellectual Property has been cancelled or abandoned since November 30, 2004.  The Companies or such Subsidiary have taken commercially reasonable actions to maintain and protect the Intellectual Property.

(b)           Except as set forth in Schedule 4.7 or Schedule 4.10, there are no claims, demands or proceedings instituted, pending or, to the Knowledge of the Companies, proposed or threatened by any third party pertaining to, or challenging the Companies’ or such Subsidiary’s use of or right to use, any of the Intellectual Property.  Except as set forth in Schedule 4.7, to the Knowledge of the Companies, the conduct of the business of the Companies and the Subsidiaries does not infringe upon, misappropriate, dilute or violate any intellectual property owned or controlled by any third party.  Except as set forth in Schedule 4.7, to the Knowledge of the Companies, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Companies and such Subsidiaries.  Except as set forth in Schedule 4.7, to the Knowledge of the Companies, none of the Intellectual Property is subject to any outstanding judgment restricting the use thereof by the Companies and such Subsidiaries.

(c)           Except as disclosed in Schedule 4.7, the Companies and such Subsidiaries use commercially reasonable measures to protect the Trade Secrets, no such Trade Secrets have been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence), and all such information held outside the Companies and such Subsidiaries is subject to contractual confidentiality obligations to which one or more of the Companies and such Subsidiaries are party and able to enforce.

(d)           All licenses, sublicenses or other rights of use under the Licensed Rights are valid and authorized by the terms under which the Companies and such Subsidiaries license or otherwise use such Licensed Rights and no such license, sublicense or other Licensed Rights shall terminate or be forfeited as a result of the execution and performance of this Agreement.  To the Knowledge of the Companies and such Subsidiaries, the licensors of any Intellectual Property licensed to the Companies and such Subsidiaries own and are entitled to license the subject matter of such licenses.

(e)           All Software used internally by the Companies and such Subsidiaries is owned by the Companies and such Subsidiaries or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or copy.  The Companies and such Subsidiaries possess such working copies of all of the Software, including, object and source codes and all related manuals, licenses and other documentation, as are necessary for the current conduct of the business of the Companies and such Subsidiaries consistent with prudent business practices in businesses similar to the Business. The Software and other information technology used to operate the business, to the Knowledge of the Companies and consistent with prudent business practices in businesses similar to the Business, (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the business of the Companies or such Subsidiary; (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses and other malicious code; and (iv) have not suffered any material error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the business of any of the Companies or such Subsidiary.

(f)            All open source Software used by the Companies and the Subsidiaries, including that set forth in Schedule 4.7, is fully segregable and independent from the Companies’ and the

Subsidiaries’ proprietary software and no open source code, including any general public license source code, is or has been incorporated or otherwise integrated into, aggregated or compiled with the Companies’ and the Subsidiaries’ proprietary software.  Except as set forth in Schedule 4.7, the Companies and the Subsidiaries have not made any improvements or changes to any such open source code, including any general public license source code, that would constitute improvements that the Companies and the Subsidiaries would be obligated to share with the open source community under any applicable Open Source License, nor have the Companies and the relevant Subsidiaries based any proprietary software on open source software.

4.8           Compliance with Law.  Except as reflected on Schedule 4.8 and Schedule 4.17 attached hereto, each of the Companies and the Subsidiaries have obtained all Permits required under, and is in compliance with, all applicable Laws and Permits, except where absence of or noncompliance with would not, individually or in the aggregate, have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole.

4.9           Contracts, Agreements, etc.  Schedule 4.9 attached hereto contains a correct and complete list of the following contracts, agreements, or arrangements to which the Companies or any Subsidiary are a party (not including “Benefit Plans” described in Section 4.12) (the “Contracts”):

(a)           notes, mortgages, indentures, loan or credit agreements, security agreements each of which secures Indebtedness, and other agreements and instruments reflecting obligations for borrowed money or other monetary Indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to the Companies or any Subsidiary, in each case creating an actual or potential obligation of the Companies or any Subsidiary of not less than $1,000,000, or commitments to enter into any such agreements or commitments;

(b)           management, consulting and employment agreements and written agreements, commitments, representations, promises or communications to enter into the same other than as previously approved by Holdings where such agreement is terminable upon not more than sixty (60) days’ prior notice without further Liability of the Companies or the Subsidiaries thereunder;

(c)           (i) with respect to real property, option agreements, purchase and sale agreements, lease agreements or other agreements involving any real property (the “Real Property Leases”), and (ii) with respect to equipment, machinery, personal property or other assets, tangible or intangible, option agreements, purchase and sale agreements, lease agreements or other agreements involving amounts payable by or to the Companies or any Subsidiary of $1,000,000 or more;

(d)           agreements and purchase orders for the purchase or sale of goods, services, supplies or capital assets that have continuing obligations to perform and (i) have terms of more than one year, are subject to automatic renewal or are indefinite and (ii) involved an annual payment of more than $2,500,000 during at least one of the last three fiscal years or, to the Knowledge of the Companies, would reasonably be expected to involve the payment of more than $2,500,000 during any fiscal year in the future;

(e)           partnership, joint venture, stockholders’ or other similar agreements with any Person;

(f)            contracts or agreements between or among the Companies or any Subsidiary or Affiliate thereof, on the one hand, and any current or former director, officer or Affiliate of the Companies or any Subsidiary, on the other hand, with respect to the Business except for contracts and agreements between the Companies and Subsidiaries;

(g)           outstanding guarantees, subordination agreements, indemnity agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, which the Companies or any Subsidiary is or may become liable for or obligated to discharge, or any asset of the Companies or any Subsidiary is or may become subject to the satisfaction of, any Indebtedness, obligation, performance or undertaking of any other Person, except for (i) indemnification agreements contained in any of the instruments listed in the Schedules hereto or any other customary indemnity provisions included in agreements for the purchase or sale of goods, services or supplies and (ii) any of the foregoing in which, in each case, the aggregate obligation of either Company or any Subsidiary thereunder is less than $1,000,000;

(h)           contracts, orders, decrees or judgments preventing or restricting the Companies or any Subsidiary from carrying on any business activity or competing with any Person or prohibiting or limiting disclosure of confidential or proprietary information;

(i)            agreements, contracts or commitments relating to the acquisition by the Companies or any Subsidiary of the outstanding capital stock or equity interest of any business enterprise or the disposition of any assets or properties of the Companies or any Subsidiary (excluding dispositions of real property) within the last five fiscal years;

(j)            agreements, contracts or commitments with independent contractors, distributors, dealers, manufacturers’ representatives or sales agencies that involved the payment of commissions during at least one of the last three fiscal years of more than $1,000,000 or, to the Knowledge of the Companies, would reasonably be expected to involve the payment of more than $1,000,000 during any fiscal year in the future;

(k)           all contracts that (i) limit or contain restrictions on the ability of the Companies or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (ii) require the Companies or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(l)            all agreements, contracts or commitments to which a Governmental Authority is a party under which any obligations are still outstanding and that involved the payment during at least one of the last three fiscal years of more than $1,000,000 or, to the Knowledge of the Companies, would reasonably be expected to involve the payment of more than $1,000,000 during any fiscal year in the future; and

(m)          contracts, commitments or obligations not made in the ordinary course of business and having unexpired terms in excess of one year or requiring aggregate future payments or receipts in excess of $1,000,000 or otherwise material to the business or operations of the Companies or any Subsidiary.

Progress Fuels has provided Holdings with access to true and complete copies of all Contracts, including all amendments, modifications, waivers and elections applicable thereto.

Except as set forth in Schedule 4.9, as to the Companies and the Subsidiaries, such Contracts are valid and binding obligations of the identified Company or Subsidiary, subject to no Liens, except Permitted Liens, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and are in full force and effect. Except as set forth in Schedule 4.9, there are no contracts, agreements or arrangements which would have been required to be disclosed under Section 4.9(d) but were terminated or expired by their terms since December 1, 2003.  Except as disclosed in Schedule 4.9, there is not under any such Contract any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default) by the Companies or any Subsidiary with respect thereto and neither of the Companies nor any Subsidiary has received written notice of any such breach or default.  The identified Company or Subsidiary has performed, and, to the Knowledge of the Companies, every other party has performed, each material term, covenant and condition of each of the Contracts that is to be performed at or before the date hereof.  No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by the identified Company or Subsidiary or, to the Knowledge of the Companies, any other party under any of the Contracts and, to the Knowledge of the Companies, no party to any of the Contracts intends or has a reasonable basis upon which to cancel or terminate any of such Contracts.

4.10         Litigation.  Except as set forth in Schedule 4.10 or Schedule 4.8, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of the Companies, threatened or contemplated against the Companies or the Subsidiaries.

4.11         Insurance.  Attached hereto as Schedule 4.11 is a list of all insurance policies now or ever held for the benefit of the Companies and the Subsidiaries showing for each the policy limits and coverages and the expiration dates of each such policy.  The premiums due thereon have been timely paid.  Except as set forth in Schedule 4.11, such policies are in such amounts, against such risks and losses, and on such terms and conditions as are consistent with industry practice in the business of the Companies and its Subsidiaries.  Neither Progress Energy, Progress Fuels nor the Companies or any Subsidiary has received any written notice or cancellation or termination in respect of any such policies, is in default thereunder nor knows of any reason or state of facts that could lead to the cancellation of such policies. None of Progress

Fuels, the Companies or the Subsidiaries have received (and have no knowledge of) any written notice or request from any insurance company or the Board of Fire Underwriters (or organization exercising functions similar thereto) requiring the performance of any work or alteration or canceling or threatening to cancel any of said policies if such work is not performed.  Except as set forth in Schedule 4.11,  none of the Progress Fuels, the Companies or the Subsidiaries have made any claims under any casualty insurance policy during the past five (5) years.  Progress Fuels has not received any reservation of rights or declination of coverage from insurers on any claim.  With respect to any casualty that has occurred, all claims have been reported to the appropriate insurance carrier in connection with the policies listed on Schedule 4.11.

4.12         Employee Benefits.

(a)           Progress Fuels has made available to Holdings true and complete copies of each plan, agreement or arrangement providing for compensation or benefits, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each pension, retirement, supplemental pension, savings, retirement savings, profit-sharing, bonus, incentive, deferred compensation, severance pay, stock option, stock bonus, or other stock-based compensation plan, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured (any of the foregoing, a “Plan”) that covers any current or former employee of the Companies or any of the Subsidiaries (individually, a “Benefit Plan” and, collectively, the “Benefit Plans”).  All Benefit Plans are set forth in Schedule 4.12, and are sponsored or maintained solely by the Companies or any of the Subsidiaries.

(b)           Except as set forth in Schedule 4.12, (i) each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code or other applicable Law has at all times within the past six (6) years been so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”), or it is being requested or the remedial amendment period for requesting such determination letter has not expired, or if required under other Law is otherwise duly registered with the relevant Governmental Authority; (ii) all required employer contributions or premiums to each Benefit Plan have been made when due (or, in the case of contributions not yet due, as of the date hereof have been accrued on the Companies’ and the Subsidiaries’ financial statements and records to the extent required by GAAP or the generally accepted accounting principles applicable in the country under which the financial statements and records are prepared); (iii) Progress Fuels has made available to Holdings as to each Benefit Plan, if applicable, a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, if applicable, or with any other applicable Governmental Authority, (B) the most recent actuarial valuation report and the most recent accounting and certified financial statement, if applicable, of each Benefit Plan for which such statement is made (it being understood that, to the Knowledge of the Companies, there has been no event or occurrence which could affect, to any material extent, the information described in (A) and (B)), (C) each current plan document, trust agreement, group annuity contract and insurance contract, if any, relating to such Benefit Plan, (D) the most recent summary plan description, (E) the most recent forms filed with the PBGC, DOL or IRS (other than for premium payments), or other relevant non-US Governmental

Authority, (F) the most recent determination letter issued by the IRS, (G) any Form 5310 or Form 5330 filed with the IRS, and (H) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (iv) each Benefit Plan has been administered in substantial compliance with the applicable provisions of ERISA and the Code or of the applicable Laws and the terms of such Benefit Plan; (v) there are no pending or, to the Knowledge of the Companies, threatened investigations or claims by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Authority, relating to any of the Benefit Plans; (vi) there are no pending or, to the Knowledge of the Companies, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan and, to the Knowledge of the Companies, there are not any facts that could reasonably be expected to give rise to any such investigation, claim, suit or proceeding; (vii) no Benefit Plan is, or has been within the past 6 years, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or of any applicable Law, or is a multiemployer pension or benefit plan in Canada, is described in Section 401(a)(1) of ERISA, or provides post retirement, or health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state or other applicable Laws requiring continuation of benefits coverage following termination of employment; (viii) with respect to each Benefit Plan that is an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA, the Companies have not incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, and no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred that is reasonably likely to result in a material liability to the Companies or the Subsidiaries; (ix) the tax deductibility of any amount paid or payable as compensation or under any Benefit Plan as a result of the transactions contemplated by this Agreement, whether alone or in combination with any other event (e.g., termination of employment), will not be limited by operation of Section 280G of the Code; (x) no liability for any tax imposed under Section 4971 through 4980G of the Code, under Section 502(i) or (l) of ERISA, or under Title IV of ERISA, has been imposed against the Companies or the Subsidiaries and, to the Knowledge of the Companies, no circumstances exist which could give rise to any such liability; (xi) neither the Companies nor the Subsidiaries participate in any Benefit Plan that is sponsored or maintained by Progress Fuels or any Affiliate of Progress Fuels (other than the Companies or the Subsidiaries) and each Benefit Plan covers only employees or former employees of the Companies or the Subsidiaries; (xii) the only Benefit Plan that provides benefits to employees located in Canada (a “Canadian Benefit Plan”) that is a registered pension plan as defined under the applicable pension Laws of Canada (a “Canadian Pension Plan”) is a defined contribution plan; (xiii) no promises or commitments have been made by any of the Companies or the Subsidiaries to amend any Canadian Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable Law; and (xiv) to the Knowledge of the Companies, no event has occurred and there has been no failure to act on the part of either Progress Fuels, the Companies or any Subsidiary that could reasonably be expected to subject the Companies or the Subsidiaries, the Canadian Pension Plan or any successor plan to the imposition of any tax, penalty, penalty tax or other liability, whether by way of indemnity or otherwise.

(c)           Except as set forth in Schedule 4.12, no employee of the Companies or the Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or agreement as a result of the transactions contemplated by this Agreement either alone or in conjunction with another event (e.g. termination of employment).

(d)           Neither Company nor any Subsidiary is subject to any liability with respect to any employee benefit plan, program or arrangement sponsored or contributed to by Progress Fuels or any of its Affiliates (other than the Companies and the Subsidiaries).

4.13         Employment Matters.

(a)           Except as set forth in Schedule 4.13(a), all directors, employees, contractors and consultants of the Companies and their Subsidiaries may be terminated by the Companies or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Companies or such Subsidiary, except for those directors, employees, contractors or consultants who are employed or engaged on an indefinite basis in Canada requiring notice of termination or severance pay under applicable Laws.

(b)           Except as set forth in Schedule 4.13(b):

(i)            No Company or Subsidiary is party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group.  No Company or Subsidiary is a party to or has any obligation under any white paper or side agreement with any labor union or organization, or any obligation to recognize or deal with any labor union or organization, and there are no such contracts, white papers or side agreements pertaining to or which determine the terms or conditions of employment of any employee of the Companies or its Subsidiaries, nor, is any employee of the Companies or the Subsidiaries represented by any labor union or similar association.

(ii)           No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Companies or the Subsidiaries.

(iii)          To the Knowledge of the Companies, there are no pending union organizing campaigns or representation proceedings underway or threatened with respect to any employees of the Companies or the Subsidiaries nor are there any existing or threatened labor strikes, lockouts, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any employee of the Companies or the Subsidiaries.

(iv)          Each Company and Subsidiary has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holiday or holiday pay, sick days or sick pay, and bonuses.

(v)           As of November 30, 2004, there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing pursuant to any applicable workers’ compensation and employment Laws in respect of the Business or of the employee, in each case, which are in excess of the amounts reserved for on the unaudited balance sheet of the Companies dated November 30, 2004 included in the Financial Statements and, to the Knowledge of the

Companies, there are no audits currently being performed pursuant to any applicable workers’ compensation and employment Laws.

4.14         Taxes.  Except as set forth in Schedule 4.14:

(a)           All Tax Returns required to have been filed by or with respect to any of the Companies or the Subsidiaries or a Relevant Group have been duly and timely filed, taking into account valid extensions (or, if due between the date hereof and the Closing Date, will be duly and timely filed, taking into account valid extensions), and each such Tax Return correctly reflects or will, upon timely filing, correctly reflect, in all material respects, liability for Taxes and all other information required to be reported thereon.  All material amounts of Taxes owed by any of the Companies or the Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).  The Companies and the Subsidiaries have adequately provided for, in their books of account and related records, liability for all current Taxes not yet due and payable.

(b)           There is no action or audit now pending or, to the Knowledge of the Companies, proposed or threatened against, or with respect to, the Companies or any Subsidiary in respect of any Taxes.  Neither Company nor any Subsidiary is the beneficiary of any current extension of time within which to file any Tax Return, nor has either Company or any Subsidiary made (or had made on their behalf) any requests for such extensions, other than extensions of time with respect to the filing of federal income Tax Returns, State Income Tax Returns, state franchise Tax Returns or foreign income Tax Returns due after the date of this Agreement.  No claim has ever been made by a Taxing Authority in a jurisdiction where either Company or any Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in that jurisdiction.  There are no Liens (except Permitted Liens) on any of the stock or assets of any the Companies and the Subsidiaries with respect to Taxes.

(c)           Each of the Companies and the Subsidiaries (i) has withheld and timely paid all material amounts of Taxes required to have been withheld and paid, (ii) will, as of the Closing, have withheld all material amounts of Taxes required to have been withheld as of Closing and have paid all material amounts of withholding Taxes required to have been paid as of Closing, (iii) has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto and (iv) will, as of the Closing, have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           There is no dispute or claim concerning any liability for Taxes with respect to either Company or any Subsidiary for which written notice has been provided, or which is asserted or threatened in writing, or which is otherwise known to Progress Fuels or the Companies or any Subsidiary.  No issues have been raised in any examination relating to Taxes with respect to either Companies or any Subsidiary which, by application of similar principles, reasonably could be expected to result in liability for Taxes for any other period not so examined.  Schedule 4.14 (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Companies and the Subsidiaries for taxable periods ended on or after January 1, 2001, and (ii) indicates those Tax Returns that have been audited.  Progress Fuels has delivered or made available in a reasonable manner to Holdings correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any the Companies and the Subsidiaries since January 1, 2000.  Neither Company nor any Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           None of the assets or properties of any of the Companies or the Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of the Section 168 of the Code.  Neither Company nor any Subsidiary is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460(f) of the Code.  No foreign Subsidiary holds a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.  Progress Fuels is not a “foreign person” within the meaning of Section 1445 of the Code. Neither Company nor any Subsidiary has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

(f)            Neither Company nor any Subsidiary has agreed to or is required to make by reason of a change in accounting method or otherwise, or reasonably could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Neither Company nor any Subsidiary has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.  Neither Company nor any Subsidiary has received (or is subject to) any ruling from any Taxing Authority that will be effective at any time after the Closing or has entered into (or is subject to) any agreement with a Taxing Authority that will be effective at any time after the Closing.  Each of the Companies and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that reasonably could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)           Neither Company nor any Subsidiary is a party to any Tax allocation or sharing agreement with any Person other than a Company, a Subsidiary or member of a group of which Progress Fuels is a member.  Neither Company nor any Subsidiary has any liability for the Taxes (excluding property taxes payable pursuant to a lease or similar contract) of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which such Company or Subsidiary currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) to the Knowledge of the Companies under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise.  Neither Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(h)           Except as specifically so identified on the Closing Financial Statements, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period beginning after the Closing Date or (under the principles of Section 8.2(g)(iii)) the portion following the Closing Date of any taxable period that includes but does not end on the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law) and occurring or arising prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(i)            Neither Company nor any Subsidiary has net operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(j)            No Subsidiary of either Company that is incorporated in a non-U.S. jurisdiction has an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Subsidiary of either Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code and neither Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.  No Subsidiary of either Company that is incorporated in a non-U.S. jurisdiction is engaged in the conduct of a trade or business within the United States, or considered under applicable law to be so engaged.

(k)           Neither Company nor any Subsidiary is, as a matter of fact, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(l)            The Progress Rail Shares, the Progress Metal Shares and the stock of each Subsidiary that is a domestic corporation (for federal income Tax purposes) and is owned by a Company or another such Subsidiary constitutes, in each case, stock meeting the requirements of Section 1504(a)(2) of the Code.

4.15         Transactions With Affiliates.  Except as set forth in Schedule 4.15, since December 1, 2004, the Companies and the Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Companies and the Subsidiaries) any Affiliate.  Except as set forth in Schedule 4.9 or 4.16(f), (a) the Contracts do not include any obligation or commitment between the Companies or the Subsidiaries and any Affiliate, and (b) the assets of the Companies or the Subsidiaries do not include any receivable or other obligation or commitment from an Affiliate of the Companies or the Subsidiaries.

4.16         Accounts Receivable; Accounts Payable.  Except as set forth in Schedule 4.16, the accounts of the Companies and the Business reflected on the combining statement of assets and liabilities included in the Financial Statements and all accounts arising subsequent to December 1, 2004, (a) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditor’s rights and subject to general principles of equity), (c) are not subject to any valid set-off, counterclaim defense or material dispute or any Liens (other than Permitted Liens), (d) do not represent obligations for goods, licenses or other provision of products or services sold on consignment, on approval or on a sale-or-return basis, (e) are collectible in the ordinary course of business consistent with past practice (including past practice regarding maintenance of customer relationships and goodwill) in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the combining statement of assets and liabilities included in the Financial Statements, (f) do not arise from a sale to an Affiliate, and (g) are not evidenced by a note, instrument or chattel paper.  All of the accounts and notes payable and accrued expenses of the Companies and the Subsidiaries arising after November 30, 2004 have been incurred or have arisen in bona fide transactions.

4.17         Environmental and Asbestos.

(a)           Except as set forth in Schedule 4.17:

(i)            the Companies and the Subsidiaries comply and have complied with all applicable Environmental Laws and Asbestos Laws except for any past non-compliance for which there are no remaining obligations or liabilities;

(ii)           each Company and each Subsidiary has obtained all Permits required pursuant to Environmental Laws and Asbestos Laws for the conduct of its business, all such Permits are in full force and effect, and the applicable Company or Subsidiary is and has been in material compliance with the terms and conditions of the Permits except for any past non-compliance or failure to hold such Permits for which there are no remaining obligations or liabilities;

(iii)          to the Knowledge of Companies, neither of the Companies, any Subsidiary nor any of their respective corporate predecessors has received any notice of present or past Environmental Claim for which there are remaining obligations or liabilities asserting that:  (A) any of the Companies or Subsidiaries is currently not in compliance with, has liability under or is in violation of, any Environmental Laws, Asbestos Laws or Permits required thereunder; (B) any currently existing circumstances are likely to result in a failure of any of the Companies or Subsidiaries to comply with or constitute a violation of or liability under any Environmental Laws, Asbestos Laws or Permits required thereunder by or with respect to any Company or Subsidiary or any of their respective corporate predecessors; (C) it has liability or potential liability based upon (i) any actual or claimed transportation, treatment, storage, handling or disposal of a Hazardous Material or Asbestos; (ii) the actual or claimed arrangement for transportation, treatment, storage, handling or disposal of a Hazardous Material or Asbestos; or (iii) the Release of any Hazardous Material or Asbestos by or on behalf of either Company, any Subsidiary or any of their respective corporate predecessors, including with respect to any past or present operations or properties currently owned, leased, occupied or operated or formerly owned, operated, leased or occupied or by either of the Companies, any Subsidiary or any of their respective corporate predecessors; or (D) any material unfulfilled remedial obligations or ongoing monitoring and reporting obligations exist;

(iv)          to the Knowledge of the Companies, neither of the Companies nor any Subsidiary nor any of their respective corporate predecessors owns, operates, occupies or leases or formerly owned, operated, occupied or leased any real property at which any Hazardous Materials or Asbestos are present or have been Released (with respect to formerly owned, operated, occupied or leased, during or prior to such period of ownership, operation, occupancy or lease) from, to, on, in, at, around or under in concentrations, levels, conditions, circumstances or amounts that could give rise to any liability or requirements under any Environmental Laws or Asbestos Laws (such as a regulatory requirement for investigation, abatement, remediation, sampling, testing, monitoring, modeling or other affirmative requirements arising out of the presence or Release of any Hazardous Materials or Asbestos) or an Environmental Claim or Claim with respect to Asbestos; nor is either Company, any Subsidiary or any of their respective corporate predecessors liable or potentially liable for any such Release or condition off-site by virtue of Releases or conditions arising on real property currently or formerly owned, operated, occupied or leased by either Company, any Subsidiary or any of their respective corporate predecessors (other than real property currently owned, operated, occupied or leased by any such corporate predecessors); nor has either Company, any Subsidiary or any of their respective corporate predecessors engaged in any activity that has caused or contributed to any such condition at any other location; nor is either Company or any Subsidiary aware of any pending or contemplated future investigation that would lead to such an Environmental Claim as described by this Subsection against the Companies, its Subsidiaries or any Person with respect to which the Companies or the Subsidiaries has responsibility;

(v)           to the Knowledge of the Companies, the Companies and the Subsidiaries have furnished to Holdings all material environmental and Asbestos safety and health investigations, studies, audits, tests and other analyses of currently owned, operated and leased properties in the respective possession of Progress Fuels, Progress Energy, the Companies or the Subsidiaries or their respective Affiliates or in the possession of their representatives, insurers, lenders or consultants;

(vi)          to the Knowledge of the Companies, no real property currently or formerly owned, operated, occupied or leased by the Companies, the Subsidiaries or any of their respective predecessors is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state list of sites requiring investigation or cleanup;

(vii)         to the Knowledge of the Companies, there are no (A) underground storage tanks (active or abandoned); (B) polychlorinated biphenyl containing equipment; or (C) Asbestos located at real property owned, operated, occupied or leased by the Companies or the Subsidiaries, in each case, other than such tanks, equipment or materials that are in compliance with applicable Environmental Laws or Asbestos Laws, respectively;

(viii)        neither the Companies nor its Subsidiaries (or any of their respective predecessors) has, either expressly or by operation of law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other

Person, arising under or relating to Environmental Laws or Asbestos Laws, including, without limitation, any obligation for investigation, corrective or remedial action; and

(ix)           to the Knowledge of Companies, no Persons have been exposed to any Hazardous Materials or Asbestos at, from, in, to, on, or under any real property currently or formerly owned, operated, occupied or leased by the Companies, any Subsidiaries, any former Affiliates or any of their respective corporate predecessors or at any other location at which the foregoing entities have conducted operations or provided services or arranged for the treatment, storage, transportation, handling or disposal of a Hazardous Material or Asbestos, in each case, that could give rise to an Environmental Claim or a Claim with respect to Asbestos against the Companies, its Subsidiaries or any Person with respect to which the Companies or the Subsidiaries has responsibility.

(b)           This Section 4.17 contains the sole and exclusive representation and warranty of Progress Fuels with respect to Environmental Laws and Asbestos Laws.

4.18         Books and Records.  The books and records of the Companies have been made available to Holdings prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of directors, stockholders, subcommittees and committees of the boards of directors of the Companies.

4.19         Real Property.

(a)           Schedule 4.19(a) contains a true, correct and complete list (including, without limitation, legal descriptions) of all real property owned by the Companies or the Subsidiaries (together with all buildings, improvements and structures thereon and all easements, rights of way and appurtenances relating thereto, the “Owned Real Property”).  The applicable Company or its Subsidiary owns good and marketable title to the Owned Real Property in fee subject to no Liens except the Permitted Liens.  Neither of the Companies nor the Subsidiaries currently lease all or any part of any Owned Real Property.

(b)           The Companies and the Subsidiaries are not in default with respect to any monies owed to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any parcel of Real Property for which such person could claim a lien.  Each parcel of Real Property, including, without limitation, all buildings, building systems, structural components, roofs, and building equipment, is in condition and repair consistent with prudent industry practice in the Business, suitable for its intended purposes and the operation of the business of the applicable Company or its Subsidiaries thereon, and there exist no material defects in the same.  Private utilities located within each parcel of Real Property or public utilities adequately serve all utility requirements of each parcel of Real Property and such public utilities enter directly through adjoining public streets or enter through adjoining private lands under appurtenant perpetual easements benefiting the applicable Real Property (which easements (i) did not impose material obligations on the owner of such Real Property and are (ii) reasonable in form and substance for the operation and ownership of such Real Property).  To the Knowledge of the Companies, there are no unrecorded easements affecting the Real

Property.  Neither the Companies nor the Subsidiaries have assigned, pledged, mortgaged, hypothecated or otherwise transferred any such easement.  Neither the Companies nor the Subsidiaries are in default under the terms of such easements.  No building or other improvement not included in a parcel of Real Property relies on any part of the same to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing to such building or improvement of access, any essential building systems, facilities or utilities, except, with respect to such structural support, such access or such systems, facilities or utilities which rely upon such Real Property pursuant to an agreement terminable upon not more than 30 days’ prior notice without further Liability of the Companies or Subsidiaries thereunder.  Except as set forth in Schedule 4.19(b), there are no condemnation or appropriation proceedings, lawsuits or administrative actions pending or threatened against any parcel of Owned Real Property and, to the Knowledge of the Companies, Leased Real Property.  Each parcel of Real Property has adequate rights of ingress and egress.

(c)           Subject to the terms of the respective Real Property Leases, the applicable Company or Subsidiary (if the tenant) has a valid and subsisting leasehold estate in and the right to quiet enjoyment to each parcel of real property demised under a Real Property Lease (the “Leased Real Property” and, together with the Owned Real Property but excluding the Retained Real Property, the “Real Property”) for the full term of the respective Real Property Lease.  True and correct copies of each Real Property Lease have been delivered to Holdings.  Each Real Property Lease was negotiated at arms length and neither Progress Fuels, the Companies nor the Subsidiaries are affiliated with any landlord or tenant, as the case may be, under any Real Property Lease.  Neither the Companies nor the Subsidiaries have assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease or sublet all or any portion of any Leased Real Property.  The applicable Company or Subsidiary is in possession of the Leased Real Property.  Except as set forth in Schedule 4.19(c), no security deposit has been used and no penalties are accrued and unpaid under any Real Property Lease and no landlord or tenant under any Real Property Lease has exercised any option or right to cancel or terminate such Real Property Lease or shorten the term thereof, lease additional premises, reduce or relocate the premises demised by such Real Property Lease or purchase any property.  Except as set forth in Schedule 4.19(c), neither the Companies nor the Subsidiaries are a party to any oral lease of real property (which oral leases (i) do not impose material obligations on the Companies or the Subsidiaries and (ii) are terminable upon not more than thirty (30) days’ prior notice without further Liability of the Companies or the Subsidiaries thereunder).

(d)           With respect to the Retained Real Property, the aggregate fair market value of such Retained Real Property does not exceed $2,500,000.

4.20         Substantial Customers and Suppliers.  Schedule 4.20 lists the fifteen (15) largest customers of the Business on the basis of revenues for goods sold or services provided for the most recent fiscal year. Schedule 4.20 lists the fifteen (15) largest suppliers of the Business on the basis of cost of goods or services purchased for the most recent fiscal year.  Except as set forth in Schedule 4.20, no such customer or supplier which is party to an agreement or purchase order (i) with a term of more than one year, are subject to automatic renewal or indefinite and (ii) that involved an annual payment of more than $2,500,000 during at least one of the last three fiscal years or, to the Knowledge of the Companies, would have reasonably been expected to involve the payment of more than $2,500,000 during any fiscal year in the future, has ceased its purchases from or sales or provision of services to the Business since December 1, 2004, or, to the Knowledge of the Companies, have threatened to cease such purchases or sales or provision of services after the date hereof.  Except as disclosed in Schedule 4.20, to the Knowledge of the Companies, no such customer or supplier is the subject of bankruptcy or insolvency proceedings.

4.21         Entire Business.  The Mergers consummated pursuant to this Agreement will effectively convey to Holdings the entire Business and all of the assets and properties (other than the Retained Real Property) used by the Companies and the Subsidiaries (whether owned, leased or held under license by the Companies, any Subsidiary, by any of their respective Affiliates or by others) in connection with the conduct of the Business as heretofore conducted by Progress Energy and Progress Fuels.  Except as disclosed in Schedule 4.21, there are no shared facilities or services which are used in connection with any business or other operations of the Companies, any Subsidiary or any of their respective Affiliates other than the Business.

4.22         Warranty Obligations.  Schedule 4.22 sets forth (a) copies of all written general warranty policies given by the Companies or any Subsidiary with respect to the Business, which are currently in effect or may hereinafter become effective (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (b) each of the Warranty Obligations (or warranty obligations contained in purchase orders or other agreements for the sale of goods or services) which is subject to any material dispute or, to the best of the Knowledge of the Companies, threatened material dispute.

4.23         Inventory.  All inventory of the Companies and any Subsidiary consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to the allowances contained in the Financial Statements for damage and outdated items.  All items included in such inventory are the property of the Companies or the Subsidiaries, free and clear of any Liens, have not been pledged as collateral, are not held by the Companies or any Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

4.24         Foreign Corrupt Practices Act.  Neither the Companies, any Subsidiary, any director or officer of the Companies or any Subsidiary nor, to the Knowledge of the Companies, any agent, employee or other Person associated with or acting on behalf of the Companies or any Subsidiary, or the Business has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

4.25         No Broker.  None of Progress Energy, Progress Fuels nor either of the Companies or any Subsidiary (i) have had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement or (ii) is committed to any Liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement, other than Morgan Stanley and Co., Incorporated, whose fees and expenses that are unpaid as of the Closing shall be paid by Progress Fuels.

4.26         Bank Accounts.  Schedule 4.26 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Companies or the Subsidiaries (to the extent related to the Business) have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Companies or the Subsidiaries having signatory power with respect thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE MERGER SUBS

Holdings hereby represents and warrants to Progress Fuels:

5.1           Organization.  Holdings and the Merger Subs are duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.  Each of Holdings and the Merger Subs are duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent or materially delay consummation of the transactions contemplated hereby.

5.2           Authorization; Execution and Delivery; Enforceability.  Each of Holdings and the Merger Subs has full corporate power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Holdings and the Merger Subs and all agreements and instruments executed in connection herewith or delivered pursuant hereto by each of Holdings and the Merger Subs and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Holdings and the Merger Subs.  This Agreement and all agreements or instruments executed by each of Holdings and the Merger Subs in connection herewith or delivered by each of Holdings and the Merger Subs pursuant hereto have been duly executed and delivered by each of Holdings and the Merger Subs, as the case may be, and this Agreement and all agreements and instruments executed by each of Holdings and the Merger Subs in connection herewith or delivered by each of Holdings and the Merger Subs pursuant hereto constitute the legal, valid and binding obligations of by each of Holdings and the Merger Subs, enforceable against Holdings and the Merger Subs, as the case may be, in accordance with their respective terms except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

5.3           No Violation or Conflict; Consents.  The execution, delivery and performance by each of Holdings and the Merger Subs of this Agreement and all of the other documents and instruments contemplated hereby and the consummation of the transactions contemplated herein do not and will not conflict with, violate or breach any Laws, judgment, order or decree binding on Holdings or the Merger Subs, as the case may be, or the respective articles of incorporation or bylaws of each of Holdings and the Merger Subs.  Except for such filings and consents as may be required pursuant to the HSR Act or any Other Antitrust Regulations, all of which will have been made or obtained, as the case may be, prior to the Closing, no consent of any other Person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Holdings or the Merger Subs, as the case may be, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4           No Broker.  Neither Holdings nor the Merger Subs has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement and is not committed to any Liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement.

5.5           Purchase for Investment.  Holdings is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, except in accordance with applicable federal and state securities laws.

ARTICLE VI
PRE-CLOSING COVENANTS

6.1           Conduct of Business.  Except as provided in this Agreement, Progress Energy and Progress Fuels shall (a) cause each of the Companies and each of the Subsidiaries to conduct its business in the ordinary course and use its reasonable efforts to preserve its properties, business and relationships with its employees, suppliers and customers, including maintaining in full force and effect until the Closing substantially the same levels of coverage of the insurance policies currently maintained by each of the Companies and each of the Subsidiaries, and (b) cause the Companies and the Subsidiaries to advise Holdings promptly in writing of any development that has or could reasonably be expected to have a Material Adverse Effect on the Companies and the Subsidiaries, taken as a whole.  Without limiting the generality of the foregoing, until the Closing, except as provided in this Agreement, Progress Energy and Progress Fuels shall cause the Companies and the Subsidiaries to not and Progress Energy and Progress Fuels shall not, as agent for either of the Companies or a Subsidiary, without the written consent of Holdings, not be unreasonably withheld:

(i)            declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to its capital stock;

(ii)           except for transactions in the ordinary course of business and consistent with its past practice, (A) create, incur or assume any Indebtedness (other than any Indebtedness described in clause (iv) of the definition thereof) for borrowed money, except pursuant to credit agreements in existence on the date of this Agreement, (B) mortgage, pledge or otherwise encumber any of its properties or assets (other than Real Property), except for Permitted Liens or (C) create or assume any other Indebtedness except accounts payable and other Liabilities incurred in the ordinary course of business;

(iii)          issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class, or split, combine or reclassify any shares of its capital stock;

(iv)          fail to comply, in all material respects with all applicable Laws and Permits and with all orders of any court or of any federal, state, municipal or other governmental department, non-compliance with which could cause a Material Adverse Change in its assets or properties or a material impairment to its business;

(v)           amend their Articles or Certificates of Incorporation, Bylaws or other organizational documents, or merge or consolidate with or into any other corporation;

(vi)          acquire or dispose of any assets or properties used or held for use in the conduct of the Business, other than in the ordinary course of business consistent with past practice, or creating or incurring any Lien, other than a Permitted Lien, on any assets or properties used or held for use in the conduct of the Business;

(vii)         engage with any Person in any Business Combination;

(viii)        engage in any transaction with respect to the Business with any officer, director or Affiliate of the Companies or any Subsidiary, or any associate of any such officer, director or Affiliate, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis;

(ix)           make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Business in an aggregate amount exceeding $1,000,000 which were not approved under the capital expenditure budget set forth in Schedule 6.1(ix);

(x)            with respect to Real Property, (A) exercise any right or option under any Real Property Lease or extend or renew any Real Property Lease; (B) waive any rights or grant any material consent under, mortgage or hypothecate any Real Property Lease or sublet or encumber all or any portion of any Leased Real Property; (C) sell, dispose of, lease, transfer, mortgage, hypothecate or encumber all or any portion of the Owned Real Property; (D) demolish or make any material alteration (other than as permitted under the capital expenditure budget set forth in Schedule 6.1(ix)) to any Real Property; (E) fail to operate, repair and maintain the Real Property in the ordinary course of business; and (F) fail to perform all covenants and obligations under the Real Property Leases, Permits and Permitted Liens;

(xi)           make (except as consistent with past practice) or rescind any material election relating to Taxes, change any material method of accounting for Tax purposes or settle or consent to the entry of judgment with respect to any proceeding relating to Taxes of either of the Companies or any of the Subsidiaries, except, in each such case, where such act would not increase the Tax liability of a Company or any of the Subsidiaries (or any consolidated, unitary or similar Tax group that includes a Company or any of the Subsidiaries) for any Post-Closing Period; or

(xii)          enter into any agreement to do or engage in any of the foregoing or take other action which would cause the representations and warranties in Article IV to be untrue.

6.2           Employee Benefits Matters.

(a)           Contracts.  Except as set forth in Schedule 4.12, or with Holdings’ written consent, the Companies and the Subsidiaries will not enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any director, officer, or employee of the Companies and the Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit, except (i) for changes that are required by applicable law, (ii) to satisfy Contracts existing on the date hereof or to deliver the intended benefits thereunder, or (iii) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice.

(b)           Plans.  Except as set forth in Schedule 4.12, or with Holdings’ written consent, the Companies and the Subsidiaries will not enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, or employee, of the Companies and the Subsidiaries (or any dependent or beneficiary of any of the foregoing Persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except in each such case, (i) as may be required by applicable law, (ii) to satisfy Contracts or Benefit Plans existing on the date hereof or to deliver the intended benefit thereunder, (iii) to establish separate, but substantially similar plans for the Companies’ and the Subsidiaries’ employees who currently participate in any benefit plans of Progress Fuels or (iv) to renew any such insurance or administrative services contract relating to any of the above mentioned benefit plans if such renewal term comes due in the ordinary course of business.

(c)           Certain Agreements. Prior to the Closing, Progress Fuels shall assume the obligations of the Companies under the Companies Change of Control Retention Plan (the “Retention Plan”) related to the transactions contemplated by this Agreement and the Progress Rail Services Corporation Management Incentive Compensation Plan (the “Incentive Plan”) with respect to bonuses accrued as of the Closing Date as detailed in Schedule 6.2(c), and Progress Fuels agrees to (i) amend the Retention Plan to provide for an additional $1.65 million in benefits, and (ii) to satisfy those obligations in accordance with their terms and, other than as permitted in Section 6.2(c)(i), without further amendment or modification.  Other than as described in this Section 6.2(c), Holdings will assume the obligations under the Retention Plan and the Incentive Plan.

6.3           Access to Information.  As of the Closing Date, any books, records, contracts, information and documents of either of the Companies or any of the Subsidiaries or relating to the real properties currently owned, operated, leased or occupied by the Companies or the Subsidiaries, including with respect to Tax Returns, only Tax Returns (excluding federal income Tax Returns, State Income Tax Returns, and state franchise Tax Returns) filed after January 1, 2001, true and complete copies of federal income tax Returns, State Income Tax Returns and state franchise Tax Returns filed after January 1, 2004 (or pro formas for the Companies or the Subsidiaries, in the case of Tax Returns prepared on a consolidated or similar basis with Progress Fuels or other Progress Fuels Affiliates other than the Companies and the Subsidiaries) and associated workpapers (or true and complete copies thereof) and environmental reports which are not located on the premises of either the Companies or the Subsidiaries shall be relocated to such premises.  Prior to the Closing Date, at Holdings’ expense, Holdings and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the Companies and each of the Subsidiaries or relating to the real properties currently owned, operated, leased or occupied by the Companies or the Subsidiaries, whether held by the Companies, the Subsidiaries, Progress Fuels, Progress Energy or their respective Affiliates, to conduct such examinations and investigations of the Companies and the Subsidiaries as Holdings deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted during the normal business hours of the Companies and the Subsidiaries, (b) shall not unreasonably interfere with the operations and activities of the Companies or any of the Subsidiaries, and (c) shall be subject to the prior approval of the Companies and the Subsidiaries or Progress Fuels if the information or documents requested are, in the reasonable opinion of the Companies, the Subsidiaries or Progress Fuels, of a nature which may materially compromise the competitive position of the Companies or any of the Subsidiaries.  The Companies shall cooperate, and shall cause each of the Subsidiaries to cooperate, in all reasonable respects with Holdings’ examinations and investigations.

6.4           Further Assurances; Consents; Waiver of Notices.  Each of the parties hereto hereby agrees to (a) use all commercially reasonable efforts to obtain, and to cause the Companies and the Subsidiaries to obtain, any and all approvals of Governmental Authorities and third party consents, approvals, notations and authorizations required in connection with the consummation of the transactions contemplated by this Agreement, (b)  comply, and cause the Companies and the Subsidiaries to comply, with all conditions and covenants applicable or related to it as contemplated by this Agreement and (c)  take all such commercially reasonable other actions as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby.

6.5           Publicity.  All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Companies and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Progress Fuels and Holdings; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with

Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other parties hereto of its intention to make such public announcement.

6.6           Confidentiality.  Notwithstanding any other provision of this Agreement to the contrary, Holdings agrees that unless and until the transactions contemplated herein are consummated, Holdings shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated May 6, 2004, by and between Progress Energy and Holdings, the terms of which Confidentiality Agreement are incorporated herein by reference; provided, however, the provisions of the Confidentiality Agreement shall be waived as and to the extent necessary to permit public announcements to the extent provided in Section 6.5 hereof.   Further, at or prior to the Closing, Progress Energy shall assign to Holdings all confidentiality agreements executed for the benefit of Progress Energy, Progress Fuels, the Companies or any Subsidiary with respect to the Business in connection with the proposed sale of the Companies.

6.7           No Solicitations.  Neither Progress Energy nor Progress Fuels will take, nor will they permit the Companies or any Affiliate of Progress Energy or Progress Fuels (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Progress Fuels, the Companies or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, a Business Combination with respect to the Business (or any part thereof), the Companies or the Subsidiaries with any Person other than Holdings or its Affiliates or (b) to furnish or cause to be furnished any information with respect to the Business or any of the Companies or Subsidiaries to any Person (other than Holdings or its Affiliates) who Progress Energy, Progress Fuels, the Companies or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Business Combination with respect to the Business (or any part thereof), any of the Companies or Subsidiaries.  If Progress Energy, Progress Fuels, the Companies or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Holdings or its Affiliates) any offer, inquiry or informational request referred to above, Progress Fuels will promptly advise such Person, by written notice, of the terms of this Section 6.8 and will promptly, orally and in writing, advise Holdings of such offer, inquiry or request and deliver a copy of such notice to Holdings.

6.8           Estoppel Certificates; Landlord Lien Waivers; Contract Notices; Termination of Liens.  As soon as practicable after execution of this Agreement, Progress Fuels shall (a)  use all commercially reasonable efforts to cause the Companies to obtain from each of the other parties under a Real Property Lease and each tenant under a Company Lease if either of the Companies or any Subsidiary has leased any of its Real Property to others estoppel certificates and landlord lien waivers, in each case pursuant to a Collateral Access Agreement substantially in the form attached as Exhibit 6.8(a); provided; however, that such commercially reasonable efforts shall not include payment to such other parties or tenants of any sums of money; (b) cause the Companies to promptly deliver to Holdings a copy of any notice sent or received under any Contract; and (c) cause the Companies to take all necessary actions to cause the termination, release and removal of record, on or prior to the Closing Date, of all Liens other than Permitted Liens.

6.9           Cooperation with Debt Financing.  In addition to the other obligations set forth in this Agreement, Progress Energy, Progress Fuels, the Companies and the Subsidiaries will cooperate with Holdings in connection with its arrangement of, and negotiation of agreements with respect to, the debt financing contemplated by Holdings, including (a) by making available to Holdings and such financing sources and their representatives, personnel (including for participation in road shows), documents and information of the Companies and the Subsidiaries as may reasonably be requested by Holdings or such financing sources, (b) by instructing the independent accountants of the Companies to deliver a comfort letter in customary form in connection with any public debt, and (c) if applicable, by similarly cooperating with financing sources in connection with the offering and/or syndication of any such financing.  In connection with any such debt financing, Holdings will notify its financing sources that neither Progress Energy nor Progress Fuels is making any representations or warranties in connection with such financing or otherwise taking responsibility for the information presented.

6.10         Insurance.  Progress Energy and Progress Fuels shall keep, or cause to be kept, all material insurance policies that provide coverage for the Companies and the Subsidiaries in full force and effect through the close of business on the Closing Date, and shall provide for the renewal of all such policies that are expiring by their own terms prior to such date.

6.11         Company Transaction Expenses.  At or prior to the Closing, Progress Fuels shall, or shall cause the Companies or the Subsidiaries to, pay all Company Transaction Expenses.

6.12         Antitrust Matters.

(a)           Progress Fuels and Holdings shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request any early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Authority, any other filings, reports, requests for advance ruling, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations.  Each of Progress Fuels and Holdings shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations.

(b)           Progress Fuels and Holdings shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authorities and shall comply promptly with any such inquiry or request; provided, however, that Progress Fuels and Holdings shall both promptly respond to the DOJ, the FTC or any other Governmental Authority to a Request for Additional Information.

(c)           The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any Other Antitrust Regulations at the earliest practicable dates.  Said commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority.

6.13         Available Cash.  At the Closing, the Companies will have available net cash on hand in excess of any undrawn checks and other amounts that can be drawn from the respective bank accounts of the Companies and the Subsidiaries of not less than $1,000,000 in the aggregate.

6.14         Title Insurance Affidavits, Indemnities and Information.  Prior to the Closing, Progress Fuels shall have delivered to Holdings and Holdings’ title insurance company such affidavits, indemnities and information as Holdings’ title insurance company shall reasonably require in order to insure Holdings’ title to the Real Property in accordance with this Agreement (including, without limitation, an affidavit that the Real Property is not subject to leases, occupancy agreements, possessory rights, options or rights of first refusal and a non-imputation affidavit and indemnity).

ARTICLE VII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGERS

7.1           Conditions Precedent to Each Party’s Obligations to Effect the Mergers.  The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction at or prior to the Closing of the following conditions precedent:

(a)           no order, decree, injunction or Law shall have been enacted, entered, promulgated, enforced or shall be in effect by any court of competent jurisdiction or any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order, decree or injunction vacated or reversed;

(b)           all applicable requirements under state securities or takeover laws shall have been satisfied; and

(c)           (i) all applicable waiting periods under the HSR Act or Other Antitrust Regulations have expired or been terminated or waived or the required approvals have been otherwise obtained and the terms and conditions, if any, attached to such approval shall not have a material effect on the affairs, operations, liabilities or prospects of Holdings after the consummation of the transactions contemplated by this Agreement and (ii) neither the Federal Trade Commission nor the Department of Justice nor any other Governmental Authority shall have advised the parties hereto that it opposes any of the transactions contemplated by this Agreement or any material part thereof or have instituted, or threatened to institute, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby.

7.2           Conditions Precedent to Obligations of Holdings to Effect the Mergers.  The obligation of Holdings to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           there shall have occurred no Material Adverse Change in the financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, from December 1, 2004 to the Closing Date;

(b)           the representations and warranties of Progress Energy and Progress Fuels contained in Article III and Article IV shall be true and correct in all material respects (when read without exception for materiality or Material Adverse Effect) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted in Sections 7.2(n) and 7.2(o));

(c)           there shall have been obtained all consents, approvals and authorizations, including the Required Consents, reasonably satisfactory in form and substance to Holdings, there shall have been given all notices and there shall have been made all registrations and filings under all laws, statutes, rules, regulations, judgments, orders, injunctions, contracts or other instruments to which a Company or Subsidiary is a party or by which it or any of its properties are bound or subject, in each case that are required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by such Company or Subsidiary, of any of the terms thereof, except where the failure to obtain or make any such consent approval, authorization, notice, registration or filing would not have a Material Adverse Effect on the Companies and Subsidiaries, taken as a whole, following the Closing;

(d)           Progress Energy, Progress Fuels and the Companies shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it on or before the Closing Date;

(e)           Holdings shall have received certificates, dated the Closing Date, from authorized officers of Progress Energy, Progress Fuels and the Companies certifying the satisfaction of the conditions set forth in this Section 7.2 (other than Section 7.2(j)) and certificates, dated the Closing Date, from the Secretary or Assistant Secretary of Progress Energy, Progress Fuels and the Companies, substantially in the form and to the effect of Exhibit 7.2(e);

(f)            Holdings shall have received the resignations (effective as of the Closing Date) of all of the directors of the Companies and the Subsidiaries;

(g)           Holdings shall have received an opinion of counsel to Progress Energy and Progress Fuels, dated the Closing Date, substantially in the form and to the effect of Exhibit 7.2(g);

(h)           Holdings shall have received all of the books, records and other materials of the Companies and the Subsidiaries required under Section 6.3, including all stock registers, corporate seals and related materials;

(i)            all proceedings, corporate or other, to be taken by Progress Fuels in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Holdings and Holdings’ counsel;

(j)            Holdings shall have received the proceeds of, or shall otherwise have available for immediate borrowing the entire principal amount of, all debt financings as described in Schedule 7.2(j) (which, for purposes of clarity, with respect to the senior secured debt facility, means that there will be borrowing base sufficient to access the entire committed amount);

(k)           (i) all Indebtedness of the Companies and the Subsidiaries shall have been paid in full (other than the Canadian Pacific Earnout and any Indebtedness described in clause (iv) of the definition thereof) and the Companies or the Subsidiaries, as the case may be, shall have received on or prior to the Closing Date all pay-off letters from all holders of Indebtedness to be paid and discharged at the Closing and all recordable form lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by Holdings, and shall have provided to Holdings copies thereof and (ii) there shall be no Indebtedness owing from any of the Companies or the Subsidiaries to Progress Energy, Progress Fuels or any of their Affiliates (other than the Companies or the Subsidiaries);

(l)            Progress Fuels shall have delivered to Holdings such other documents and instruments as Holdings may reasonably request to facilitate the consummation or performance of the transactions contemplated by this Agreement;

(m)          Progress Fuels shall have executed the Employee Lease Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit 7.2(m);

(n)           the Retained Real Property shall have been transferred to Progress Fuels or its designee at Progress Fuels’ cost and expense and in a manner reasonably acceptable to Holdings with none of the Companies or Subsidiaries having any further Liability in connection with the Retained Real Property;

(o)           3079936 Nova Scotia Company shall have been dissolved or, if such dissolution has not occurred, the Companies shall have distributed all of the shares of 3079936 Nova Scotia Company to Progress Fuels or its designee; and

(p)           Progress Fuels shall have delivered to Holdings no later than March 4, 2005 the final audited and combined unaudited balance sheets of the Companies and related combined statements of operations, shareholders’ equity and cash flows for the fiscal year 2004 (the “Audited Statements”) and the combined unaudited balance sheets of the Companies and related combined statements of operations, shareholders’ equity and cash flows for the fiscal year 2004 shall be the same in all material respects to the Audited Statements.

7.3           Conditions Precedent to Obligations of Progress Fuels, Progress Rail and Progress Metal to Effect the Mergers.  The obligation of Progress Fuels to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)           the representations and warranties of Holdings and the Merger Subs contained in Article V shall be true and correct in all material respects (when read without exception for materiality) at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time;

(b)           Holdings shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it on or before the Closing Date;

(c)           there shall have been obtained all consents, approvals and authorizations reasonably satisfactory in form and substance to Progress Fuels, there shall have been given all notices and there shall have been made all registrations and filings under all laws, statutes, rules, regulations, judgments, orders, injunctions, contracts or other instruments to which Holdings is a party or by either is bound or subject, in each case that are required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by Holdings, or of any of the terms thereof;

(d)           Progress Fuels shall have received a certificate, dated the Closing Date, from an authorized officer of Holdings certifying the satisfaction of the conditions set forth in this Section 7.3;

(e)           Progress Fuels shall have received an opinion of counsel to Holdings and the Merger Subs, dated the Closing Date, substantially in the form and effect of Exhibit 7.3(e);

(f)            all proceedings, corporate or other, to be taken by Holdings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Companies and Progress Fuels’ counsel; and

(g)           the Companies shall have executed a Trademark Coexistence Agreement with Progress Energy substantially in the form attached hereto as Exhibit 7.3(g), to which Holdings will acknowledge its consent.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1           Access to Books and Records.  At Progress Fuels’ expense, Progress Fuels and their authorized agents, officers and representatives shall have reasonable access after the Closing Date to the properties, books, records, contracts, information and documents of the Companies and each of the Subsidiaries for any reasonable business purpose, including, without limitation, matters relating to Taxes; provided, however, such access by Progress Fuels (a) shall be conducted during the normal business hours of the Companies and the Subsidiaries and (b) shall not unreasonably interfere with the operations and activities of the Companies or any of the Subsidiaries.  Holdings and the Companies shall cooperate, and the Companies shall cause each of the Subsidiaries to cooperate, in all reasonable respects with Progress Fuels’ review of such information, including, without limitation, retaining all such information until Progress Fuels has notified Holdings in writing that all tax years (including any portion of a tax year) ending prior to or including the Closing Date have been closed or for seven (7) years, whichever is longer.  Commencing seven (7) years after the Closing Date, Holdings may request that Progress Fuels inform Holdings in writing whether all tax years (including any portion of a tax year) ending prior to or including the Closing Date have been closed.  Progress Fuels shall respond in writing to any such request within ninety (90) days of receipt thereof.

8.2           Tax Matters.

(a)           Federal Income Taxes in General.  The income and other Tax items (including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury regulations) of the Companies and of those Subsidiaries that are included in the same consolidated federal income Tax Return as Progress Fuels (“Consolidated Subsidiaries”) for periods ending on or before the Closing Date shall be included in the consolidated federal income Tax Return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Progress Fuels is a member (the “Progress Fuels Group”) for all such periods and Progress Fuels will pay or cause to be paid any federal income Taxes on such income.  Progress Fuels will take no position on such Tax Returns that relate to the Companies or the Subsidiaries that could adversely affect the Companies or the Subsidiaries after the Closing Date, except as may be required by applicable Tax Law, may be required to be consistent with past practice for Tax Returns filed for prior periods by such entity or group with respect to such Tax or may be consented to by Holdings, with such consent not to be unreasonably withheld.   Progress Fuels shall provide Holdings with a copy of pro formas for the Companies and the Subsidiaries included on Tax Returns filed under this Section 8.2(a) and copies of the associated workpapers for such pro formas.  Information provided pursuant to the preceding sentence may be provided in an electronic format, so long as the recipient is able to access and copy the information without unreasonable hardship or expense.  Except as otherwise provided in this Section 8.2, Progress Fuels shall be entitled to any reductions or refunds of Taxes (including interest), for Pre-Closing Periods with respect to the consolidated federal income Tax Return of the Progress Fuels Group, except to the extent that such refund is attributable to a carryback of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period.  If Holdings or any of the Companies or the Consolidated Subsidiaries receives any such refund (other than a refund attributable to a carryback permitted by

Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period), Holdings shall promptly pay (or cause such Company or Consolidated Subsidiary to pay) the entire amount of the refund (including interest received) to Progress Fuels.  Holdings shall be entitled to any reduction in and refunds of Taxes (including interest) for Post-Closing Periods with respect to federal income Taxes of any of the Companies or the Subsidiaries and any refunds for Pre-Closing Periods attributable by a carryback permitted by Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period.  If Progress Fuels or any of its Affiliates receive any such refund or any refund for a Pre-Closing Period that is attributable to a carryback permitted by Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period, Progress Fuels shall promptly pay (or cause such Affiliate to pay) the entire amount of the refund (including interest received) to Holdings.

(b)           State Income Taxes in General.

(i)            For purposes of this Agreement, the term “State Income Tax” means any Tax, imposed by a state or political subdivision of a state in the United States or by the District of Columbia, that is based on or measured by net income or for which at least one of two or more alternative bases is measured by or based on net income.  Progress Fuels shall be responsible for preparing and filing the State Income Tax Returns of the Companies and the Consolidated Subsidiaries for all taxable periods ending on or before the Closing Date and will pay or cause to be paid any State Income Taxes on the taxable income of the Companies and the Consolidated Subsidiaries for such periods (including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury regulations, including comparable provisions under state or local Tax Law).  Progress Fuels will take no position on such Tax Returns that relate to the Companies or the Subsidiaries that could adversely affect the Companies or the Subsidiaries after the Closing Date, except as may be required by applicable Tax Law, may be required to be consistent with past practice for Tax Returns filed for prior periods by such entity or group with respect to such Tax or may be consented to by Holdings, with such consent not to be unreasonably withheld.  Progress Fuels shall provide Holdings with the Tax Returns or, in the case of a consolidated, combined or similar Tax Return, copies of pro formas for the Companies and the Subsidiaries included on Tax Returns filed under this Section 8.2(b) and copies of the associated workpapers for such pro formas.  Information provided pursuant to the preceding sentence may be provided in an electronic format, so long as the recipient is able to access and copy the information without unreasonable hardship or expense.  Except as otherwise provided in this Section 8.2, Progress Fuels shall be entitled to any reductions in and refunds of State Income Taxes (including interest received) for Pre-Closing Periods (other than a refund attributable to a carryback permitted by Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period).  If Holdings or any of the Companies or the Consolidated Subsidiaries receives any such refund (other than any refund for a Pre-Closing Period that is attributable to a carryback permitted by Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period), Holdings shall promptly pay (or cause such Company or Consolidated Subsidiary to pay) the entire amount of such refund

(including interest received) to Progress Fuels.  Holdings shall be entitled to any reduction in and refunds of State Income Taxes (including interest) for Post-Closing Periods with respect to State Income Taxes of any of the Companies or the Subsidiaries.  If Progress Fuels or any of its Affiliates receive any such refund or any refund for a Pre-Closing Period that is attributable to a carryback permitted by Section 8.2(d)(vi) of a Tax item of a Company or one of the Subsidiaries arising in a Post-Closing Period, Progress Fuels shall promptly pay (or cause such Affiliate to pay) the entire amount of the refund (including interest received) to Holdings.

(ii)           If any of the Companies and the Consolidated Subsidiaries is required to file any State Income Tax Return for a taxable period covering days before and after the Closing Date, Holdings shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period.  However, Progress Fuels shall pay to Holdings or Holdings shall pay to Progress Fuels, as appropriate and as an adjustment to the Purchase Price, the amount by which the State Income Tax attributable to the period through the Closing Date exceeds or is less than the amount of such Tax paid (including payments of estimated Tax with respect to such Tax) on or before the Closing Date.  The Tax attributable to the period through the Closing Date shall be determined (A) as if that period were a separate taxable year, and (B) except as otherwise required by Law, pursuant to Section 8.2(g)(iii) and using the Tax accounting methods and Tax elections used by such Company or Consolidated Subsidiary before the Closing Date.  Holdings shall compute the amount of the Tax attributable to the period through the Closing Date and shall notify Progress Fuels of such amount in writing no later than thirty (30) days following the filing of any such State Income Tax Return.  Within forty-five (45) days after the date of such notification, Progress Fuels shall pay to Holdings or Holdings shall pay to Progress Fuels, as appropriate, the difference between (i) the amount of Tax attributable to the portion of the period through the Closing Date, and (ii) the amount of the Tax for the taxable period paid (including payments of estimated Tax) on or before the Closing Date, unless within forty-five (45) days after such notification date, Progress Fuels notifies Holdings in writing that Progress Fuels disagrees with the computation of any such amount, including any disagreement based on the manner in which such Tax Return was prepared.  In that case, Progress Fuels and Holdings shall proceed in good faith to determine the correct amount. If the parties cannot reach agreement within thirty (30) days of Progress Fuels’ notification of its disagreement, then the parties shall submit the dispute to KPMG for resolution in accordance with the procedures set forth in Section 2.8(d) hereof.  Progress Fuels’ payment to Holdings, or Holdings’ payment to Progress Fuels shall be due the later of (1) the time specified in the third preceding sentence or (2) ten (10) days after the resolution of such disagreement.

(c)           Section 338 Elections.

(i)            The parties agree that no election under Section 338(h)(10) of the Code or any corresponding provision of state, local or foreign Tax Law will be made with respect to the acquisition of the Shares provided for herein.

(ii)           Notwithstanding any other provision of this Agreement, the parties agree that, if an election under Section 338 or any corresponding provision of state, local or foreign Law is made by Holdings with respect to any of the Companies or its Subsidiaries, Holdings shall prepare and file the returns for, be responsible for the payment of, indemnify and hold Progress

Fuels and its Affiliates harmless from, and be entitled to any refund (excluding any refund resulting from carrying back a loss or other Tax item to a period ending on or before the Closing Date) of any Taxes resulting from the elections.  In addition, no such election shall be made by Holdings or any of its Affiliates (including, after the Closing, the Companies and the Subsidiaries) with respect to a Subsidiary that is not a Consolidated Subsidiary without Progress Fuels’ express written consent, which may be withheld in Progress Fuels’ absolute discretion.

(d)           Cooperation.

(i)            Holdings agrees to cooperate and to cause the Companies and the Consolidated Subsidiaries to cooperate with Progress Fuels to the extent reasonably required after the Closing Date in connection with (A) the filing, amendment, preparation and execution of all federal income and State Income Tax Returns with respect to any taxable period of any of the Companies and the Consolidated Subsidiaries ending on or before the Closing Date or including but not ending on the Closing Date, (B) contests concerning the federal or State Income Tax due for any such period and (C) audits and other proceedings relating to income Taxes with respect to any such period.

(ii)           If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto; provided that the failure of a party to give such prompt notice to the other party of any such Tax Claim shall not relieve such other party of any of its obligations under this Section 8.2, except to the extent of actual prejudice.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person, to the extent such correspondence relates to the Companies or Subsidiaries.

(iii)          Except as provided in Section 8.2(d)(iv) and in the this Section 8.2(d)(iii), Progress Fuels shall have the right to control, defend or prosecute, at its sole cost, expense and risk those Tax Claims solely with respect to Taxes set forth in Section 8.2(g)(i).  Progress Fuels shall not, without the prior written consent of Holdings, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee, unless Progress Fuels agrees to indemnify such Tax Indemnitee for such detriment.  Progress Fuels shall inform Holdings of all material developments and events relating to such Tax Claim (including, without limitation, providing to Holdings copies of all written materials relating to such Tax Claim, to the extent they relate to the Companies or Subsidiaries), and Holdings or its authorized representatives shall be entitled, at the expense of Holdings, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim, to the extent they relate to the Companies or Subsidiaries. Except as provided in Section 8.2(d)(iv) or as may be reasonably determined to be required by applicable law or by a Taxing Authority, Holdings and its representatives shall not take, or cause any of the Companies or the Subsidiaries to take, any action with respect to any Tax Claim or portion of a proceeding that Progress Fuels is entitled to control, defend or prosecute hereunder that is inconsistent with such control, defense or prosecution without Progress Fuel’s prior written consent.  Except as may reasonably be determined to be required by applicable law or by a Taxing Authority, Progress Energy, Progress Fuels and their representatives shall not take, or cause any of their Affiliates to take, any action with respect to any Tax Claim or portion of a proceeding that Progress Fuels is not given the right to control, defend or prosecute hereunder that is inconsistent with the right of Holdings and its Affiliates to control, defend or prosecute such Tax Claim or portion of proceeding without Holdings’ prior written consent.  Except as required by law, it shall be considered inconsistent with a party’s right to control, defend or prosecute for the other party or its Affiliates to provide to any Taxing Authority any document or other writing relating to the merits of any issue and not publicly available without the prior consent of the other party, such consent not to be unreasonably withheld or delayed.

(iv)          If, at any time unsecured indebtedness of Progress Energy has a rating from S&P or any successor to S&P that is below “BB+” (or any equivalent successor rating) and a rating from Moody’s or any successor to Moody’s that is below “Ba1” (or any equivalent successor rating), then Holdings, upon making a reasonable, written determination that Progress Fuels is not pursuing with reasonable diligence any Tax Claim that it is entitled to control under Section 8.2(d)(iii), or any portion of a Tax proceeding that Progress Fuels is entitled to control pursuant to Section 8.2(d)(v), despite at least twenty (20) days having passed since Holdings gave Progress Fuels written notice (setting forth the basis for such belief) that Holdings believes Progress Fuels is not pursuing such Tax Claim with reasonable diligence, Holdings shall be entitled to assume control over such Tax Claim or such portion of a Tax proceeding, subject to the limitation that Holdings may not settle or consent to the entry of judgement with respect to such Tax Claim or such portion of a Tax proceeding without the prior consent of Progress Fuels, which consent may not be unreasonably withheld or delayed; provided, however, that Holdings shall not be entitled to assume control if (A) Progress Fuels deposits into escrow, under an agreement reasonably acceptable to the Progress Fuels and Holdings, an amount sufficient to cover at least 75 percent of the amount of such Tax Claim within twenty (20) days after receipt of the written determination from Holdings or (B) Progress Fuels has paid or deposited, or within twenty (20) days after receipt of the written determination from Holdings, pays or deposits the amount of such Tax Claim to the relevant Taxing Authority and, under applicable Law, such payment or deposit cannot be recovered prior to a favorable determination that (i) is not appealable or has ceased to be appealable and (ii) is not subject to reversal or has ceased to be subject to reversal.  After the date on which Holdings comes to control a Tax Claim under this Section 8.2(d)(iv), Holdings shall inform Progress Fuels of all material developments and events relating to such Tax Claim (including, without limitation, providing to Progress Fuels copies of all written materials relating to such Tax Claim, to the extent that they relate to the Companies or Subsidiaries), and Progress Fuels or its authorized representatives shall be entitled, at the expense of Progress Fuels, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim, to the extent they relate to the Companies or Subsidiaries.  This Section 8.2(d)(iv) shall not apply to any Tax Claim or portion of a Tax proceeding with respect to income Taxes for periods where the Company or Subsidiary whose Tax liability is at issue filed income Tax Returns on a consolidated, combined, unitary or similar basis with Progress Energy or any of its Subsidiaries (other than Tax Returns that include only the Companies and their Subsidiaries).

(v)           Where an audit or other proceeding involves Taxes other than Taxes set forth in Section 8.2(g)(i), then Holdings and Progress Fuels agree that they shall each take, and cause their respective Affiliates to take, reasonable steps to have the portion of such audit or proceeding that relates solely to Taxes set forth in Section 8.2(g)(i) bifurcated from the rest of such proceeding.  Pending or in the absence of such bifurcation, Progress Fuels shall control such audit or proceeding to the extent that it relates to Taxes set forth in Section 8.2(g)(i) and Holdings shall control the remaining portion of such audit or proceeding, provided, however, that neither Holdings nor Progress Fuels shall be permitted to take a position in connection with their respective portions of such audit or proceeding, or settle or compromise a matter in connection with such portion, that adversely affects the position of the other party with respect to its portion of such audit or proceeding, without the consent of the other party, with such consent not to be unreasonably withheld or delayed.  Both Holdings and Progress Fuels shall keep the other party informed of all material developments with respect to such audit or proceeding and allow the other party to attend all conferences, meetings or similar events relating to such audit or proceeding.

(vi)          Progress Fuels agrees to make available to Holdings, the Companies and the Subsidiaries records in the custody of Progress Fuels or of any member of Progress Fuels Group or any subsidiary of Progress Fuels, to furnish other information and otherwise to cooperate to the extent reasonably required for the preparation or filing of Tax Returns relating to either of the Companies or any of the Subsidiaries for which Holdings, either of the Companies or any of the Subsidiaries is responsible under this Section 8.2 or for the defense or conduct of any audit, action or similar proceeding.  Progress Energy and Progress Fuels shall provide Holdings or one or more Affiliates of Holdings designated by Holdings, within a reasonable time following receipt of a request thereof, copies of any Tax Return of or that includes or relates to a Company or any of the Subsidiaries, together with the related workpapers; provided, that, in the case of such a Tax Return that was filed prior to 2001, information on such Tax Return (or the related workpapers) is relevant to the preparation and filing of a Tax Return due after the Closing Date (or a Tax Return due on or prior to the Closing Date that was not filed on or prior to the Closing Date) or the conduct of an audit, action or similar proceeding taking place after the Closing Date.  References to “Tax Returns” in the preceding sentence shall, in the case of income Tax Returns that a Company or a Subsidiary filed on a consolidated or similar basis with an Affiliate of Progress Energy other than a Company or a Subsidiary, a pro forma for such Company or Subsidiary.  Information provided pursuant to the second preceding sentence may be provided in an electronic format, so long as the recipient is able to access and copy the information without unreasonable hardship or expense. However, no loss, credit or other item of any of the Companies or the Subsidiaries may be carried back from a Post-Closing Period without Progress Fuels’ written consent, which Progress Fuels may withhold in its absolute discretion, to a taxable period for which (A) any of the Companies and the Subsidiaries and (B) Progress Fuels or any entity affiliated with Progress Fuels filed a consolidated, unitary, combined or similar Tax Return.  Progress Energy and Progress Fuels will not dispose of any books, records (including Tax Returns) or contracts relating to income Tax attributes of either Company or any of the Subsidiaries prior to the date specified in the second sentence of Section 8.1(a) without the prior written consent of Holdings, which shall not be unreasonably withheld or delayed.

(vii)         Progress Fuels agrees to cooperate with Holdings, and Holdings agrees to cooperate (and cause the Companies to cooperate) with Progress Fuels, to the extent reasonably necessary in connection with the preparation and filing of any Tax Return relating to Holdings’ acquisition of the Companies.

(e)           Termination of Tax-Sharing Agreement.  As of the Closing, this Section 8.2 shall supersede any and all Tax-sharing or similar agreements to which (i) any of the Companies and the Subsidiaries, on the one hand, and (ii) Progress Fuels or any affiliated entity, on the other hand, are parties.  Neither the Companies, the Subsidiaries, Progress Fuels nor any such affiliated entity shall have any obligation or right with respect to each other under any such prior agreement from and after the Closing.

(f)            Other Tax Returns and Taxes.  The Companies and Subsidiaries (and not Progress Fuels) shall be responsible for preparing and filing all Tax Returns of the Companies and the Subsidiaries other than those income Tax Returns to which Sections 8.2(a) through 8.2(c) apply (“Other Tax Returns”). The preceding sentence shall not affect any liability that Progress Energy or Progress Fuels may otherwise have hereunder.  Except as otherwise required by Law or expressly agreed in writing by Progress Fuels and Holdings (with such agreement not to be unreasonably withheld or delayed), (i) each Other Tax Return filed after the Closing Date for any period ending on or before or including the Closing Date shall be based on the same accounting methods and Tax elections as used for the same type of Other Tax Return filed most recently before the Closing Date, and (ii) no amended Other Tax Return may be filed for a period ending on or before or including the Closing Date.  Holdings shall, at least 30 days prior to the due date for such Tax Returns, provide or cause to be provided to Progress Fuels drafts of all foreign income Tax Returns of the Companies or any of the Subsidiaries that are for a taxable period that is or includes a Pre-Closing Period and are due (taking into account any applicable extensions) more than 90 days after the Closing Date and shall consider in good faith any comments raised by Progress Fuels in a timely fashion with respect to any such drafts.  If Progress Fuels, within 10 days of receipt of such a draft, provides notice in writing to Holdings that either such draft is inconsistent with the requirements of applicable foreign Tax Law or violates any provision of this Section 8.2(f) and Holdings and Progress Fuels are unable to resolve such dispute within 4 business days, the parties shall submit such dispute to KPMG for resolution, except as set forth herein, in accordance with the procedures set forth in Section 2.8(d) hereof; provided, that KPMG shall be required to resolve such dispute at least three business days before the due date for such Tax Return.  In resolving such dispute, KPMG shall adopt Holdings’ position except to the extent that it is not permitted by applicable foreign Tax Law or violates any provision of this Section 8.2(f).  Holdings shall make good faith reasonable efforts to provide to Progress Fuels drafts of foreign income Tax Returns of the Companies or any of the Subsidiaries that are for a taxable period that is or includes a Pre-Closing Period and are due (taking into account any applicable extensions) less than 91 days after the Closing Date prior to filing such Tax Returns and shall consider in good faith any comments raised by Progress Fuels with respect to such drafts.

(g)           Tax Indemnification.

(i)            Except as provided in Section 8.2(d)(ii) above or Section 8.2(g)(ii)(B) below, from and after the Closing Date, Progress Fuels and Progress Energy, on a joint and several basis, shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for:

(A)          any federal income Tax, State Income Tax or (to the extent in excess of the amount of such foreign income Tax actually taken into account as a liability in determining Closing Working Capital, after first subtracting the amount of any payments, credits or rights to refunds or credits with respect to such foreign income Tax actually taken into account as an asset in determining Closing Working Capital) foreign income Tax imposed, including, in each case, any liability for interest, penalties, fines, assessments or additions related to such federal, state, local or foreign Tax liability and any liability for interest, penalties, fines, assessments or additions resulting from a failure to comply with a requirement regarding a related Tax Return, on or relating to any of the Companies or the Subsidiaries with respect to any Pre-Closing Period;

(B)           any federal income Tax, State Income Tax or (to the extent in excess of the amount of such foreign income Tax actually taken into account as a liability in determining Closing Working Capital, after first subtracting the amount of any payments, credits or rights to refunds or credits with respect to such foreign income Tax actually taken into account as an asset in determining Closing Working Capital) foreign income Tax imposed, including, in each case, any liability for interest, penalties, fines, assessments or additions related to such federal, state, local or foreign Tax liability and any liability for interest, penalties, fines, assessments or additions resulting from a failure to comply with a requirement regarding a related Tax Return, upon or relating to any Relevant Group of which the Companies or any Subsidiary (or any predecessor) is or was a member prior to the Closing pursuant to Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law); provided, that this clause (B) shall not apply with respect to a Relevant Group for any Tax liability arising with respect to a taxable period following the Closing during which such Relevant Group does not include Progress Fuels, Progress Energy or any of their Affiliates;

(C) all Taxes incurred as a result of any action taken by Progress Energy, Progress Fuels or any of their Affiliates or representatives in violation of Section 8.2(d)(iii); and

(D) all liabilities that may be determined in, arise out of or in connection with any examination, disputes, claims or similar proceedings referred to on Schedule 4.14(b) or the portion of Schedule 4.14(d) titled “Open Disputes/Claims” and relating to Taxes imposed by Canada or any political subdivision thereof.

(ii)           From and after the Closing Date, Holdings shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Progress Fuels and its Affiliates against, and reimburse Progress Fuels and its Affiliates for:

(A)          any Tax with respect to either Company or any Subsidiary for which Progress Fuels and Progress Energy are not responsible under this Section 8.2, except to the extent Progress Fuels would be required to indemnify against such Tax pursuant to Article IX hereof were such Tax paid by Holdings or the Companies (as determined without regard to any limitations relating to the Basket or Progress Fuel’s maximum indemnity liability); and

(B)           any federal income Tax or State Income Tax incurred as a result of any action taken by Holdings or its Affiliates (including, after the Closing, the Companies and the Subsidiaries) (i) in violation of Section 8.2(d)(iii), or (ii) outside the ordinary course of business after the Closing and on the Closing Date other than actions contemplated by this Agreement (including borrowings by, and use of borrowed funds by, Progress Rail Merger Sub, Progress Metal Merger Sub, Progress Rail or Progress Metal to fund the Merger Consideration, but excluding the effects of any guarantee, borrowing, coborrowing or pledge by any Subsidiary or any pledge of the shares of any Subsidiary) or actions by either of the Companies or any of the Subsidiaries pursuant to agreements entered into by those entities prior to the Closing.

(iii)          Allocation of Certain Taxes.

(A)          If the Companies and the Subsidiaries are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(B)           In the case of Taxes arising in a taxable period of either Company or any Subsidiary that includes, but does not end on, the Closing Date, except as provided in Section 8.2(g)(iii)(C), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date (and for this purpose, each entity in which either of the Companies or any Subsidiary has a direct or indirect interest and that is treated as a partnership for Tax purposes shall be treated as having its taxable period close at the end of the Closing Date).  “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.  “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 8.2(g)(iii)(B), any Tax resulting from the transactions contemplated by this Agreement (including the distribution and dissolution provided for in Section 7.2(o) and the transfer of the Retained Real Property provided for in Section 7.2(n)) and any Tax resulting from the departure of either Company or any Subsidiary from a Relevant Group as a result of the transactions provided for in this Agreement (including any Tax resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or similar provision of Law) is attributable to the Pre-Closing Period, and any Tax resulting from any action of either Company or any Subsidiary outside the ordinary course of business after the Closing and on the Closing Date, other than actions contemplated by this Agreement, or actions by either of the Companies or any of the Subsidiaries pursuant to agreements entered into by those entities prior to the Closing (Taxes resulting from such actions shall be treated for purposes of this Agreement as attributable to Pre-Closing Periods), is attributable to the Post-Closing Period. For the avoidance of doubt, (x) any interest, penalties, fines, assessments or additions related to a Tax liability that is attributable to a Pre-Closing Period other than, in the case of a taxable period beginning before and ending after the Closing Date, any such amount attributable to an action or inaction by Holdings or its Affiliates after the Closing and (y) any interest, penalties, fines, assessments or additions attributable to a failure to comply with any requirement regarding Tax Returns due (with regard to applicable extensions) on or prior to the Closing Date or for which Progress Fuels is responsible under

Section 8.2 hereof shall be treated as attributable to a Pre-Closing Period.  For the avoidance of doubt, (i) any interest, penalties, fines, assessments or additions related to a Tax liability attributable to a Post-Closing Period or, in the case of a taxable period beginning before and ending after the Closing Date, attributable to an action or inaction of Holdings or its Affiliates after the Closing and (ii) any interest, penalties, fines, assessments or additions attributable to a failure to comply with any requirement regarding Tax Returns (other than Tax Returns due (with regard to applicable extensions) on or prior to the Closing Date or Tax Returns which Progress Fuels is responsible for filing under Section 8.2 hereof)) shall be treated as attributable to a Post-Closing Period.

(C)           In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, sales or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Companies and their Subsidiaries.

(D)          For the avoidance of doubt, all Taxes attributable to borrowings to fund the Merger Consideration that are arranged by Holdings or its Affiliates, and the use of those borrowed funds to fund the Merger Consideration, other than federal income Taxes or State Income Taxes that may be imposed on Progress Rail, Progress Metal or their Affiliates (other than the Subsidiaries) as a result of such borrowings by Progress Rail Merger Sub, Progress Metal Merger Sub, Progress Rail or Progress Metal or use of those borrowed funds to fund the Merger Consideration (as determined without regard to the effect of any guarantees, borrowings, coborrowings or pledges by any Subsidiary and the pledges of any shares of any Subsidiary), shall be treated as Taxes attributable to a Post-Closing Period.

(iv)          Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

(h)           Payment of Transfer Taxes and Fees.  Progress Fuels shall pay all Transfer Taxes arising out of the transactions effected pursuant to this Agreement or contemplated by Sections 7.2(n) and 7.2(o), and shall indemnify, defend, and hold harmless Holdings, and Holdings’ Affiliates including, following the Closing, the Companies and the Subsidiaries with respect to such Transfer Taxes.  Progress Fuels shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.  All Transfer Taxes arising out of the borrowings to fund the

Merger Consideration that are arranged by Holdings or its Affiliates, and the use of those borrowed funds to fund the Merger Consideration, shall be paid by Holdings.

(i)            FIRPTA Certificates.  Progress Fuels shall deliver to Holdings on the Closing Date a duly completed and executed certification, in form reasonably satisfactory to Holdings, establishing that Progress Fuels is not a foreign person for purposes of Section 1445 of the Code.

(j)            Relationship of Section 8.2 to Article IX.  Any conditions or limitations set forth in Article IX with respect to monetary amount of claims or liability shall not apply to any claim or liability to which this Section 8.2 applies or to any breach of any obligation under this Section 8.2.  In the event of any inconsistency between provisions of Article IX and Section 8.2, this Section 8.2 shall control.  Progress Fuels shall have no liability under this Agreement for any Taxes of any of the Companies and the Subsidiaries except as otherwise expressly provided in Section 8.2 or Article IX.

(k)           Survival.  Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 8.2 shall survive until, and any claim for indemnification with respect thereto must be made prior to, sixty days following the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(l)            Indemnity Amounts to be Computed On After-Tax Basis.  The amount of any indemnity payable under Section 8.2(g) shall be (i) net of any federal, foreign, or state income Tax benefit realized and the then present value (based on a discount rate of five percent (5%)) of any such income Tax benefit to be realized, after taking into account the provisions of this Agreement relating to the allocation of rights and responsibilities with respect to Tax items, by such indemnified party (and, where Holdings is the indemnified party, any of the Companies or the Subsidiaries), or the consolidated or similar group that includes such indemnified party, by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any federal, foreign or state income Tax required to be paid by the indemnified party (and, where Holdings is the indemnified party, any of the Companies or the Subsidiaries), or the consolidated or similar group that includes such indemnified party, on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)).  For purposes of the preceding sentence, the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost.  In addition, the extent not covered by the first sentence of this Section 8.2(l), the amount of any indemnity payment under Section 8.2(g)(i) shall be reduced, but not below zero) by the amount, after first subtracting the amount of any net Tax cost resulting from the receipt or the accrual of such refund, of any refunds of foreign income taxes with respect to Pre-Closing Periods received, whether through a crediting against Tax liability or otherwise, by any of the Companies or Subsidiaries after the Closing, except any such refunds reflected in the Closing Working Capital or attributable to a carryback from a Post-Closing Period.

(m)  The parties agree that they shall treat and shall cause their Affiliates to treat the payment of the Merger Consideration as a redemption of Shares for income Tax purposes to the extent the Merger Consideration is funded by borrowings by Progress Rail Merger Sub, Progress Metal Merger Sub, Progress Rail or Progress Metal.

8.3           Employee Benefits.

(a)           Benefit Plans.  Holdings agrees to permit or cause the Companies and the Subsidiaries to take appropriate action to honor all Benefit Plans in accordance with their terms.  Holdings agrees that, except as otherwise specifically provided, all Benefit Plans maintained by the Companies and the Subsidiaries as of the date hereof, will continue at a level of benefits not less than the level currently provided under such Benefit Plans for the period following the Closing until and including November 30, 2005.  If employees of the Companies and the Subsidiaries become participants in any welfare or pension plan or program maintained by Holdings or its Affiliates, such plan or program shall take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual (other than for vacation accruals), the service of such employees with the Companies and the Subsidiaries as if such service were with Holdings, to the same extent that such service was credited under a comparable plan of the Companies and the Subsidiaries.  If applicable, employees of the Companies and the Subsidiaries as of the Closing Date shall not be subject to any waiting periods or pre-existing condition limitations, and shall receive credit for all payments to satisfy deductibles, contributions, and co-payments under the medical, dental and health plans of Holdings or its Affiliates in which they may be eligible to participate.  Employees of the Companies and the Subsidiaries will retain credit for unused sick leave and vacation pay which has been accrued as of the Closing Date and for purposes of determining the entitlement of such employees to sick leave and vacation pay following the Closing Date, the service of such employees with the Companies and the Subsidiaries shall be treated as if such service was with Holdings or its Affiliates.

(b)           Plan Funding Statement. Unless Progress Fuels provides written notice to Holdings on or before the thirtieth (30th) day following the Closing Date that Progress Fuels has elected to assume, effective as of the Closing Date, sponsorship of, and all Liabilities of the Pension Plan for Salaried, Non-Bargaining Unit Employees and Bargaining Unit Employees of Chemetron Railway Products, Inc. with respect to benefits accrued as of the Closing Date, then the Unfunded PBO with respect to any Pension Plan not so assumed shall be treated as a current liability for purposes of calculating the Closing Working Capital.  The Unfunded PBO with respect to any Pension Plan not so assumed will be set forth in a Plan Funding Statement delivered by Progress Fuels to Holdings within thirty (30) days following the Closing Date. Upon receipt of the Plan Funding Statement, Holdings shall have the right to review and confirm the accuracy of the calculations.  Holdings shall deliver a Notice of Disagreement to Progress Fuels within thirty (30) calendar days after receiving the Plan Funding Statement if Holdings disagrees with Progress Fuels calculation of Unfunded PBO, which Notice of Disagreement will initiate the Dispute Resolution Process set forth in Section 8.3(c).  If the Plan Funding Statement cannot be delivered prior to the time the Closing Working Capital is determined pursuant to Section 2.8, or is delayed on account of the Dispute Resolution Process and thus cannot be finalized until after the Closing Working Capital is determined pursuant to Section 2.8, then the amount of the Unfunded PBO shall be paid by Progress Fuels to Holdings in immediately available funds by wire transfer to an account specified by Holdings within sixty (60) days from the delivery of the Plan Funding Statement or the completion of the Dispute Resolution Process, as the case may be.  Holdings shall provide, or shall cause the Companies or the Subsidiaries to provide to Progress Fuels, such information as Progress Fuels reasonably requests to assist Progress Fuels in the administration of any assumed Pension Plan.

For purposes of Sections 8.3(b) and (c) : (i) “Pension Plan” shall mean each Benefit Plan that is subject to Title IV of ERISA; (ii) “Plan Funding Statement” shall mean a statement prepared by a nationally recognized actuarial firm engaged by Progress Fuels setting forth the amount of the Unfunded PBO, if any, with respect to each Pension Plan that is not to be assumed by Progress Fuels, as well as all the data (and supporting calculations) used to determine these amounts;  (iii) “PBO” shall mean the projected benefit obligation, within the meaning of Financial Accounting Statement 87, under each Pension Plan as of the Closing Date; (iv) “Unfunded PBO” shall mean the excess, if any, of the PBO for each Pension Plan over the fair value of the assets of such Pension Plan as of the Closing Date where the PBO shall be determined using the actuarial assumptions and methods contained in The Retirement Plan for Employees of Progress Metal Reclamation Company D/B/A Mansbach Metal Company, Actuarial Report for FAS 87 & 132, Fiscal Year Ending December 31, 2004 and Financial Accounting Standards Board Statements 87 and 132, Pension Expense Valuation for Chemetron Railway Products, Inc. Group Annuity Policy GA-60045, Disclosures for the Fiscal Year December 1, 2003 to November 30,  2004, except that the discount rate for the Pension Plans shall be the Moody’s Corporate AA bond rate in effect at the Closing Date; and (v) “Notice of Disagreement” shall mean a written statement setting forth in reasonable detail the basis for a dispute.

(c)           Dispute Resolution Process.   During the ten (10) calendar day period immediately following the delivery of a Notice of Disagreement, Holdings and Progress Fuels shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement.  If at the end of such ten (10) calendar day period Holdings and Progress Fuels have been unable to agree upon a Plan Funding Statement, then Holdings and Progress Fuels shall submit to a nationally recognized, independent actuarial firm (selected by the parties) for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement.  Holdings and Progress Fuels shall cause the independent actuarial firm to use commercially reasonable efforts to make a final (which determination shall be binding on the parties hereto) Plan Funding Statement within twenty (20) calendar days from such submission, and such final determination shall be the Plan Funding Statement.  The cost of the independent actuarial firm’s review and determination shall be split equally between and paid by Holdings and Progress Fuels.  During the twenty (20) calendar day review by the independent actuarial firm, Holdings and Progress Fuels will each make available to the independent actuarial firm such individuals and such information, books and records as may be reasonably required by the independent actuarial firm to make its final determination.

8.4           WARN Act.  Holdings shall be responsible for, and shall indemnify Progress Fuels against, all expense and Liability, including attorneys’ fees, if applicable, incurred under the WARN Act or any other Law requiring notice prior to termination of employment or the payment of severance pay, wages or benefits with respect to any employee who experiences a layoff, employment termination, reduction in hours or other employment related loss after the Closing.  Progress Fuels shall be responsible for, and shall indemnify Holdings against, all expense and Liability, including attorneys’ fees, if applicable, incurred under the WARN Act or any other Law requiring notice prior to termination of employment or the payment of severance pay, wages or benefits with respect to any employee who experiences a layoff, employment termination, reduction in hours or other employment related loss prior to the Closing.

8.5           Nonsolicitation; Noncompetition; Nondisclosure.

(a)           Progress Energy and Progress Fuels will, for a period of two (2) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i)            employing, engaging or seeking to employ or engage any Person who within the prior twenty-four (24) months had been an employee of the Companies or any Subsidiary; provided, however, that nothing herein shall preclude Progress Energy or Progress Fuels from hiring employees (i) who respond to general advertisements in the media or (ii) who are independently presented to Progress Energy or Progress Fuels by an employment agency;

(ii)           causing or attempting to cause (A) any client, customer or supplier of the Business to terminate or materially reduce its business with the Companies or any Subsidiary or (B) any officer, employee or consultant of the Companies or any Subsidiary to resign or sever a relationship with the Companies or any Subsidiary; or

(iii)          disclosing (unless compelled by judicial or administrative process) or using any proprietary confidential or secret information relating to the Companies or any Subsidiary, or any client, customer or supplier of the Companies or any Subsidiary; or

(b)           Progress Energy and Progress Fuels will, for a period of five (5) years from the Closing Date, refrain from, either along or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending financial assistance to any Person participating or engaged in, any of the lines of business which comprised the Business on the Closing Date other than any line of business consisting of the provision of energy or telecommunications products and services in the United States, Canada or Mexico; provided, however, that nothing in this Section 8.5(a)(iv) shall prohibit (A) Progress Energy or Progress Fuels from such activities if Progress Energy or Progress Fuels, as the case may be, is acquired by an entity which conducted such activities in the normal course of business prior to the acquisition of Progress Energy or Progress Fuels, as the case may be, or (B) Progress Energy or Progress Fuels from acquiring any entity, or merging in a “merger of equals” with any entity, which conducts such activities unless such entity’s annual revenue from such activities neither exceeds $100 million nor accounts for more than twenty-five percent (25%) of such entity’s annual revenue in the aggregate, in each case, during the fiscal year prior to any such acquisition.  In the event that the conditions in the preceding clause (B) are not satisfied, Progress Energy or Progress Fuels, as the case may be, may acquire such entity but shall be required to either (i) divest itself of such entity’s competing business during the twelve-month period following such acquisition or (ii) pay to Holdings no later than the end of such twelve-month period $10,000,000 in cash.

(c)           The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.5.  It is the intention of the parties that the provisions of this Section 8.5 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 8.5 shall not render unenforceable, or impair, the remainder of the provisions of this Section 8.5.  Accordingly, if any provision of this Section 8.5 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(d)           The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 8.5 would be inadequate, and Progress Energy and Progress Fuels hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

8.6           Insurance.

(a)           In the event that, on or after the Closing Date, any of Progress Energy, Progress Fuels or their Affiliates terminates any insurance coverage relating to the Companies or the Subsidiaries or any of their respective predecessors, or any real property currently or formerly owned, operated, leased or occupied by the Companies, the Subsidiaries or any of their respective predecessors under the general corporate policies of insurance of Progress Energy or Progress Fuels for the benefit of all of the Companies and the Subsidiaries, Progress Energy and Progress Fuels shall ensure that (i) no such termination of any “occurrence” policy in force as of the Closing Date shall be effected so as to prevent either Company or any Subsidiary from recovering under such policies for losses from events, damages or conditions occurring prior to the Closing Date; and (ii) no such termination of any “claims-made” policy in force as of the Closing Date shall be effected so as to prevent either Company or any Subsidiary from recovering under such policies for losses from events, damages or conditions occurring prior to the Closing Date to the extent the insurance company or third party claims administrator shall have received written notice of claims per the terms and conditions of said policy.

(b)           With respect to all insurance claims of the Companies or any Subsidiary filed prior to the Closing and for those claims of the Companies or any Subsidiary which have not yet been filed but relate to losses from events or damages occurring prior to the Closing Date, Progress Energy and/or Progress Fuels shall be solely responsible for the payment of deductibles, self-insured retentions, claims adjusting expenses, loss conversion factor expenses, retro-active premium adjustments, collateral requirements and associated costs, uninsured losses, legal expenses, audits and any other costs that become due and payable under the terms of the applicable policy, with respect to such claims subsequent to the Closing.

(c)           Holdings, the Companies and the Subsidiaries shall have rights under, and neither Progress Energy nor Progress Fuels shall take any action to prevent Holdings, the Companies or the Subsidiaries from recovering under, any and all historic insurance policies (including, without limitation, “occurrence-based” policies) that may provide coverage for losses arising from or related to occurrences, events, damages or conditions occurring or arising on or prior to the Closing Date with respect to the Companies, the Subsidiaries, any of their respective predecessors, any of their respective operations or any real property currently or formerly owned, operated, leased or occupied by the Companies, the Subsidiaries or any of their respective predecessors, Progress Energy and Progress Fuels shall provide access to such policies for such losses and shall cooperate with Holdings, the Companies and the Subsidiaries in making and prosecuting claims under such policies in connection with such losses, and shall promptly remit any recoveries to Holdings.  Holdings, the Companies and the Subsidiaries will be responsible for compliance with the terms of such insurance policies regarding timing and adequacy of required notices and other claims requirements following the Closing.

8.7           Directors’ and Officers’ Insurance.  To the extent that it can do so at no additional cost and so long as it remains with its current insurance carrier, for a period of six years after the Closing Date, Progress Energy shall maintain, at its expense, directors and offices, and fiduciary liability insurance policies which provide coverage in scope and amount equivalent to those maintained by any Person on behalf of the Companies and the Subsidiaries prior to the Closing Date for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage.

8.8           Recoveries.  Holdings will deliver to Progress Fuels promptly after receipt by any of the Companies or Subsidiaries, an amount equal to all cash or other property (net of any out-of-pocket expenses and good faith estimates (which shall be submitted to Progress Fuels for review) of taxes incurred or to be incurred as a result of the receipt of, or accrual of the right to, such cash or other property), if any, received by them after the Closing Date (a) on account of the rights arising from the Retained Leasing Assets or (b) on account of the claims held by the Companies and the Subsidiaries in connection with the Georgetown Steel Bankruptcy; provided, however, that, prior to the Closing, either of the Companies or any Subsidiary may assign the rights or claims arising from the Retained Leasing Assets or the claims held by such Company or such Subsidiary, as the case may be, in connection with the Georgetown Steel Bankruptcy to Progress Fuels or its designee(s).

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1           Limitation on and Survival of Representations and Warranties.

(a)           Holdings acknowledges and agrees that no representations or warranties have been made by Progress Energy or Progress Fuels in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.

(b)           Subject to paragraph (a) of this Section 9.1, all representations and warranties contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of two years beginning on the Closing Date, but not longer; provided, however, that (i) the representations and warranties contained in Section 4.14 (Taxes), the covenant set forth in Section 6.1(xi) and the agreement to indemnify set forth in Section 9.2(a)(xi) hereof shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations (including any valid extensions, whether automatic or permissive) for the matter giving rise to a claim hereunder,

(ii) the representations and warranties contained in Section 4.12 (Employee Benefits) and Section 4.17 (Environmental and Asbestos) shall survive the Closing for a period of seven years beginning on the Closing Date and (iii) the representations and warranties contained in the following sections shall survive indefinitely:  Section 3.1 (Ownership of the Shares), Section 3.2 (Organization), Section 3.3 (Authorization; Execution and Delivery; Enforceability) and Section 3.4 (No Violation or Conflict; Consents); Section 4.1 (Organization; Capitalization of the Companies), Section 4.2 (Subsidiaries), Section 4.3 (No Violation or Conflict; Consents), Section 4.15 (Transactions with Affiliates), Section 4.21 (Entire Business), and Section 4.26 (No Broker); and Section 5.1 (Organization), Section 5.2 (Authorization; Execution and Delivery; Enforceability), Section 5.3 (No Violation or Conflict; Consents), and Section 5.4 (No Broker).  Such representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other party in breach or against whom indemnification is sought within such period.  Any claim for indemnification for which notice (including an Initial Written Notice under Section 9.7) has been given within the prescribed period shall be prosecuted to conclusion notwithstanding the subsequent expiration of such period.  Notwithstanding any right of Holdings and its Affiliates (whether or not exercised) to investigate the affairs of the Companies and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any provision hereof, Progress Energy and Progress Fuels, on the one hand, and Holdings, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.

9.2           Indemnification by Progress Energy and Progress Fuels.

(a)           Subject to the limitations set forth in Sections 9.1 and 9.4, Progress Energy and Progress Fuels, jointly and severally, hereby agree to indemnify and hold harmless Holdings and its stockholders, officers, directors, employees, agents and the respective Affiliates thereof from and against any and all claims, demands, suits, proceedings, judgments, losses, Liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses, whether incurred before or after the date of this Agreement, and, in particular, with respect to Holdings and its Affiliates, those third-party fees and expenses and other out-of-pocket expenses incurred over the past three years which did not exceed $2 million as of November 30, 2004) (collectively, “Losses”) imposed upon or incurred by Holdings or any such other indemnified person (any and all such losses by Holdings, a “Holdings Claim”), whether or not involving a third party claim, as a result of or in connection with any of the following:

(i)            any inaccuracy or breach of a representation or warranty made by Progress Energy or Progress Fuels under Article III or by Progress Fuels under Article IV of this Agreement (provided that for any representation or warranty that is limited by materiality, Material Adverse Effect, Material Adverse Change, Knowledge or similar terms, an inaccuracy or breach shall be determined as if such terms were not included therein);

(ii)           the breach of, or default in the performance by Progress Energy or Progress Fuels of, any covenant, agreement or obligation to be performed by Progress

Energy or Progress Fuels pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;

(iii)          (A) the Retained Leasing Liabilities, (B) the Retained Real Property, (C) the Retained Leasing Assets and (D) 3079936 Nova Scotia Company, including, without limitation, any Losses arising in connection with such Subsidiary’s dissolution;

(iv)          any Losses not arising in connection with the Business or arising from or in connection with any assets, businesses or properties formerly owned, formerly operated, formerly occupied or formerly leased by the Companies, the Subsidiaries, current or former Affiliates or their respective predecessors, including, without limitation, relating to or arising under Environmental Laws or any indemnification obligations or retained liabilities under purchase or similar agreements executed in connection with the sale of such assets, businesses or properties;

(v)           any Company Transaction Expenses which shall not have been paid by Progress Energy or Progress Fuels and any Indebtedness of the Companies or the Subsidiaries;

(vi)          (A) any actual or potential litigation or claims set forth in Schedule 4.10 or litigation or claims based upon facts asserted in the litigation or claims set forth in Schedule 4.10; and (B) the provision of products or services prior to the Closing, including, without limitation, warranty claims and claims of nonconformity with specifications or requirements or similar claims (including, for purposes of clarity, any litigation or claim arising from any warranty dispute regarding the lining of the railcars leased pursuant to the Lease of Railroad Equipment dated November 1, 2000 by and between American Rock Salt Company LLC, as agent for the Livingston County Industrial Development Agency and Railcar Amrock Trust and all related Lease Supplements) but excluding Ordinary Rework and matters subject to Sections 9.2(a)(vi)(A), (vii) or (x) which shall be subject to the indemnities in those respective Sections;

(vii)         any Asbestos Matters;

(viii)        (A)  arising from or relating to any Plan that is not a Benefit Plan; and (B) arising from or relating to the use of any surplus of any Canadian Benefit Plans by Progress Fuels, including any contribution holidays;

(ix)           arising from the failure to obtain any consent, approval or authorization or make any registration or filing required under Section 7.2(c);

(x)            Environmental Matters, including, without limitation, matters set forth in Schedule 4.17 (other than any matters set forth in Schedule 4.17 that are subject to other indemnities under Section 9.2(a)); provided that any voluntary investigation, testing, sampling or other similar action performed by Holdings on the Current Property prior to such time as an indemnification obligation arises under this Section 9.2(a) shall be at the sole expense of Holdings;

(xi)           all liability imposed on the Companies or any of the Subsidiaries for Taxes, other than income Taxes, attributable (under the principles of Section 8.2(g)(iii) hereof) to Pre-Closing Periods to the extent that the aggregate amount of such liability (net of the after-tax benefit of any refunds or credits with respect to such Taxes for Pre-Closing Periods received (whether in the form of a credit or otherwise) and retained (taking into account any payments required by this Agreement) by Holdings or its Affiliates after Closing which were not actually taken into account as an asset in determining Closing Working Capital and which are not attributable to operations of Holdings and its Affiliates after the Closing) is in excess of the amount of such Taxes actually taken into account as a liability in determining Closing Working Capital, after first subtracting the amount of any payments, credits or rights to refunds or credits with respect to such Taxes actually taken into account as an asset in determining Closing Working Capital; and

(xii)          either of the Companies or any Subsidiary not owning good and marketable fee title to the Owned Real Property subject to no Liens, except for Permitted Liens, or the lack of a title policy or real property survey covering the Owned Real Property as of the Closing Date in a commercially customary amount, form and substance; provided, however, that, with respect to any Owned Real Property, the provisions of this Section 9.2(a)(xii) shall terminate with respect to such Owned Real Property at such time that Holdings receives a title policy covering such Owned Real Property in a commercially customary amount, form and substance.

(b)           Promptly after receipt by Holdings of notice of an Action or other event giving rise to a Holdings Claim with respect to which Holdings may be entitled to indemnification under this Section 9.2, Holdings shall notify Progress Energy in writing of the commencement of such Action or the assertion of such Holdings Claim (the “Holdings Claim Notice”); provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice.  Progress Energy shall have the option, and shall notify Holdings in writing within ten business days after the date of the Holdings Claim Notice of its election either:  (i) to participate (at the expense of Progress Energy) in the defense of such Action or Holdings Claim (in which case the defense of such Action or Holdings Claim shall be controlled by Holdings) or (ii) to take charge of and control the defense of such Action or Holdings Claim (at the expense of Progress Energy); provided, however, that where an Action or Holdings Claim relates to Taxes and involves Taxes other than Taxes for which Holdings or its Affiliates is entitled to indemnification under this Agreement, Progress Energy shall only take charge of and control the portion of such proceeding that relates to Taxes for which Holdings or its Affiliates is entitled to indemnification under this Agreement and Holdings shall control the remainder of such proceeding relating to Taxes.  As permitted herein, if Progress Energy elects to control the defense, it will not compromise or settle the Action or Holdings Claim if (A) the amount to be paid in settlement exceeds the Maximum Indemnity Amount or (B) the settlement does not include a provision releasing Holdings from all Liabilities with respect thereto and, further, Progress Energy may only compromise or settle a third party claim (other than such third party claim in which criminal conduct is alleged) without Holdings’ consent if such settlement or compromise (1) constitutes a complete and unconditional discharge and release of Holdings, and (2) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by Progress Energy.  Where an Action of Holdings Claim involves

Taxes, Progress Energy may compromise or settle such claim only with the prior written consent of Holdings, which consent may not be unreasonably withheld.  If Progress Energy fails to notify Holdings of its election within the applicable response period, then Progress Energy shall be deemed to have elected not to control the defense of such Action or Holdings Claim.  If Progress Energy elects to assume the defense of any Action or Holdings Claim, Holdings shall have the right to employ separate counsel and participate in the defense of such Action or Holdings Claim, but the fees and expenses of such counsel shall be at the expense of Holdings unless:  (x) the named parties in such Action or Holdings Claim (including any impleaded parties) include both Holdings and an indemnifying party and Holdings shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party, or (y) Holdings has reasonably determined that losses which may be incurred may exceed either individually, or when aggregated with other Holdings Claims, the Maximum Indemnity Amount (in which case Progress Energy shall not have the right to control the defense of such Action or Holdings Claim on behalf of Holdings, it being understood, however, that Holdings shall not, in connection with such Action or Claim be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).  The parties will provide each other with reasonable access to business records and personnel as may be reasonably necessary to defend any Action or Holdings Claim involving any third party claim.

(c)           The parties acknowledge that, upon the Closing, Progress Energy will take charge of and control the defense of all matters set forth in Schedule 4.10 as contemplated by Section 9.2(b)(ii) and that Holdings shall be deemed to have provided a Holdings Claim Notice with respect thereto.  The Companies and the Subsidiaries will provide reasonable assistance in connection with the transition of the defense of the matters set forth in Schedule 4.10.

(d)           If Progress Energy does not control the defense of any Action or Holdings Claim, then Holdings may settle such Action or Holdings Claim with the written consent of Progress Energy (not to be unreasonably withheld).

9.3           Indemnification by Holdings.

(a)           Subject to the limitations set forth in Section 9.4, Holdings hereby agrees to indemnify and hold Progress Fuels harmless from and against any and all Losses imposed upon or incurred by Progress Fuels (any of such Losses by Progress Fuels, a “Progress Fuels Claim”), as a result of or in connection with any of the following:

(i)            any inaccuracy or breach of a representation or warranty made by Holdings in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto; or

(ii)           the breach of or default in the performance by Holdings of any covenant, agreement or obligation to be performed by Holdings pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.

(b)           Promptly after receipt by Progress Fuels of notice of the commencement of an Action or other event giving rise to a Progress Fuels Claim with respect to which Progress Fuels is entitled to indemnification, the party receiving such notice shall notify Holdings in writing of the commencement of such Action or the assertion of such Progress Fuels Claim (the “Progress Fuels Claim Notice”); provided, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice.  Holdings shall have the option, and shall notify each indemnified party in writing within ten business days after the date of the Progress Fuels Claim of its election either: (i) to participate (at its own expense) in the defense of the Action or Progress Fuels Claim (in which case the defense of such Action or Holdings Claim shall be controlled by the indemnified party) or (ii) to take charge of and control defense of such Action or Progress Fuels Claim (at its own expense).  If Holdings fails to notify the indemnified party of its election within the applicable response period, then Holdings shall be deemed to have elected not to control the defense of such Action or Progress Fuels Claim.  If Holdings elects to assume the defense of any Action or Progress Fuels Claim, each indemnified party shall have the right to employ separate counsel and participate in the defense of any such Action or Progress Fuels Claim, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless: the named parties in such Action or Progress Fuels Claim (including any impleaded parties) include both the indemnified party and Holdings and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Holdings (in which case Holdings shall not have the right to assume the defense of such Action or Progress Fuels Claim on behalf of the indemnified party, it being understood, however, that Holdings shall not, in connection with such Action or Progress Fuels Claim be liable for the fees and expenses or more than one separate firm of attorneys (in additional to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred). The parties will provide each other with reasonable access to business records and personnel as may be reasonably necessary to defend any Action or Progress Fuels Claim involving any third party claim.

(c)           If Holdings does not control the defense of any Action or Progress Fuels Claim, then the indemnified party or parties may settle such Action or Progress Fuels Claim with the written consent of Holdings (not to be unreasonably withheld).

9.4           Limitation of Liability.  Notwithstanding the foregoing, (a) neither Progress Energy nor Progress Fuels shall be obligated to indemnify Holdings, and Holdings shall not be obligated to indemnify Progress Fuels pursuant to this Article IX unless and until the amount of all Losses incurred by Holdings, or by Progress Fuels, as the case may be, taken as a group, exceeds two million five hundred thousand dollars ($2,500,000) in the aggregate (the “Basket”), in which event the party seeking indemnity may recover all Losses incurred from the first dollar, (b) Progress Fuels’ maximum liability for Losses under Section 9.2 and Holdings’ maximum liability for Losses under Section 9.3 shall be, in each case, one hundred one million two hundred fifty thousand dollars ($101,250,000); provided, however, that Progress Energy’s and Progress Fuels’ liability under Sections 3.1, 4.2(a), 4.10, 4.14 (with respect to income Taxes and only if Section 8.2 applies), 9.2(a)(ii), (iii), (iv), (v), (vi)(A), (vii), (viii), (ix) and (xii) and Holdings’ liability under Section 9.3(a)(ii) shall not be subject to the Basket and shall be unlimited; provided, further, that Progress Energy and Progress Fuels’ obligations under Sections 9.2(a)(vi)(B) and (x) shall survive the Closing for a period of seven years beginning on the Closing Date, with Progress Energy and Progress Fuels remaining obligated thereunder for any claim for which notice (including, without limitation, an Initial Written Notice under Section 9.7) has been given within the seven-year period notwithstanding the subsequent expiration of such period (and with respect to Section 9.2(a)(x) and Section 9.2(a)(i), Progress Energy and Progress Fuels have an indemnification obligation that does not cease after the seven year anniversary of the Closing Date if the requirements of Section 9.8(b) are not met for any Environmental Response Actions or if any other indemnification or other obligations remain with respect to an Environmental Matter for which the required notice was given during the seven-year period, (c) neither Progress Energy nor Progress Fuels shall be obligated to indemnify pursuant to Section 9.2(a)(vi)(B) unless and until the amount of all Losses incurred by Holdings exceeds two hundred fifty thousand dollars ($250,000) in the aggregate in any twelve-month period beginning on the Closing Date; and (d) neither Progress Energy nor Progress Fuels shall be obligated to indemnify pursuant to Section 9.2(a) with respect to any liability to the extent it is reflected in the Closing Working Capital.

9.5           Indemnity Amounts to be Computed on After Tax Basis.  The amount of any indemnification payable under any of the provisions of this Article IX shall be (i) net of any federal, foreign or state income Tax benefit realized or the then present value (based on a discount rate of five percent (5%)) of any such income Tax benefit to be realized by such indemnified party (and, where Holdings is the indemnified party, any of the Companies and the Subsidiaries) or any consolidated or similar group that includes the indemnified party by reason of the facts and circumstances giving rise to the indemnification after taking into account the provisions of this Agreement relating to the allocation of rights and responsibilities with respect to Tax items, and (ii) increased by the amount of any federal, foreign or state income Tax required to be paid by the indemnified party (and, where Holdings is the indemnified party, any of the Companies and the Subsidiaries) or any consolidated or similar group that includes the indemnified party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)).  For purposes of the preceding sentence, the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost.

9.6           Exclusive Remedy.  After the Closing, the parties’ sole and exclusive recourse against each other for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of Sections 8.2 and 8.5 and this Article IX.  Notwithstanding anything contained in this Agreement or any other agreement to the contrary, after the Closing neither Progress Energy, Progress Fuels nor any Affiliate of Progress Energy or Progress Fuels shall be entitled to any damages, indemnification, right of contribution or other right of recovery from the Companies or any Subsidiary in connection with any matter or thing whatsoever, including, without limitation, in connection with any claim made by or which could be made against Progress Energy or Progress Fuels or with respect to which either Company or any Subsidiary could be liable for, all of which are irrevocably waived and released by Progress Energy or Progress Fuels.  In furtherance and not in limitation of the foregoing, Progress Energy and Progress Fuels, on behalf of themselves, and their successors and assigns, as of the Closing, hereby release and forever discharge the Companies and the Subsidiaries for and from any Actions, Losses, Contracts (other than those three Contracts listed in Schedule 4.9(f) with respect to performance after the Closing), Liabilities or Indebtedness which Progress Energy or Progress Fuels ever had, now has, or hereafter can, shall or may have against either Company or any Subsidiary for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time through the Closing Date.

9.7           Procedures for Environmental Response Actions.

(a)           Notwithstanding anything in this Agreement to the contrary, including, but not limited to, any contrary provisions in Section 9.2(b), Progress Energy shall have the right to control, conduct and implement all investigations, studies, tests, abatement, monitoring, cleanup, removal, remediation, restoration or other response actions (“Environmental Response Action”) for which Progress Energy or Progress Fuels has an indemnification obligation under Sections 9.2(a)(i) and 9.2(a)(x) and any Environmental Response Actions which are included in the Basket as described by Section 9.4(i) that arise under or relate to Environmental Laws in effect as of the Closing Date with respect to any Current Property (a “Progress Controlled Environmental Response Action”).  Progress Energy and Holdings shall comply with the requirements and procedures contained in this Section 9.7 with respect to Environmental Response Actions at any Current Property for which Progress Energy or Progress Fuels has an indemnification obligation under Sections 9.2(a)(i) or 9.2(a)(x); provided, however, the failure to comply with the requirements of this Section 9.7 shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy, and provided further, with respect to any Leased Real Property, Progress Energy shall comply with any and all requirements, obligations, procedures and/or time frames set forth in the relevant Applicable Lease Agreement to the extent such procedures, requirements, obligations or requirements in the Applicable Lease Agreement are more stringent than or otherwise are inconsistent with those set forth herein and are required pursuant to an Environmental Claim brought by a Person with rights under an Applicable Lease Agreement (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy chooses to pursue at its sole cost and expense).  Progress Energy and Holdings shall comply with the requirements and procedures set forth in Section 9.7 for all Environmental Response Actions that are subject to the Basket as described by Section 9.4(i) (other than with respect to payment obligations).  Holdings shall promptly reimburse Progress Energy for reasonable costs incurred by Progress Energy arising out of an Environmental Response Action for which Holdings has provided an Approval Notification pursuant to Section 9.7(g) or other written approval from Holdings or pursuant to the last sentence in Section 9.7(g) that are subject to the Basket and are the responsibility of Holdings under Section 9.4.  Progress Energy shall have the right to split soil or groundwater samples to be voluntarily taken by Holdings on any Current Property concerning which an indemnification obligation could potentially arise.  Holdings agrees to notify Progress Energy reasonably in advance of the sampling event to allow Progress Energy to exercise this option and Holdings will provide Progress Energy with the date and time of the sampling event and access to the relevant Current Property at that time; provided, however, that the failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.  Progress Energy shall not interfere with Holdings’ conduct of the sampling event.

(b)           With respect to any Progress Controlled Environmental Response Action, Holdings shall provide initial written notice to Progress Energy, setting forth with reasonable particularity (to the extent then known) the nature of the condition or event giving rise to the Environmental Response Action for which Progress Energy has or may have an indemnification obligation under Section 9.2(a) (each such notice, an “Initial Written Notice”).  Holdings shall provide Progress Energy with copies of sampling data, environmental reports, proposals and correspondence in the possession of Holdings relevant to the subject matter of the Initial Written Notice; provided, however, that failure to give such information shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.  The Initial Written Notice shall be sent by Holdings as soon as practicable after discovery of the condition or event giving rise to the indemnification obligation and, to the extent commercially reasonable, prior to any relevant reporting requirement under applicable Environmental Laws (other than with respect to any reporting requirements that first arose prior to the Closing Date, even if such reporting requirements continue after the Closing Date); provided, however, that failure to give such information shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.  Progress Energy shall not be responsible for penalties assessed by a Governmental Authority that arise out of Holdings’ failure to use commercially reasonable efforts to provide the Initial Written Notice within the time frame set forth in this Section 9.7(b) (other than with respect to any reporting requirements that first arose prior to the Closing Date, even if such reporting requirements continue after the Closing Date); provided, however, failure to give the notice within the time frame set forth in this Section 9.7(b) shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.  Should it become necessary for Holdings to contact a Government Authority in writing prior to issuance of the Initial Written Notice, to the extent practicable, Holdings shall provide Progress Energy a draft of that correspondence and an opportunity to promptly respond with comments before it is submitted; provided, however, failure to provide the draft shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.

(c)           Upon receipt of an Initial Written Notice pursuant to Section 9.7(b) that relates to the presence or Release of Hazardous Materials in soil and/or groundwater at any Current Property, Progress Energy shall have the option of:  (i) promptly developing and implementing an appropriate Environmental Response Action in accordance with the procedures and time frames set forth in Section 9.7(d)-(m); or (ii) delaying the development and implementation of an Environmental Response Action until such time as the development and implementation of an Environmental Response Action for which Progress Energy has an indemnification obligation under Section 9.2(a)(x) or 9.2(a)(i) is required by an Environmental Law, a Governmental Authority (after the exhaustion of any administrative remedies that Progress Energy may choose to pursue at its sole cost and expense) or an Environmental Claim (including, without limitation, an Environmental Claim relating to an Applicable Lease Agreement) (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy may choose to pursue at its sole cost and expense).  Progress Energy and Progress Fuels shall be solely responsible for any and all Losses incurred by Holdings associated with Progress Energy’s decision to pursue the option described in this Section 9.7(c)(ii).  An Initial Written Notice shall be deemed to be notice of a claim for indemnification by Holdings for purposes of the seven-year survival period set forth in Section 9.4 (with respect to Section 9.2(a)(x)) and Section 9.1(b) regardless of whether Progress Energy and/or Progress Fuels has elected to promptly develop and implement an Environmental Response Action or delay the development and implementation of an Environmental Response Action pursuant to this Section 9.7(c) and Progress Energy and Progress Fuels’ obligations under Section 9.2(a)(x) and Section 9.2(a)(i) shall continue until the requirements of Sections 9.8(b) and 9.2(a) have been satisfied.

(d)           As soon as practicable, but no later than forty-five (45) days after receipt of the Initial Written Notice, Progress Energy will provide Holdings with a written response that provides the following information:  (1) whether Progress Energy intends to promptly develop and implement an Environmental Response Action or delay the development and implementation of an Environmental Response Action in accordance with the options and requirements in Section 9.7(c); and (2) if Progress Energy intends to promptly develop and implement an Environmental Response Action, the following information should be provided with reasonable particularity (to the extent reasonable particularity is feasible based upon the information provided in the Initial Written Notice):  (i) the nature of the activities proposed to be undertaken, taking into consideration any means of minimizing significant impacts on the use and operations of Holdings on the relevant Current Property as well as the costs of the Environmental Response Action alternatives; (ii) the identity of the environmental professional proposed to undertake the action; (iii) the proposed time frame for undertaking the proposed action (including interim milestones to the extent appropriate); and (iv) the estimated cost associated with such action (to the extent then estimable) (each such notice, an “Environmental Response Action Proposal”).

(e)           Holdings shall promptly provide Progress Energy with a copy of any and all written notices received from a Governmental Authority or third party requiring an Environmental Response Action or issuing or asserting an Environmental Claim with respect to any matter for which an Initial Written Notice was issued; provided, however, that failure to give such information shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Progress Energy.  In the event that Progress Energy has elected to delay development and implementation of an Environmental Response Action pursuant to Section 9.7(c)(ii), Progress Energy will promptly address any subsequent requirement of an Environmental Law, a Governmental Authority (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy chooses to pursue at its sole cost and expense) of which it has knowledge, or Environmental Claims (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy chooses to pursue at its sole cost and expense) of which it has knowledge, by preparing and implementing an Environmental Response Action Proposal in accordance with the provisions of Sections 9.7(d)(2)-9.7(n).  The Environmental Response Action Proposal shall be submitted to Holdings as soon as practicable, but no later than forty-five (45) days after receipt of any written notice from Holdings or earlier to the extent required by an Applicable Agreement relevant to a requirement of an Environmental Law, a Governmental Authority or Environmental Claim.  Should Progress Energy need to comply with requirements of an Environmental Law, a Governmental Authority, or an Environmental Claim prior to submittal of the Environmental Response Action Proposal to Holdings, Holdings agrees to reasonably cooperate with Progress so as to facilitate and not impede Progress Energy from fulfilling those requirements; provided, however, any failure to cooperate shall not affect the right to indemnification hereunder, except to the extent of actual prejudice to Progress Energy.

(f)            All Progress Controlled Environmental Response Actions shall be performed by an environmental professional reasonably acceptable to Holdings and Progress Energy.  At Holdings’ request, Progress shall provide Holdings with information concerning the certifications, education, professional licensure, experience, and any other relevant qualifications of the environmental professional chosen by Progress Energy within fifteen (15) days of receipt of the Environmental Response Action Proposal.  Holdings agrees that it will not unreasonably object to the environmental professional chosen by Progress Energy.  Any consultant retained by Progress Energy to conduct work pursuant to a Progress Controlled Environmental Response

Action must hold and maintain insurance of the types and amounts that are customary in the industry and Holdings, the Companies and Subsidiaries shall be added as additional named insureds on such policies.

(g)           Holdings shall, as soon as practicable, but no later than forty-five (45) days after receipt of the Environmental Response Action Proposal, notify Progress Energy, in writing, that Holdings, in whole or in part, approves of (“Approval Notification”) or objects to (“Dispute Notification”) such Environmental Response Action Proposal, including the selection of the environmental professional.  Issuance of such Approval Notification shall grant Progress Energy, its representatives and consultants necessary reasonable rights of access to the relevant Current Property to conduct activities in conjunction with the Environmental Response Action Proposal, unless otherwise stated in the Approval Notification or thereafter; provided, however, that Progress Energy shall provide reasonable prior notice of any dates or times Progress Energy or its consultants or representatives plan to access the relevant Current Property and shall accommodate Holdings’ schedule to the extent practicable.  In the event Holdings objects, in whole or in part, to an Environmental Response Action Proposal, Holdings shall notify Progress Energy, in writing, of its specific disagreement regarding such Environmental Response Action Proposal and provide an alternative proposal in the Dispute Notification.  Holdings agrees that its approval of an Environmental Response Action Proposal shall not be unreasonably withheld.  In the event Holdings fails to approve or object to the Environmental Response Action Proposal within forty-five (45) days after its receipt thereof (unless a longer period of time is mutually agreed upon by the Parties), the Environmental Response Action Proposal shall be deemed approved.  Nothing in this Section 9.7(g) shall prevent Holdings or Progress Energy from complying with applicable reporting or notification requirements pursuant to Environmental Laws with respect to the subject matter of an Environmental Response Action Proposal or Initial Written Notice.  In the case of a Progress Controlled Environmental Response Action, Holdings agrees to reasonably cooperate with Progress Energy, after the issuance of an Initial Notification and prior to receipt of an Approval Notification or Dispute Notification under this Section, so as to facilitate and not impede Progress Energy from fulfilling any such requirements under Environmental Laws or imposed by a Governmental Authority that must be addressed and/or satisfied sooner than the forty-five (45) day time period in this Subsection; provided, however, any failure to cooperate shall not affect the right to indemnification hereunder, except to the extent of actual prejudice to Progress Energy.

(h)           In the event Holdings objects to an Environmental Response Action Proposal or any portion thereof under the previous paragraph, Holdings and Progress Energy shall thereafter negotiate in good faith in an attempt to reach agreement as to the disputed Environmental Response Action Proposal.  In the event Holdings and Progress Energy are unable to resolve the dispute within a reasonable period of time, the parties shall resolve the dispute in accordance with their rights under this Agreement and applicable Law.

(i)            With respect to any such Progress Controlled Environmental Response Action, Progress Energy agrees to provide Holdings with the following:  (i) copies of all work plans, test results, sampling data, surveys and other data generated by Progress Energy and its representatives, promptly upon the availability thereof, but in any event, prior to submitting the same to any Governmental Authority; (ii) copies of all material draft reports and final reports, plans and other documents developed with respect to the Environmental Response Action, including any such materials to be submitted to any Governmental Authority prior to any such submission; (iii) an opportunity to meet with Progress Energy and/or its representatives prior to and following any substantive communications or meetings with any Governmental Authority, (iv) the opportunity to participate in substantive communications or meetings with Governmental Authorities; and (v) an opportunity to timely comment upon the foregoing and any other proposed material determinations or actions relating to investigative, testing and remedial actions and the reporting of the same to any Governmental Authority.

(j)            In the event Holdings (or its respective Affiliates, consultants or representatives) have information or documentation relevant to the matter giving rise to an Initial Written Notice, Holdings shall reasonably cooperate with Progress Energy with respect to such matter, including, without limitation:  (i) providing copies of relevant information and documents to Holdings reasonably requested by Progress Energy; and (ii) providing reasonable access to personnel and outside representatives and consultants of Holdings (or their respective Affiliates) that may be knowledgeable about the specific matter.

(k)           Progress Energy agrees to diligently perform (or direct its consultants to perform) the Progress Controlled Environmental Response Action in a good and workman-like manner in accordance with accepted industry practices and standards in compliance with applicable Environmental Laws and shall comply with any of the Companies’ or the Subsidiaries’ site-specific health and safety requirements or policies (which shall be provided to Progress Energy prior to accessing the relevant Current Property).  Progress Energy will follow the proposed schedule provided in the Environmental Response Action in all material respects.  Should material changes be necessary to the proposed schedule, Progress Energy shall promptly provide a revised schedule to Holdings.  Holdings shall have the opportunity to dispute the revised schedule by providing a Dispute Notification and following the procedures in Subsections (e) and (f) of this Subpart.

(l)            Circumstances in which Holdings Shall Temporarily or Permanently Control the Environmental Response Action:

(i)            Progress Energy may opt out of controlling, conducting and implementing the Environmental Response Action.  To the extent Progress Energy declines to exercise its ability under this Section 9.7 to control, conduct and implement any Environmental Response Action, Holdings shall have the right to control, conduct and implement the relevant Environmental Response Action provided the procedures in this Section 9.7 shall be complied with, substituting in each case (other than payment obligations), Holdings for Progress Energy and vice versa (a “Holdings Controlled Environmental Response Action”).  Should Progress Energy exercise this option, it shall provide timely written notification of its decision to relinquish control.  In no circumstances will Progress Energy exercise this option in a manner that would jeopardize Holdings’ ability to comply with a deadline imposed by a Governmental Authority or Environmental Laws with respect to the Environmental Response Action activities.

(ii)           If Holdings has an interest in controlling, conducting and/or implementing a particular Environmental Response Action, it may submit a written request to Progress Energy to control, conduct and/or implement the Environmental Response Action.

Progress Energy shall promptly respond to the request in writing.  If Progress Energy waives its ability to control, conduct and/or implement the Environmental Response Action, Holdings may institute a Holdings Controlled Environmental Response Action.

(iii)          If Environmental Response Action activities must be performed within forty-eight (48) hours of discovery of the event giving rise to the indemnity obligation pursuant to a deadline imposed by a Governmental Authority or an Environmental Law, Holdings may temporarily control, conduct and implement the relevant Environmental Response Action activities.  The procedures in Section 9.7(b)-(n) continue to apply in this circumstance, and Progress Energy will retain control over the Environmental Response Action upon receipt of the Initial Written Notice by Holdings.

(iv)          If Progress has failed to diligently undertake or implement the Environmental Response Action in a good and workman-like manner in accordance with accepted industry practices and standards or follow the proposed or revised schedule provided in the Environmental Response Action in material respects, Holdings shall notify Progress Energy, in writing, including a description of the basis for its contention and a proposal to cure the alleged deficiencies, including a proposed, reasonable time frame for correction.  Progress shall have the opportunity to cure any deficiencies in its performance within Holdings’ proposed time frame for correction or within (30) days of receipt of the notification of Holdings, whichever is later, unless a shorter time frame is set by an Environmental Law or Governmental Authority, in which case the shorter time frame specified by the Environmental Law or Governmental Authority shall apply.  If the deficiencies are not timely cured, Holdings shall have the right to institute a Holdings Controlled Environmental Response Action.

(v)           Progress Energy and/or Progress Fuels shall promptly reimburse Holdings for any and all Losses incurred by Holdings with respect to any actions undertaken by Holdings pursuant to this Section 9.7(l) for which Progress Energy or Progress Fuels have an indemnification obligation under Section 9.2(a).

(m)          All notices under this subpart shall comply with requirements of Section 11.7.

(n)           Notwithstanding anything to the contrary in Sections 9.7 and 9.8, to the extent practicable, Progress Energy will develop and implement the relevant Environmental Response Actions in a manner that does not materially interfere with Holdings’, the Companies’ or the Subsidiaries’ operations at the relevant Current Real Property.

9.8           Standards for Environmental Response Actions.

(a)           Notwithstanding anything in this Agreement to the contrary, the Parties agree that the applicable remediation standard with respect to any Environmental Response Action at any Current Property for which Progress Energy and Progress Fuels have an indemnification obligation under Section 9.2(a)(x) and Section 9.2(a)(i), shall be the least costly or least stringent standard that:  (1) complies with applicable Environmental Laws in effect as of the Closing Date; (2) complies with applicable Permits required pursuant to Environmental Laws in effect as of the Closing Date; (3) complies with and is consistent with (i) settlements, Environmental Claims

(including any Environmental Claims relating to Applicable Lease Agreements), after exhaustion of any administrative remedies or litigation appeals that Progress Energy may choose to pursue at its sole cost and expense, and other agreements entered into with third parties or Governmental Authorities with respect to a Progress Controlled Environmental Response Action or Holdings Controlled Environmental Response Action, as the case may be, at any Current Property for which Progress Energy or Progress Fuels have an indemnification obligation under Section 9.2(a)(x) or 9.2(a)(i); (ii) consent decrees, consent agreements, consent orders or other orders issued by or entered into with Governmental Authorities with respect to an Environmental Response Action at any Current Property for which Progress Energy or Progress Fuels have an indemnification obligation under Section 9.2(a)(x) or 9.2(a)(i); and (4) is consistent with Holdings’, the Companies’ or the Subsidiaries’ industrial use of the relevant Current Property (the “Least Stringent Standard”); provided, however, Progress Energy and Progress Fuels shall comply with a standard that is more stringent than the Least Stringent Standard in the event required by an Environmental Claim (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy chooses to pursue at Progress Energy’s sole cost and expense) brought by a Person with rights under an Applicable Lease Agreement.

(i)            To the extent that Holdings desires that the Environmental Response Action achieve a remediation standard that exceeds or is more costly than the Least Stringent Standard, the parties shall negotiate, in good faith, a separate set of site-specific procedures with respect thereto, and Holdings shall bear the additional costs associated with pursuing the more stringent or costly remedy (other than where the more stringent or costly remedy is required by this Section 9.8(a)).

(ii)           The “Least Stringent Standard” for the purposes of Section 1.36(i) (definition of Environmental Matters) may differ from the “Least Stringent Standard” for purposes of Section 9.8(b).

(b)           Progress Energy’s and Progress Fuels’ indemnification obligations under Section 9.2(a)(x) and Section 9.2(a)(i) with respect to an Environmental Response Action at any Current Property for which an Initial Written Notice has been provided by Holdings prior to the seventh anniversary of the Closing Date, shall be deemed complete (i) upon receipt of a “no further action” letter or the equivalent thereof with respect to such Environmental Response Action from an appropriate Governmental Authority with jurisdiction over the relevant Current Property and Environmental Response Action, or (ii) if it is a type of Environmental Response Action for which a “no further action” letter or the equivalent thereof is not typically issued, the receipt of a certification from an environmental consultant approved by Holdings and Progress Energy (such approval not to be unreasonably withheld) that the requirements of the Least Stringent Standard have been achieved; and (iii) with respect to a Leased Real Property where an Environmental Claim brought by a Person with rights under an Applicable Lease Agreement (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy may choose to pursue at its sole cost and expense) requires an Environmental Response Action that is more stringent than the Least Stringent Standard (A) upon completion of the implementation of the required more stringent Environmental Response Action, and (B) to the extent requested by Holdings, upon receipt of written confirmation from the owner of the Real Property (or other Person with rights under the Applicable Lease Agreement) that the obligations under the Applicable Lease Agreement with respect to the Environmental Response Action have been satisfied (except to the extent that such written confirmation cannot be obtained after Progress Energy has used best efforts to obtain such written confirmation).

(c)           Notwithstanding anything to the contrary in Section 9.7 and 9.8, Progress Energy shall not be responsible for any obligations or requirements contained in any Applicable Lease Agreements arising out of an Environmental Response Action at any Leased Real Property that would not have been required but for changes in applicable Environmental Laws after the Closing Date.

9.9           Insurance Proceeds.  Each party agrees that it will use commercially reasonable efforts to obtain insurance proceeds under existing policies and the amount of indemnification under Article IX shall be reduced by the amount of insurance proceeds actually received by the indemnified party (net of any expenses incurred relating to such insurance claim), and if the indemnification payment has already been made by the indemnifying party, then the indemnified party shall pay over the insurance proceeds to the extent the insurance proceeds received do not exceed the indemnification payment plus the amount of other Losses with respect to which no indemnification payment has been made; provided, further, that this Section 9.9 shall not relieve any indemnifying party of its obligations hereunder.

9.10         Procedures and Standards for Asbestos Abatement.

(a)           Notwithstanding anything in this Agreement to the contrary, these provisions shall govern the procedures and standards for Abatement of Asbestos (“Asbestos Abatement”) at any Current Property for which Progress Energy and/or Progress Fuels has an indemnity obligation under Section 9.2.

(b)           For any Asbestos located at any Current Property for which Progress Energy and/or Progress Fuels has an indemnification obligation under Section 9.2, Holdings shall submit an Initial Written Notification to Progress Energy in the same manner described by Section 9.7(c) along with (i) copies of any inspections, surveys, testing data, reports and other documentation in the possession of Holdings relevant to the subject matter of the Initial Written Notice; (ii) the nature of the activities proposed to be undertaken; (iii) the identity of the asbestos professional proposed to undertake the action; and (iv) the estimated cost associated with such action (to the extent then estimable) (an “Asbestos Abatement Proposal”).  Any such Asbestos Abatement Proposal shall be exchanged, handled and implemented as between Holdings and Progress Energy, consistent (to the extent practicable) with the procedures for implementing a Holdings Controlled Environmental Response Action under Section 9.7 of this Agreement.  Progress Energy shall have an opportunity to promptly verify the information forming the basis of the claimed indemnity obligation at its own expense.  Holdings shall reasonably cooperate and facilitate such verification to the extent that Progress Energy needs reasonable access to the relevant Current Property to conduct a verification investigation.

(c)           Notwithstanding anything in this Agreement to the contrary, the Parties agree that the applicable standard with respect to any Asbestos Abatement at any Current Property for which Progress Energy and Progress Fuel have an indemnification obligation under Section 9.2(a)(vii) and Section 9.2(a)(i) shall be the least costly or least stringent standard that:  (1) complies with applicable Asbestos Laws in effect as of the Closing Date; (2) complies with applicable Permits required pursuant to Asbestos Laws in effect as of the Closing Date; (3) complies with and is consistent with (i) settlements, Claims (including any such Claims relating to Applicable Lease Agreements) after exhaustion of any administrative remedies or litigation appeals that Progress Energy may choose to pursue at its sole cost and expense and other agreements entered into with third parties or Governmental Authorities with respect to an Asbestos Abatement at any Current Property; or (ii) consent decrees, consent agreements or orders issued by Governmental Authorities with respect to an Asbestos Abatement at any Current Property; and (4) is consistent with Holdings’, the Companies’ or the Subsidiaries’ industrial use of the relevant Current Property (the “Least Stringent Abatement Remedy”); provided, however, Progress Energy and Progress Fuels shall comply with a standard that is more stringent than the Least Stringent Abatement Remedy in the event required by an Environmental Claim (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy chooses to pursue and Progress Energy’s sole cost and expense) brought by a Person with rights under an Applicable Lease Agreement.  Except as required by the preceding sentence, in the event that Holdings desires that the Asbestos Abatement achieve a standard that exceeds or is more costly than the Least Stringent Abatement Remedy, the parties agree to negotiate, in good faith, a separate set of site-specific procedures with respect thereto, and Holdings shall bear the additional costs associated with pursuing the more stringent or costly remedy.

(d)           Progress Energy and/or Progress Fuels shall promptly reimburse Holdings for any and all Losses incurred by Holdings with respect to any actions undertaken by Holdings with respect to any Asbestos Abatement at any Current Property for which Progress Energy and/or Progress Fuels has an indemnification obligation under Section 9.2(a).

(e)           Progress Energy’s and Progress Fuels’ indemnification obligations under this Agreement with respect to an Asbestos Abatement at any Current Property shall be deemed complete (i) upon receipt of a “no further action” letter or the equivalent thereof with respect to such Asbestos Abatement from an appropriate Governmental Authority with jurisdiction over the relevant Current Property and Asbestos Abatement, or (ii) if it is a type of Asbestos Abatement for which a “no further action” letter or the equivalent thereof is not typically issued, the receipt of a certification from an asbestos professional that the requirements of the Least Stringent Abatement Remedy have been achieved; and (iii) with respect to a Leased Real Property where a Claim with respect to an Asbestos Abatement brought by a Person with rights under an Applicable Lease Agreement (after the exhaustion of any administrative remedies or litigation appeals that Progress Energy may choose to pursue at its sole cost and expense), requires an Asbestos Abatement that is more stringent than the Least Stringent Abatement Remedy (A) upon completion of the implementation of the required more stringent Asbestos Abatement, and (B) to the extent requested by Holdings, upon receipt of written confirmation from the owner of the Real Property (or other Person with rights under the Applicable Lease Agreement) that the obligations under the Applicable Lease Agreement with respect to the Asbestos Abatement have been satisfied (except to the extent that such written confirmation cannot be obtained after Progress Energy has used best efforts to obtain such written confirmation).

(f)            Notwithstanding anything to the contrary in Section 9.10, Progress Energy shall not be responsible for any obligations or requirements contained in any Applicable Lease

Agreements arising out of an Asbestos Abatement at any Leased Real Property that would not have been required but for changes in applicable Asbestos Laws after the Closing Date.

ARTICLE X
TERMINATION

10.1         Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, but prior to the Closing Date only as follows:

(a)           by mutual written consent of Holdings and Progress Fuels;

(b)           by Holdings or Progress Fuels if the Closing Date shall not have occurred on or before June 17, 2005 (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

(c)           by Holdings or Progress Fuels, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           by Progress Fuels, if (i) any of the representations and warranties of Holdings and the Merger Subs contained in Article V shall fail to be true and correct such that the condition set forth in Section 7.3(a) with respect to representations and warranties would not be satisfied or (ii) Holdings and the Merger Subs shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.3(b) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Progress Energy, Progress Fuels or either Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Holdings has received written notice from Progress Fuels of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the date contained in Section 10.1(b)); or

(e)           by Holdings or the Merger Subs, if (i) any of the representations and warranties of Progress Energy and Progress Fuels contained in Article III and Article IV shall fail to be true and correct such that the condition set forth in Section 7.2(b) with respect to representations and warranties would not be satisfied or (ii) Progress Energy, Progress Fuels or either of the Companies shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2(d) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Holdings or either Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Progress Energy, Progress Fuels or either Company has received written notice from Holdings of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the date contained in Section 10.1(b)).

10.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 10.2, Section 6.5, Section 6.7, Article IX and Article XI of this Agreement shall survive any such termination.  Nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1         Entire Agreement.  This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

11.2         Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

11.3         Amendment.  This Agreement may not be amended except by an instrument in writing signed by all of the parties.

11.4         Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.5         Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of New York without regard to the conflicts of law rules thereof, other than the provisions of Section 5-1401 of the New York General Obligations Laws, except, in so far as (a) the consummation of the Progress Rail Merger, which shall be construed and interpreted in accordance with the ABCA and (b) the consummation of the Progress Metal Merger, which shall be construed and interpreted in accordance with the KBCA.

11.6         Assignment.  This Agreement and each party’s respective rights hereunder may not be assigned at any time except (i) by Holdings to any lenders as collateral in connection with the transactions contemplated hereby or to any future buyer of the Companies, any of the Subsidiaries or any portion of the Business or (ii) as expressly set forth herein without the prior written consent of the other parties.

11.7         Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.7:

If to Progress Fuels or Progress Energy:		Progress Energy, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601
	Attention:	Mr. Don K. Davis
Executive Vice President
- Rail and Telecom
Telecopy: (919) 546-2405

With a copy to:		Progress Energy Service Company, LLC
410 South Wilmington Street
Raleigh, North Carolina 27601
	Attention:	Mr. David B. Fountain
Deputy General Counsel
Telecopy: (919) 546-2920

and

Hunton & Williams
One Hannover Square
Suite 1400
Fayetteville Street Mall
Raleigh, North Carolina 27601
Attention: Timothy S. Goettel, Esq.
Telecopy: (919) 833-6352

If to Holdings:		c/o One Equity Partners LLC
One Bank One Plaza, 14th Floor
Chicago, Illinois 60670-0610
Attention: Thomas J. Kichler
Telecopy: (312) 732-7495

With a copy to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Ira White
Telecopy: (212) 309-6001

11.8         Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.9         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties , including Progress Fuels with respect to Section 8.3, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.10       Interpretation.  Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

11.11       Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.12       No Reliance.  No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Progress Fuels and Holdings assume no liability to any third party because of any reliance on the representations, warranties and agreements of Progress Fuels and Holdings contained in this Agreement, other than persons entitled to indemnification under Article VIII or Article IX.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

PROGRESS RAIL SERVICES HOLDINGS CORP.

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	Treasurer

PRSC ACQUISITION CORP.

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	Treasurer

PMRC ACQUISITION CO.

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	Treasurer

PROGRESS RAIL SERVICES CORPORATION

By:	/s/ William P. Ainsworth
Name:	William P. Ainsworth
Title:	President and Chief Executive Officer

PROGRESS METAL RECLAMATION COMPANY

By:	/s/ David R. Klementz
Name:	David R. Klementz
Title:	Treasurer

PROGRESS FUELS CORPORATION

By:	/s/ Tom D. Kilgore
Name:	Tom D. Kilgore
Title:	President

PROGRESS ENERGY, INC., with respect to Articles III, VI, VIII and IX

By:	/s/ Geoffrey S. Chatas
Name:	Geoffrey S. Chatas
Title:	Executive Vice President